The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and accompanying prospectuses are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-140254

SUBJECT TO COMPLETION, DATED APRIL 9, 2007

Prospectus Supplement

(To Prospectuses dated February 9, 2007)

5,112,500 Shares

Common Stock

We are offering 869,617 shares of our common stock. The selling stockholder identified in this prospectus supplement is offering 4,242,883 shares of our common stock. Except as described in this prospectus supplement, we will not receive any of the proceeds from the sale of the shares by the selling stockholder.

Our common stock is traded on The Nasdaq Global Market under the symbol “TTES.” The last reported sale price of the common stock on The Nasdaq Global Market on April 5, 2007 was $21.80 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page S-9 of this prospectus supplement and page 4 of each of the accompanying prospectuses.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to T-3 Energy Services, Inc. (before expenses)	$	$
Proceeds to the selling stockholder (before expenses)	$	$

We have granted the underwriters a 30-day option to purchase up to 130,442 shares and the selling stockholder has granted the underwriters a 30-day option to purchase up to 636,433 shares at the public offering price, less the underwriters’ discount, to cover any over-allotments.

Delivery of the shares will be made on or about April     , 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectuses to which it relates. Any representation to the contrary is a criminal offense.

Bear, Stearns & Co. Inc.

Simmons & Company

International

Pritchard Capital Partners, LLC

The date of this prospectus supplement is April     , 2007

Ram Blowout Preventer

Ball Valve

Annular Blowout Preventer

T3® Energy Services

Well Servicing Choke

Blowout Preventer Stack

Control Valve

Production Choke With Low Voltage Actuator

Gate Valve

Ram Blocks

Prospectus Supplement

i

ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part consists of the accompanying prospectuses, which gives more general information, some of which may not apply to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectuses, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectuses. We and the selling stockholder have not, and the underwriters have not, authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We and the selling stockholder are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectuses is accurate as of any date other than the dates of this prospectus supplement or the accompanying prospectuses or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in or incorporated by reference into this prospectus supplement, our filings with the Securities and Exchange Commission, or the Commission, and our public releases, including, but not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management, assumptions regarding our future performance and plans, and any financial guidance provided therein, are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933, or the Securities Act, and Section 21E(i) of the Securities Exchange Act of 1934, or the Exchange Act. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “budget,” “predict,” “project,” “expect” and similar expressions identify these forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those discussed in the section entitled “Risk Factors” included in this prospectus supplement and elsewhere in or incorporated by reference into this prospectus supplement, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our subsequent Commission filings.

These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control.

Although we believe our estimates and assumptions are reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. Our assumptions about future events may prove to be inaccurate. We caution you that the forward-looking statements contained in, or incorporated by reference into, this prospectus supplement are not guarantees of future performance, and we cannot assure you that those statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the section entitled “Risk Factors” included in this prospectus supplement and elsewhere in or incorporated by reference into this prospectus supplement, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our subsequent Commission filings. All forward-looking statements speak only as of the date of this prospectus supplement. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectuses, but may not contain all information that may be important to you. This prospectus supplement and the accompanying prospectuses include specific terms of this offering, information about our business and financial data. You should carefully read this prospectus supplement, the accompanying prospectuses and the documents incorporated herein and therein in their entirety before making an investment decision. Unless otherwise indicated, this prospectus supplement assumes no exercise of the underwriters’ over-allotment option. In this prospectus supplement, the terms “T-3 Energy Services,” “T-3,” “we,” “us,” “our” and similar terms mean T-3 Energy Services, Inc. and its consolidated subsidiaries.

T-3 ENERGY SERVICES, INC.

Overview

We design, manufacture, repair and service products used in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas. Our products are used in both onshore and offshore applications throughout the world. Our customer base consists of leading drilling contractors, exploration and production companies and pipeline companies, including Nabors Drilling International, Grey Wolf Drilling, Trinidad Drilling, Ensign, Diamond Offshore Drilling, Pride International, Noble Drilling, GlobalSanta Fe, Marathon Petroleum Company and Exxon Mobil Corporation, among others.

As of March 31, 2007, we had 18 manufacturing facilities strategically located throughout North America. We focus on providing our customers rapid response times for our products and services. In the last twelve to eighteen months, we have experienced increased demand and have begun to expand, and will continue to expand, our manufacturing and repair capacity to meet our customers’ needs.

From April 2003 through March 31, 2007, we have introduced 43 new products, and plan to continue to focus on new product development. We believe that the products we design or manufacture, which we call original equipment products, have gained market acceptance, resulting in greater sales to customers that use our products in both domestic and international operations.

The information below highlights our results of operations for the year ending December 31, 2006 as compared to the same period in 2005:

•	Our revenues increased approximately 58% to $163.1 million from $103.2 million;

•	Our percentage of revenues from original equipment products increased to 65% from 57%;

•	Our income from operations increased approximately 108% to $28.8 million from $13.8 million; and

•	Our backlog increased approximately 110% to $63.3 million from $30.1 million.

We have three product lines: pressure and flow control, wellhead and pipeline, which generated 73%, 18% and 9% of our total revenue, respectively, for the year ended December 31, 2006. We offer new products and aftermarket parts and services for each product line. Aftermarket parts and services include all remanufactured products and parts, repair and field services. Original equipment products generated 65% and aftermarket parts and services generated 35% of our total revenues, respectively, for the year ended December 31, 2006.

Pressure and Flow Control.    We design, manufacture and provide aftermarket parts and services for pressure and flow control products used in the drilling, completion, production and workover of onshore and offshore oil and gas wells. Our pressure and flow control products include:

•	blow-out preventers, or BOPS;

•	BOP control systems;

•	elastomer products;

•	production, drilling and well service chokes;

•	manifolds; and

•	control valves.

Wellhead.    We design, manufacture and provide aftermarket parts and services for wellhead equipment used for onshore oil and gas production. Our wellhead products include wellheads, production chokes and production valves. Wellhead products are sold to oil and gas producers and are used during both the drilling and completion phases of an oil or gas well, as well as during the productive life of a well. Currently, our wellhead products and services are focused on product remanufacturing, installation and repair.

Pipeline.    We design, manufacture and provide aftermarket parts and services for a wide variety of valves primarily for onshore pipeline applications. Our pipeline products include a wide variety of valves for pipeline applications, including gate, ball, control and check valves. Our pipeline valves and related products are used in field or gathering systems and in interstate pipeline transmission systems. Currently, our pipeline products and services are focused on product remanufacturing, installation and repair.

Our Industry

Demand for our pressure and flow control and wellhead products and services is driven by exploration and development activity levels, which in turn are directly related to current and anticipated oil and gas prices. Demand for our pipeline products and services is driven by maintenance, repair and construction activities for pipeline, gathering and transmission systems. Market conditions have resulted in a significant increase in demand for drilling and production equipment and services.

We believe our business will benefit from the following:

•

Strong drilling rig activity.    Approximately 250 new drilling rigs entered the market during 2006. Spears & Associates, Inc. estimates that approximately the same number of drilling rigs will enter the U.S. market over the next year. According to Baker Hughes, the average U.S. drilling rig count is expected to increase by approximately 9% in 2007 while the number of wells drilled is expected to increase by approximately 12%. According to the Energy Information Administration, or EIA, the number of wells drilled during the year ended December 31, 2006 increased 21% over the number of wells drilled over the same period in 2005. We believe these additional drilling rigs and the expected increase in wells drilled will positively impact demand for our products and services.

•

U.S. hydrocarbon demand growth outpacing U.S. supply growth.    According to the EIA, from 1990 to 2006, demand for natural gas in the U.S. grew at an annual rate of 0.7% while the U.S. domestic supply grew at an annual rate of 0.2%. The EIA recently estimated that U.S. domestic consumption of natural gas exceeded domestic production by 12% in 2006, a gap that the EIA forecasts will expand to 19% by 2010.

•

Increased decline rates in natural gas basins in the U.S.    As the chart below shows, even though the number of U.S. natural gas wells drilled per year has increased approximately 231% over the past decade from 9,539 to 31,587, a corresponding increase in production has not been realized. We believe that supply has not increased, in part, because of the accelerating decline rates of production from new wells drilled. A study published by the National Petroleum Council in September 2003 concluded that as a result of domestic natural gas decline rates of 25% to 30% per year, 80% of natural gas production in ten years will be from wells that had not yet been drilled. We believe this should create incentives to increase drilling activities in the U.S., which should increase the market for our products and services.

Source: Energy Information Administration

Our Strategy

Our strategy is to better position ourselves to capitalize on increased drilling activity in the oil and gas industry. We believe this increased activity will result in additional demand for our products and services. We intend to:

•

Expand our manufacturing capacity through facility expansions and improvements.    We have expanded our manufacturing capacity to increase the volume and number of products we manufacture, with an emphasis on our pressure and flow control product line. We invested approximately $5.4 million during 2006 on this expansion effort, which includes increasing our BOP manufacturing capacity from ten to 25 units per month by upgrading and expanding our machining capabilities at our existing facilities, along with our expansion into Buffalo and Tyler, Texas, Casper, Wyoming and Indianapolis, Indiana by opening four facilities during 2006. We expect to invest up to $9.7 million in 2007 to expand capacity by:

•	expanding our BOP repair capacity from 7 stacks per month to 11 stacks per month;

•	opening additional facilities for our wellhead product line;

•	opening additional facilities for our pipeline product line; and

•	expanding our elastomer producing capacity in North America.

•	Continue new product development. Since April 2003, we have introduced 43 new products, and we will continue to focus on new product development across all of our product lines, with a continued

focus on pressure and flow control products and more recently on wellhead products. To support our expansion, we have increased our engineering department staff to 21 employees and contract personnel as of December 31, 2006, compared to eight employees at December 31, 2005. A significant portion of this increase in engineering staff is related to our increased focus on our wellhead product line.

•

Expand our geographic areas of operation.    We intend to expand our geographic areas of operation, with particular focus on field services for our wellhead and pipeline product lines. We are expanding our wellhead and pipeline repair and remanufacturing services by establishing facilities in areas we believe will have high drilling activity, such as the Barnett Shale in North Texas, the Cotton Valley trend in the East Texas Basin, the Fayetteville Shale in the Arkoma Basin and the Rocky Mountain and Appalachian regions. For example, during 2006, we continued our expansion into the Rocky Mountain region by acquiring KC Machine LLC, located in Rock Springs, Wyoming, and opening a facility in Casper, Wyoming. In addition, we expanded into the East Texas Region by opening two facilities and the Midwest region by opening a facility in Indianapolis, Indiana. Also, during 2007 we established a presence in the Arkoma Basin by opening a facility in Conway, Arkansas.

•

Pursue strategic acquisitions and alliances.    Our acquisition strategy will focus on broadening our markets and existing product offerings. For example, in the first quarter of 2007 we entered into an agreement with Gefro Oilfield Services ASA to market our products and services and serve as an authorized repair center from their base in Stavanger, Norway. In 2006, we acquired KC Machine LLC, located in Rock Springs, Wyoming, to continue our expansion of our pressure and flow control, wellhead and pipeline products and services to customers located in the Rocky Mountain region. In addition, in July 2005, we entered into a joint participation agreement with SYMMSA, a subsidiary of GRUPO R, a conglomerate of companies that provides services to the energy and industrial sectors in Mexico. We will continue to seek similar strategic acquisition and alliance opportunities in the future.

Our Strengths

Our competitive strengths include:

•

Brand name acceptance.    We believe that our T-3 branded products have gained market acceptance with most of the leading drilling contractors, exploration and production companies, and pipeline companies. For example, original equipment product revenue increased approximately 78% from the year ending December 31, 2005 to the year ending December 31, 2006, and our revenues generated from original equipment products have increased from 57% of total revenue in the year ending December 31, 2005 to 65% in the year ending December 31, 2006.

•

Rapid response time.    Our 18 manufacturing facilities strategically located in Texas, Louisiana, Wyoming, Indiana, Arkansas and Alberta, Canada enable us to provide rapid response times to our customers’ original equipment product manufacturing and aftermarket demands. Our ability to manufacture and deliver our products from multiple facilities provides us with an advantage compared to many of our larger competitors with regard to production and delivery lead times. Our aftermarket parts and services business also enables us to provide critical services to our customers at the well site.

•

Customer-focused approach.    A number of our new original equipment products have been developed as a result of specific design requests from our customers. Our sales and engineering teams have worked with several leading drilling contractors and exploration and production companies to design and manufacture products that address certain of their concerns regarding operational efficiencies and safety.

•

Engineering and new product development capabilities.    We have significantly expanded our engineering and new product development capabilities. Our engineering staff has developed 43 new products since April 2003, including enhanced ram and annular BOPs, production and drilling chokes and API valves. For example, we have developed a proprietary BOP with an enclosed hydraulic system for extreme cold weather environments. We have also developed a large bore subsea BOP and shearing package for dynamically positioned rigs.

•

Leading aftermarket position in core geographic markets.    We believe we are a leading provider of aftermarket products and services for pressure control products in the Gulf Coast and Canada. We provide aftermarket services for our products as well as other brands, including BOPs sold by our major competitors. Our strong aftermarket business provides us consistent cash flows and generates marketing opportunities for our original equipment products business.

Recent Developments

First Quarter 2007 Financial Update.    We believe that our revenues for the first quarter of 2007 will be in the range of $46.5 million to $49.0 million and that our backlog as of March 31, 2007 will be in the range of $68.0 million to $70.0 million. We reported revenues for the fourth quarter of 2006 in the amount of $45.2 million and backlog as of December 31, 2006 in the amount of $63.3 million.

First Quarter 2007 Expansion and Operational Update.    During the first quarter of 2007, we expanded into Arkansas by opening a facility in Conway, Arkansas to provide wellhead and pipeline products and repair and field services to oil and gas production and pipeline transmission companies whose operations are actively involved in the Fayetteville Shale in the Arkoma Basin. In addition, we entered into an agreement with Gefro Oilfield Services ASA to market our products and services and serve as an authorized repair center from its base in Stavanger, Norway.

Sale by First Reserve Fund VIII

We were capitalized by First Reserve Fund VIII, L.P., or First Reserve Fund VIII, in 2000. First Reserve Fund VIII is managed by First Reserve Corporation, or First Reserve, which is a private equity firm specializing in the energy industry. On November 30, 2006, First Reserve Fund VIII sold 4.5 million shares of our common stock in a series of block trades. Upon completion of that disposition and immediately prior to this offering, First Reserve beneficially owned approximately 44.2% of our outstanding common stock through First Reserve Fund VIII, which is the selling stockholder in this offering. Upon completion of this offering, and assuming the underwriters exercise their over-allotment option in full, First Reserve will beneficially own 38,334 shares of our common stock, which consist of shares of our common stock underlying stock options issued to two officers of First Reserve when they were directors on our board. These options are immediately exercisable.

Upon completion of this offering, Joseph R. Edwards, a director of First Reserve, will resign as a member of our board of directors. Additionally, the sale of our common stock by First Reserve Fund VIII in November 2006 coupled with its sale of our common stock in this offering will constitute a “change of control” pursuant to the terms of our employment agreement with Gus D. Halas, our Chairman, President and Chief Executive Officer. As a result, upon closing of this offering Mr. Halas will be entitled to a change of control payment from us of $1.6 million, which is two times the average of his salary and bonus over the past two years, and 66,667 unvested stock options with an exercise price of $12.31 and 75,000 unvested shares of restricted stock held by Mr. Halas will become fully vested. We expect to take a compensation charge in the second quarter of 2007 in the amount of approximately $2.2 million, net of tax, for the payment to Mr. Halas of the $1.6 million change of control payment and the immediate vesting of previously unvested stock options and restricted stock held by him pursuant to the terms of his existing employment agreement. Please see “Executive Compensation—Other Potential Post-Employment Payments.”

Our Offices

Our principal executive offices are located at 7135 Ardmore, Houston, Texas 77054, and our telephone number is (713) 996-4110. Our website is www.t3energyservices.com. Information contained in our website, or any other website, does not constitute a part of this prospectus.

THE OFFERING

Common stock offered by T-3	869,617 shares (or 1,000,059 shares if the underwriters exercise their over-allotment option in full)

Common stock offered by the selling stockholder	4,242,883 shares (or 4,879,316 shares if the underwriters exercise their over-allotment option in full) (1)

Total shares of common stock offered	5,112,500 shares (or 5,879,375 shares if the underwriters exercise their over-allotment option in full) (1)

Common stock outstanding after this offering	11,632,748 (or 12,077,133 shares if the underwriters exercise their over-allotment option in full) (1) (2)

Use of proceeds

We estimate that our net proceeds from the sale of the shares offered by us, after deducting underwriting discounts and commissions and our estimated offering expenses, will be approximately $17.6 million ($20.3 million if the underwriters exercise their over-allotment option in full). Except as described below with respect to the exercise of warrants held by the selling stockholder, we will not receive any proceeds from the sale of the shares of our common stock sold by the selling stockholder.

We intend to use up to $10.0 million of the net proceeds to fund the planned expansion of our facilities and increase our manufacturing capacity, $2.5 million to exercise the purchase option on one of our facilities and the remainder to repay amounts outstanding under our senior credit facility, if applicable, and for working capital and general corporate purposes, including a change of control payment in the amount of $1.6 million made to our chief executive officer pursuant to the terms of his existing employment agreement upon completion of this offering. If the underwriters exercise their over-allotment option in full, we intend to use the net proceeds from the sale of the 130,442 shares to be sold by us for working capital and general corporate purposes.

Of the 636,433 shares to be sold by the selling stockholder upon the exercise of the underwriters’ over-allotment option, 313,943 shares underlie exercisable warrants to purchase our common stock for $12.80 per share. As a result, if the underwriters exercise their over-allotment option in full, we will indirectly receive proceeds of $4.0 million through the exercise by the selling stockholder of these warrants. We intend to use any proceeds from the selling stockholder’s exercise of the warrants for working capital and general corporate purposes. We will not receive any proceeds from the sale of 322,490 shares of common stock currently owned by the selling stockholder, which do not underlie warrants and which are subject to the underwriters’ over-allotment option. See “Use of Proceeds.”

NASDAQ Global Market symbol	TTES

(1)	If the underwriters exercise their over-allotment option in full, we will issue and sell an additional 130,442 shares of our common stock and the selling stockholder will sell an additional 636,433 shares of our common stock, including 313,943 shares of common stock issued pursuant to the exercise of warrants currently held by the selling stockholder. The exercise price for the warrants is $12.80 per share. We had 10,763,131 shares of our common stock outstanding at March 31, 2007.
(2)	The number of shares shown to be outstanding after the consummation of the offering is based on the number of shares of our common stock outstanding as of March 31, 2007, and does not include shares reserved for issuance upon the exercise of options granted or available under our stock incentive plan. As of March 31, 2007, we had outstanding options to purchase 1,236,596 shares of our common stock with a weighted average exercise price of $14.08 per share and outstanding warrants to purchase 327,862 shares of our common stock with a weighted average exercise price of $12.80 per share.

SUMMARY FINANCIAL DATA

The following summary consolidated financial data for each of the three years in the period ended December 31, 2006 has been derived from our audited annual consolidated financial statements. The following information should be read in conjunction with our consolidated financial statements and the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included or incorporated by reference in this prospectus supplement.

	Years Ended December 31,
	2004	2005	2006
	(in thousands except per share amounts)
Operating Data:
Revenues	$67,428	$103,218	$163,145
Income from operations (1)(2)	6,425	13,813	28,754
Income from continuing operations (1)(2)	2,872	8,055	18,415
Loss from discontinued operations, net of tax (3)	(1,353)	(3,542)	(323)

Net income	$1,519	$4,513	$18,092

Basic earnings (loss) per common share:
Continuing operations	$0.27	$0.76	$1.74
Discontinued operations	(0.13)	(0.33)	(0.03)

Net income (loss) per common share	$0.14	$0.43	$1.71

Diluted earnings (loss) per common share: (4)
Continuing operations	$0.27	$0.75	$1.68
Discontinued operations	(0.13)	(0.33)	(0.03)

Net income (loss) per common share	$0.14	$0.42	$1.65

Weighted average common shares outstanding:
Basic	10,582	10,582	10,613
Diluted (4)	10,585	10,670	10,934

Balance Sheet Data (as of the end of the period):
Total assets	142,341	140,788	162,643
Long-term debt, less current maturities	18,824	7,058	—
Total stockholders’ equity	104,316	109,212	130,160

Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$5,574	$3,990	$18,999
Investing activities	(11,033)	(1,746)	(10,612)
Financing activities	(6,414)	(11,774)	(6,024)

Other Financial Data:
EBITDA (5)	$8,808	$17,012	$32,886
Depreciation	2,270	2,492	2,985
Amortization	247	691	535
Purchases of property and equipment	1,929	2,523	9,055
Cash paid for acquisitions, net of cash acquired	10,442	—	2,248

(1)	In 2006, we recorded a $0.4 million charge associated with the Form S-1 registration statement and subsequent amendments. The Form S-1 registration statement was converted into a Form S-3 registration statement in September 2006, which was used by First Reserve Fund VIII to sell 4.5 million shares of our common stock on November 30, 2006 in a series of block trades.
(2)	In 2005, we recorded a $0.6 million charge associated with the termination of a public offering.

(3)	In 2005, we completed the sale of substantially all of the assets of our distribution segment. In 2004, we committed to dispose of substantially all of the assets within our products segment, except for certain assets related to our custom coatings business, along with certain assets within our pressure control segment. The results of operations attributable to those assets are reported as discontinued operations. This resulted in $2.8 million and $0.5 million goodwill and other intangibles impairment charges in 2005 and 2004, respectively, and $0.8 million and $2.4 million long-lived asset impairment charges in 2005 and 2004, respectively.
(4)	For the years ended December 31, 2006, 2005 and 2004, there were 5,325, 85,553 and 451,945 options, respectively, and 0, 332,862 and 517,862 warrants, respectively, that were not included in the computation of diluted earnings per share because their inclusion would have been anti-dilutive. For the year ended December 31, 2006, there were 25,000 shares of restricted stock that were not included in the computation of diluted earnings per share because the current market price at the end of the period does not exceed the target market price.
(5)	EBITDA is a non-generally accepted accounting principle, or GAAP, financial measure equal to income (loss) from continuing operations, the most directly comparable GAAP measure, plus interest expense, net of interest income, provision for income taxes, depreciation and amortization. We have presented EBITDA because we use EBITDA as an integral part of our internal reporting to measure our performance and to evaluate the performance of our senior management. We consider EBITDA to be an important indicator of the operational strength of our business. Management uses EBITDA:

•

as a measure of operating performance that assists us in comparing our performance on a consistent basis because it removes the impact of our capital structure and asset base from our operating results;

•	as a measure for budgeting and for evaluating actual results against our budgets;

•	to assess compliance with financial ratios and covenants included in our senior credit facility;

•	in communications with lenders concerning our financial performance; and

•	to evaluate the viability of potential acquisitions and overall rates of return.

EBITDA eliminates the effect of considerable amounts of non-cash depreciation and amortization. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, we believe that EBITDA provides useful information to our investors regarding our performance and overall results of operations. EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either income (loss) from continuing operations as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA measure presented in this prospectus supplement may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements. We have calculated EBITDA as follows:

	Years Ended December 31,
	2004	2005	2006
	(in thousands)
Income from continuing operations	$2,872	$8,055	$18,415
Interest expense, net	2,114	1,408	794
Provision for income taxes	1,305	4,366	10,157
Depreciation	2,270	2,492	2,985
Amortization	247	691	535

EBITDA	$8,808	$17,012	$32,886

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors described below, together with the other information included in this Annual Report on Form 10-K before you decide to invest in our securities. The risks described below are the material risks of which we are currently aware; however, they may not be the only risks that we may face. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also impair our business. If any of these risks develop into actual events, it could materially and adversely affect our business, financial condition, results of operations and cash flows, the trading price of your shares could decline and you may lose all or part of your investment.

Risks Related to Our Business

If we are unable to successfully manage our growth and implement our business plan, our results of operations will be adversely affected.

We have experienced significant revenue growth in 2006. To maintain our advantage of delivering original equipment products and providing aftermarket services more rapidly than our competitors, we plan to further expand our operations by adding new facilities, upgrading existing facilities and increasing manufacturing and repair capacity. We believe our future success depends in part on our ability to manage this expansion. The following factors could present difficulties for us:

•	inability to integrate operations between existing and new or expanded facilities;

•	lack of a sufficient number of qualified technical and operating personnel;

•	shortage of operating equipment and raw materials necessary to operate our expanded business; and

•	managing the increased costs associated with our expansion.

Our business depends on spending by the oil and gas industry, and this spending and our business may be adversely affected by industry conditions that are beyond our control.

We depend on our customers’ willingness to make operating and capital expenditures to explore for, develop and produce oil and gas. Industry conditions are influenced by numerous factors over which we have no control, such as:

•	the level of drilling activity;

•	the level of oil and gas production;

•	the demand for oil and gas related products;

•	domestic and worldwide economic conditions;

•	political instability in the Middle East and other oil producing regions;

•	the actions of the Organization of Petroleum Exporting Countries;

•	the price of foreign imports of oil and gas, including liquefied natural gas;

•	natural disasters or weather conditions, such as hurricanes;

•	technological advances affecting energy consumption;

•	the level of oil and gas inventories;

•	the cost of producing oil and gas;

•	the price and availability of alternative fuels;

•	merger and divestiture activity among oil and gas producers; and

•	governmental regulation.

The volatility of the oil and gas industry and the consequent impact on drilling activity could reduce the level of drilling and workover activity by some of our customers. Any such reduction could cause a decline in the demand for our products and services.

A decline in or substantial volatility of oil and gas prices could adversely affect the demand and prices for our products and services.

The demand for our products and services is substantially influenced by current and anticipated oil and gas prices and the related level of drilling activity and general production spending in the areas in which we have operations. Volatility or weakness in oil and gas prices (or the perception that oil and gas prices will decrease) affects the spending patterns of our customers and may result in the drilling of fewer new wells or lower production spending for existing wells. This, in turn, could result in lower demand and prices for our products and services.

Historical prices for oil and gas have been volatile and are expected to continue to be volatile. For example, since 1999, oil prices have ranged from as low as $11.37 per barrel to as high as $77.03 per barrel and natural gas prices have ranged from as low as $1.65 per million British thermal units, or MMBtu, to as high as $19.38 per MMBtu. This volatility has in the past and may in the future adversely affect our business. A prolonged low level of activity in the oil and gas industry will adversely affect the demand for our products and services.

We rely on a few key employees whose absence or loss could disrupt our operations or be adverse to our business.

Many key responsibilities within our business have been assigned to a small number of employees. The loss of their services, particularly the loss of our Chairman, President and Chief Executive Officer, Gus D. Halas, and the managers of our wellhead and pipeline product lines, Alvin Dueitt and Jimmy Ray, respectively, could be adverse to our business. Although we have employment and non-competition agreements with Mr. Halas and some of our other key employees, as a practical matter, those agreements will not assure the retention of our employees, and we may not be able to enforce all of the provisions in any employment or non-competition agreement. In addition, we do not maintain “key person” life insurance policies on any of our employees. As a result, we are not insured against any losses resulting from the death or disability of our key employees.

Our inability to deliver our backlog on time could affect our future sales and profitability and our relationships with our customers.

At December 31, 2006, our backlog was approximately $63.3 million. The ability to meet customer delivery schedules for this backlog is dependent on a number of factors including, but not limited to, access to the raw materials required for production, an adequately trained and capable workforce, project engineering expertise for certain large projects, sufficient manufacturing plant capacity and appropriate planning and scheduling of manufacturing resources. Our failure to deliver in accordance with customer expectations may result in damage to existing customer relationships and result in the loss of future business. Failure to deliver backlog in accordance with expectations could negatively impact our financial performance and thus cause adverse changes in the market price of our outstanding common stock. In addition, the cancellation by our customers of existing backlog orders, as a result of an economic downturn or otherwise, could adversely affect our business.

Our industry has recently experienced shortages in the availability of qualified personnel. Any difficulty we experience replacing or adding qualified personnel could adversely affect our business.

Our operations require the services of employees having technical training and experience in our business. As a result, our operations depend on the continuing availability of such personnel. Shortages of qualified personnel are occurring in our industry. If we should suffer any material loss of personnel to competitors, or be unable to employ additional or replacement personnel with the requisite level of training and experience, our operations could be adversely affected. A significant increase in the wages paid by other employers could result in a reduction in our workforce, increases in wage rates, or both.

Shortages of raw materials may restrict our operations.

The forgings, castings and outsourced coating services necessary for us to make our products are in high demand from our competitors and from participants in other industries. There can be no assurance that we will be able to continue to purchase these raw materials on a timely basis or at acceptable prices. Shortages could result in increased prices that we may be unable to pass on to customers. In addition, during periods of shortages, delivery times may be substantially longer. Any significant delay in our obtaining raw materials would have a corresponding delay in the manufacturing and delivery of our products. Any such delay might jeopardize our relationships with our customers and result in a loss of future business.

We intend to expand our business through strategic acquisitions. Our acquisition strategy exposes us to various risks, including those relating to difficulties in identifying suitable acquisition opportunities and integrating businesses and the potential for increased leverage or debt service requirements.

We have pursued and intend to continue to pursue strategic acquisitions of complementary assets and businesses. Acquisitions involve numerous risks, including:

•	unanticipated costs and exposure to unforeseen liabilities;

•	difficulty in integrating the operations and assets of the acquired businesses;

•	potential loss of key employees and customers of the acquired company;

•	our ability to properly establish and maintain effective internal controls over an acquired company; and

•	risk of entering markets in which we have limited prior experience.

Our failure to achieve consolidation savings, to incorporate the acquired businesses and assets into our existing operations successfully or to minimize any unforeseen operational difficulties could have an adverse effect on our business.

In addition, we may incur indebtedness to finance future acquisitions and also may issue equity securities in connection with such acquisitions. Debt service requirements could represent a burden on our results of operations and financial condition and the issuance of additional equity securities could be dilutive to our existing stockholders.

The oilfield service industry in which we operate is highly competitive, which may result in a loss of market share or a decrease in revenue or profit margins.

Our products and services are subject to competition from a number of similarly sized or larger businesses. Factors that affect competition include timely delivery of products and services, reputation, price, manufacturing capabilities, availability of plant capacity, performance and dependability. Any failure to adapt to a changing competitive environment may result in a loss of market share and a decrease in revenue and profit margins. One of our competitive advantages is our short production and delivery lead times relative to our competitors. If we cannot maintain our rapid response times, or if our competitors are able to reduce their response times, we may lose future business. In addition, many of our competitors have greater financial and other resources than we do, which may allow them to address these factors more effectively than we can or weather industry downturns more easily than we can.

If we do not develop and commercialize new competitive products, our revenue may decline.

To remain competitive in the market for pressure control products and services, we must continue to develop and commercialize new products. If we are not able to develop commercially competitive products in a timely manner in response to industry demands, our business and revenues will be adversely affected. Our future ability to develop new products depends on our ability to:

•	design and commercially produce products that meet the needs of our customers;

•	successfully market new products; and

•	protect our proprietary designs from our competitors.

We may encounter resource constraints or technical or other difficulties that could delay introduction of new products and services. Our competitors may introduce new products before we do and achieve a competitive advantage.

Additionally, the time and expense invested in product development may not result in commercial products or provide revenues. Moreover, we may experience operating losses after new products are introduced and commercialized because of high start-up costs, unexpected manufacturing costs or problems, or lack of demand.

The cyclical nature of or a prolonged downturn in our industry could affect the carrying value of our goodwill.

Since 2003, we have incurred goodwill impairments related to continuing and discontinued operations totaling $29.5 million. As of December 31, 2006, we had approximately $70.6 million of goodwill. Our estimates of the value of our goodwill could be reduced as a result of various factors, some of which are beyond our control.

We may be faced with product liability claims.

Most of our products are used in hazardous drilling and production applications where an accident or a failure of a product can cause personal injury, loss of life, damage to property, equipment or the environment, or suspension of operations. Despite our quality assurance measures, defects may occur in our products. Any defects could give rise to liability for damages, including consequential damages, and could impair the market’s acceptance of our products. To mitigate our risk of liability for damages, we attempt to disclaim responsibility for consequential damages, but our disclaimers may not be effective. We carry product liability insurance as a part of our commercial general liability coverage of $1 million per occurrence with a $2 million general aggregate annual limit. Additional coverage may also be available under our umbrella policy. Our insurance may not adequately cover our costs arising from defects in our products or otherwise.

Liability to customers under warranties may materially and adversely affect our earnings.

We provide warranties as to the proper operation and conformance to specifications of the products we manufacture. Failure of our products to operate properly or to meet specifications may increase our costs by requiring additional engineering resources and services, replacement of parts and equipment or monetary reimbursement to a customer. We have in the past received warranty claims, and we expect to continue to receive them in the future. To the extent that we incur substantial warranty claims in any period, our reputation, our ability to obtain future business and our earnings could be adversely affected.

Uninsured or underinsured claims or litigation or an increase in our insurance premiums could adversely impact our results.

We maintain insurance to cover potential claims and losses, including claims for personal injury or death resulting from the use of our products. We carry comprehensive insurance, including business interruption insurance, subject to deductibles, at levels we believe are sufficient to cover existing and future claims. It is possible an unexpected judgment could be rendered against us in cases in which we could be uninsured or underinsured and beyond the amounts we currently have reserved or anticipate incurring. Significant increases in the cost of insurance and more restrictive coverage may have an adverse impact on our results of operations. In addition, we may not be able to maintain adequate insurance coverage at rates we believe are reasonable.

Our operations are subject to stringent environmental laws and regulations that may expose us to significant costs and liabilities.

Our operations in the U.S. and abroad are subject to stringent federal, state, provincial and local environmental laws and regulations governing the discharge of materials into the environment and environmental protection. These laws and regulations require us to acquire permits to conduct regulated activities, and to incur capital expenditures to limit or prevent releases of materials from our facilities, and to respond to liabilities for pollution resulting from our operations. Governmental authorities enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly actions. Failure to comply with these laws, regulations and permits may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, and the issuance of injunctions limiting or preventing some or all of our operations.

There is inherent risk of incurring significant environmental costs and liabilities in our business. Joint and several, as well as strict, liability may be incurred in connection with discharges or releases of petroleum hydrocarbons and wastes on, under or from our properties and facilities, many of which have been used for industrial purposes for a number of years, oftentimes by third parties not under our control. Private parties who use our products and facilities where our petroleum hydrocarbons or wastes are taken for reclamation or disposal may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations and for personal injury or property damage. In addition, changes in environmental laws and regulations occur frequently, and any such changes that result in more stringent and costly requirements could have a material adverse effect on our business. For example, passage of climate change legislation that restricts emissions of certain gases, commonly referred to as greenhouse gases, in areas that we operate could adversely affect demand for our products. We may not be able to recover some or any of these costs from insurance.

We will be subject to political, economic and other uncertainties as we expand our international operations.

We intend to continue our expansion into international markets such as Mexico, Canada and Norway. Our international operations are subject to a number of risks inherent in any business operating in foreign countries including, but not limited to:

•	political, social and economic instability;

•	currency fluctuations; and

•	government regulation that is beyond our control.

Our operations have not yet been affected to any significant extent by such conditions or events, but as our international operations expand, the exposure to these risks will increase. To the extent we make investments in foreign facilities or receive revenues in currencies other than U.S. dollars, the value of our assets and our income could be adversely affected by fluctuations in the value of local currencies.

If we are unable to complete our assessment of the adequacy of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock.

Under Section 404 of the Sarbanes-Oxley Act of 2002, we will be required to include in each of our future annual reports on Form 10-K, beginning with our annual report for the fiscal year ended December 31, 2007, a report containing our management’s assessment of the effectiveness of our internal control over financial reporting and a related attestation of our independent auditors. We are currently undertaking a comprehensive effort in preparation for compliance with Section 404. This effort includes the documentation and evaluation of our internal controls under the direction of our management. We have been making various changes to our internal control over financial reporting as a result of our review efforts. To date, we have not identified any material weaknesses in our internal control over financial reporting, as defined by the Public Company Accounting Oversight Board. However, due to the number of controls to be examined, the complexity of the project, as well as the subjectivity involved in determining effectiveness of controls, we cannot be certain that all our controls will be considered effective. Therefore, we can give no assurances that our internal control over financial reporting will satisfy the new regulatory requirements. If we are unable to successfully implement the requirements of Section 404, it will prevent our independent auditors from issuing an unqualified attestation report on a timely basis as required by Section 404. In that event, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock.

Risks Relating to Our Common Stock

The market price of our common stock may be volatile or may decline regardless of our operating performance.

The market price of our common stock has experienced, and may continue to experience, substantial volatility. During 2006, the sale prices of our common stock on The Nasdaq Global Market has ranged from a low of $10.00 to a high of $28.10 per share. We expect our common stock to continue to be subject to fluctuations. Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Factors that could cause fluctuation in the stock price may include, among other things:

•	actual or anticipated variations in quarterly operating results;

•	announcements of technological advances by us or our competitors;

•	current events affecting the political and economic environment in the United States;

•	conditions or trends in our industry, including demand for our products and services, technological advances and governmental regulations;

•	litigation involving or affecting us;

•	changes in financial estimates by us or by any securities analysts who might cover our stock; and

•	additions or departures of our key personnel.

The realization of any of these risks and other factors beyond our control could cause the market price of our common stock to decline significantly. In particular, the market price of our common stock may be influenced by variations in oil and gas prices, because demand for our services is closely related to those prices.

We may incur increased costs as a result of no longer being a “controlled company.”

On November 30, 2006, First Reserve Fund VIII sold 4.5 million shares of our common stock. Prior to this sale, because First Reserve Fund VIII held in excess of 50% of our outstanding common stock, we were considered to be controlled by First Reserve Fund VIII under The Nasdaq Global Market rules and were, therefore, eligible for exemptions from provisions of these rules requiring that our board have a majority of independent directors, nominating and corporate governance and compensation committees composed entirely of independent directors and written charters addressing specified matters. As a result of First Reserve Fund VIII’s sale, which reduced First Reserve Fund VIII’s beneficial ownership of our common stock to under 50%, we ceased to be a controlled company within the meaning of The Nasdaq Global Market rules and we will be required to comply with these provisions after the specified transition periods. These rules and regulations may increase our legal and financial compliance costs and make activities more time consuming and costly. We are currently evaluating these new rules, and cannot predict or estimate the amount of additional costs, if any, we may incur or the timing of such costs.

Our ability to issue preferred stock could adversely affect the rights of holders of our common stock.

Our certificate of incorporation authorizes us to issue up to 5,000,000 shares of preferred stock in one or more series on terms that may be determined at the time of issuance by our board of directors. Accordingly, we may issue shares of any series of preferred stock that would rank senior to the common stock as to voting or dividend rights or rights upon our liquidation, dissolution or winding up.

Certain provisions in our charter documents have anti-takeover effects.

Certain provisions of our certificate of incorporation and bylaws may have the effect of delaying, deferring or preventing a change in control of us. Such provisions, including those regulating the nomination and election of directors and limiting who may call special stockholders’ meetings, together with the possible issuance of our preferred stock without stockholder approval, may make it more difficult for other persons, without the approval of our board of directors, to make a tender offer or otherwise acquire substantial amounts of our common stock or to launch other takeover attempts that a stockholder might consider to be in such stockholder’s best interest.

Because we have no plans to pay any dividends for the foreseeable future, investors must look solely to stock appreciation for a return on their investment in us.

We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings to support our operations and growth. Any payment of cash dividends in the future will be dependent on the amount of funds legally available, our earnings, financial condition, capital requirements and other factors that our board of directors may deem relevant. Additionally, our senior credit facility restricts the payment of dividends. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the shares offered by us, after deducting underwriting discounts and commissions and our estimated offering expenses, will be approximately $17.6 million ($20.3 million if the underwriters exercise their over-allotment option in full). Except as described below with respect to the exercise of warrants held by the selling stockholder, we will not receive any proceeds from the sale of shares of common stock sold by the selling stockholder.

We intend to use up to $10.0 million of the net proceeds to fund the planned expansion of our facilities and increase our manufacturing capacity, $2.5 million to exercise the purchase option on one of our facilities and the remainder to repay amounts outstanding under our senior credit facility, if applicable, and for working capital and general corporate purposes, including a change of control payment in the amount of $1.6 million made to our chief executive officer pursuant to the terms of his existing employment agreement upon completion of this offering. Please read “Executive Compensation—Other Potential Post-Employment Payments”. If the underwriters exercise their over-allotment option in full, we intend to use the net proceeds from the sale of the 130,442 shares to be sold by us for working capital and general corporate purposes.

Of the 636,433 shares to be sold by the selling stockholder upon the full exercise of the underwriters’ over-allotment option, 313,943 shares underlie exercisable warrants to purchase our common stock for $12.80 per share. As a result, if the underwriters exercise their over-allotment option in full, we will indirectly receive proceeds of $4.0 million through the exercise by the selling stockholder of these warrants. We intend to use any proceeds from the selling stockholder’s exercise of the warrants for working capital and general corporate purposes. We will not receive any of the proceeds from the sale of 322,490 shares of our common stock currently owned by the selling stockholder, which do not underlie warrants and which are subject to the underwriters’ over-allotment option.

Our senior credit facility provides for a $50 million revolving line of credit, maturing September 30, 2007, that we can increase by up to $25 million (not to exceed a total commitment of $75 million) with the approval of the senior lenders. The applicable interest rate of the senior credit facility is governed by our leverage ratio and ranges from prime plus 0.75% to 2.00% or LIBOR plus 1.75% to 3.00%. We have the option to choose between prime and LIBOR when borrowing under the revolver portion of our senior credit facility, whereas any borrowings under the swing line portion of our senior credit facility are made using prime. At December 31, 2006, the swing line portion of our senior credit facility bore interest at 9.00%, with interest payable quarterly. There were no outstanding borrowings under the revolver portion of our senior credit facility at December 31, 2006. The effective interest rate of our senior credit facility, including amortization of deferred loan costs, was 12.68% during 2006. The effective interest rate, excluding amortization of deferred loan costs, was 9.14% during 2006.

The amounts that we actually expend for working capital and other general corporate purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash that we generate from operations. We will retain broad discretion over the use of the net proceeds of this offering. We may use a portion of the net proceeds for the acquisition of businesses, products or technologies. We have no current agreements or commitments for any such acquisitions. Pending these uses, we may use the net proceeds to pay down our indebtedness or we may invest the net proceeds of this offering in short-term money market and money market equivalent securities.

An increase or decrease in the assumed offering price by $1.00 per share would cause the net proceeds from this offering, after deducting underwriting discounts and commissions but before deducting estimated offering expenses, to increase or decrease by approximately $825,000.

CAPITALIZATION

The following table shows our capitalization as of December 31, 2006:

•	on an actual basis; and

•

on an adjusted basis to give effect to the sale of our shares of common stock in this offering at an assumed offering price of $21.80 per share (the last reported sales price of our common stock on April 5, 2007) and the application of the estimated net proceeds from this offering after deducting underwriting discounts and commissions and our estimated offering expenses, as described under the caption “Use of Proceeds.”

This table should be read in conjunction with the information under “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited consolidated financial statements for the year ended December 31, 2006 and related notes and other financial information included elsewhere in, or incorporated by reference into, this prospectus supplement.

	December 31, 2006
	Actual	As Adjusted (1)
	(audited)
	(in thousands except per share data)
Cash and cash equivalents (2)	$3,393	$19,291

Total debt:
Senior credit facility:
Revolving facility	—	—
Swing line	85	—
Canadian revolving line of credit	—	—
Other	—	—
Total debt	$85	$—

Stockholders’ equity:
Preferred stock $.001 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 20,000,000 shares authorized, 10,762,016 shares issued and outstanding, actual and 11,631,633 shares issued and outstanding, as adjusted (3)	11	12
Warrants, 327,862 issued and outstanding, actual and as adjusted (3)	644	644
Additional paid-in capital (4)	126,054	144,652
Retained earnings (5)	2,672	480
Accumulated other comprehensive income	779	779

Total stockholders’ equity	130,160	146,568

Total capitalization	$130,245	146,568

(1)	A $1.00 increase (decrease) in the assumed offering price per share would increase (decrease) the “As Adjusted” cash, additional paid-in capital, total stockholders’ equity and total capitalization line items by approximately $825,000.
(2)	The “As Adjusted” cash has been reduced by $1,600,000 to reflect the change of control payment to Gus D. Halas pursuant to the terms of his existing employment agreement.
(3)	If the underwriters exercise their over-allotment option in full, (a) the selling stockholder will exercise 313,943 warrants to purchase our common stock for $12.80 per share and (b) we will issue an additional 130,442 shares of common stock. As a result, the total number of shares of common stock issued and outstanding as of December 31, 2006 would increase to 12,076,018 and the total number of warrants issued and outstanding would decrease to 13,919.
(4)	The “As Adjusted” additional paid-in capital has been increased to give effect to this offering and the immediate vesting of previously unvested stock options and restricted stock held by Mr. Halas pursuant to the terms of his existing employment agreement.
(5)	The “As Adjusted” retained earnings have been reduced by $2,192,000 for the compensation charge, net of tax, for the payment to Mr. Halas of the $1.6 million change of control payment and the immediate vesting of previously unvested stock options and restricted stock held by him pursuant to the terms of his existing employment agreement.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on The Nasdaq Global Market under the symbol “TTES.”

At March 31, 2007, the number of holders of record of our common stock without determination of the number of individual participants in security positions was 123 with 10,763,131 shares outstanding. High and low sales prices for our common stock for each calendar quarter are as follows:

	Sales Price
	High	Low
2005
First quarter	$10.34	$6.77
Second quarter	13.00	6.62
Third quarter	18.43	9.01
Fourth quarter	16.88	8.90

2006
First quarter	$16.00	$10.00
Second quarter	28.10	15.35
Third quarter	22.93	16.50
Fourth quarter	24.10	18.34

2007
First quarter	$22.21	$18.04
Second quarter (through April 5, 2007)	22.55	20.10

On April 5, 2007, the closing sale price of our common stock, as reported by The Nasdaq Global Market, was $21.80 per share. On that date, there were approximately 123 holders of record. We believe we have over 1,850 beneficial owners of our common stock. We encourage you to obtain current market price quotations for our common stock.

DIVIDEND POLICY

We have not paid or declared dividends on our common stock since our inception and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings to support our operations and growth. Any future dividends will be dependent on the amount of funds legally available, our earnings, financial condition, capital requirements and other factors that our board of directors may deem relevant. In addition, our senior credit facility restricts the payment of dividends.

SELECTED FINANCIAL DATA

The following selected consolidated financial data for each of the five years in the period ended December 31, 2006 has been derived from our audited annual consolidated financial statements. The following information should be read in conjunction with our consolidated financial statements and the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included or incorporated by reference in this prospectus supplement.

	Years Ended December 31,
	2002	2003	2004	2005	2006
	(in thousands except per share amounts)
Operating Data:
Revenues	$65,097	$71,462	$67,428	$103,218	$163,145
Income from operations (1)(2)(3)	7,602	5,222	6,425	13,813	28,754
Income (loss) from continuing operations (1)(2)(3)(4)(5)	3,124	(2,248)	2,872	8,055	18,415
Income (loss) from discontinued operations, net of tax (6)	1,446	(26,031)	(1,353)	(3,542)	(323)

Net income (loss)	$4,570	$(28,279)	$1,519	$4,513	$18,092

Basic earnings (loss) per common share:
Continuing operations	$0.30	$(0.21)	$0.27	$0.76	$1.74
Discontinued operations	0.14	(2.46)	(0.13)	(0.33)	(0.03)

Net income (loss) per common share	$0.44	$(2.67)	$0.14	$0.43	$1.71

Diluted earnings (loss) per common share: (7)
Continuing operations	$0.30	$(0.21)	$0.27	$0.75	$1.68
Discontinued operations	0.14	(2.46)	(0.13)	(0.33)	(0.03)

Net income (loss) per common share	$0.44	$(2.67)	$0.14	$0.42	$1.65

Weighted average common shares outstanding:
Basic	10,346	10,582	10,582	10,582	10,613
Diluted (7)	10,347	10,582	10,585	10,670	10,934

	2002	2003	2004	2005	2006
Balance Sheet Data (as of the end of the period):
Total assets	186,599	145,537	142,341	140,788	162,643
Long-term debt, less current maturities	26,441	14,263	18,824	7,058	—
Total stockholders’ equity	130,609	102,366	104,316	109,212	130,160

Other Financial Data:
EBITDA (8)	$9,977	$4,059	$8,808	$17,012	$32,886

(1)	In 2006, we recorded a $0.4 million charge associated with the Form S-1 registration statement and subsequent amendments. The Form S-1 registration statement was converted into a Form S-3 registration statement in September 2006, which was used by First Reserve Fund VIII to sell 4.5 million shares of our common stock on November 30, 2006 in a series of block trades.
(2)	In 2005, we recorded a $0.6 million charge associated with the termination of a public offering.
(3)	In 2003, we recorded a $1.0 million charge to continuing operations for the impairment of goodwill related to our custom coatings business.
(4)	In 2003, we wrote-off a $3.5 million note receivable.
(5)	In 2003, we recorded a $0.3 million charge to other expense for repairs to a leased facility damaged by flooding.
(6)	In 2005, we completed the sale of substantially all of the assets of our distribution segment. In 2004 and 2003, we committed to dispose of substantially all of the assets within our products segment, except for certain assets related to our custom coatings business, along with certain assets within our pressure control segment. The results of operations attributable to those assets are reported as discontinued operations. This resulted in $2.8 million, $0.5 million and $25.4 million goodwill and other intangibles impairment charges in 2005, 2004 and 2003, respectively, and $0.8 million, $2.4 million and $2.3 million long-lived asset impairment charges in 2005, 2004 and 2003, respectively.

(7)	For the years ended December 31, 2006, 2005, 2004, 2003 and 2002, there were 5,325, 85,553, 451,945, 577,979 and 480,575 options, respectively, and 0, 332,862, 517,862, 517,862 and 3,489,079 warrants, respectively, that were not included in the computation of diluted earnings per share because their inclusion would have been anti-dilutive. For the year ended December 31, 2006, there were 25,000 shares of restricted stock that were not included in the computation of diluted earnings per share because the current market price at the end of the period does not exceed the target market price.
(8)	EBITDA is a non-generally accepted accounting principle, or GAAP, financial measure equal to income (loss) from continuing operations, the most directly comparable GAAP measure, plus interest expense, net of interest income, provision for income taxes, depreciation and amortization. We have presented EBITDA because we use EBITDA as an integral part of our internal reporting to measure our performance and to evaluate the performance of our senior management. We consider EBITDA to be an important indicator of the operational strength of our business. Management uses EBITDA:

•

as a measure of operating performance that assists us in comparing our performance on a consistent basis because it removes the impact of our capital structure and asset base from our operating results;

•	as a measure for budgeting and for evaluating actual results against our budgets;

•	to assess compliance with financial ratios and covenants included in our senior credit facility;

•	in communications with lenders concerning our financial performance; and

•	to evaluate the viability of potential acquisitions and overall rates of return.

EBITDA eliminates the effect of considerable amounts of non-cash depreciation and amortization. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, we believe that EBITDA provides useful information to our investors regarding our performance and overall results of operations. EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either income (loss) from continuing operations as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA measure presented in this prospectus supplement may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements. We have calculated EBITDA as follows:

	Years Ended December 31,
	2002	2003	2004	2005	2006
	(in thousands)
Income (loss) from continuing operations	$3,124	$(2,248)	$2,872	$8,055	$18,415
Interest expense, net	2,461	2,877	2,114	1,408	794
Provision for income taxes	2,079	753	1,305	4,366	10,157
Depreciation	1,766	2,203	2,270	2,492	2,985
Amortization	547	474	247	691	535

EBITDA	$9,977	$4,059	$8,808	$17,012	$32,886

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the “Selected Financial Data” and the consolidated financial statements and related notes included elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference herein. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Forward-Looking Information” included or incorporated by reference into this prospectus supplement.

Overview

Corporate History

We were formerly a Texas corporation named Industrial Holdings, Inc., or IHI, which was a public company with its common stock traded on The Nasdaq National Market. Our predecessor, T-3 Energy Services, Inc., or former T-3, was incorporated in Delaware in October 1999. Former T-3 began operations in the first half of 2000 by acquiring and merging with Cor-Val, Inc. and Preferred Industries, Inc.

In December 2001, former T-3 merged into IHI, with IHI as the surviving entity. Immediately after the merger, the combined company was reincorporated in Delaware under the name “T-3 Energy Services, Inc.,” and the combined company completed a one for ten reverse split of its common stock. Our common stock began trading on The Nasdaq National Market under the symbol “TTES” on the day after the merger.

In mid-year 2003, we hired a new president and chief executive officer, Gus D. Halas, commenced an in-depth evaluation of our businesses and adopted a plan to position us for future growth. As part of the plan, we hired new senior operating management, and undertook an initiative to improve our manufacturing and engineering capabilities.

During October 2004, we acquired Oilco for approximately $10.4 million, through which we entered the Canadian market, acquired complementary pressure control products and expanded our product offerings to include elastomers.

During July 2005, we entered into a joint participation agreement with Servicios Y Maquinaria De Mexico, S.A. de C.V., or SYMMSA, a subsidiary of GRUPO R, a conglomerate of companies that provides services to the energy and industrial sectors in Mexico. This joint participation agreement will facilitate our expansion into Mexico, particularly for our pressure and flow control and wellhead product lines.

In January 2006, we completed the purchase of KC Machine LLC, located in Rock Springs, Wyoming to continue to expand our pressure and flow control, wellhead and pipeline products and services to those customers located in the Rocky Mountain region. In addition, during the first quarter of 2006, we also expanded into the East Texas region by opening two facilities to provide wellhead and pipeline products, repairs and field services for companies whose operations are actively involved in the Cotton Valley, Barnett Shale and Austin Chalk fields.

During the second quarter of 2006, we expanded into the Midwest region by opening a facility in Indianapolis, Indiana, and continued our expansion into the Rocky Mountain region by opening a facility in Casper, Wyoming.

During the first quarter of 2007, we expanded into Arkansas by opening a facility to provide wellhead and pipeline products and repair and field services to oil and gas production and pipeline transmission companies whose operations are actively involved in the Fayetteville Shale in the Arkoma Basin. In addition, we entered into an agreement with Gefro Oilfield Services ASA to market our products and services and serve as an authorized repair center from its base in Stavanger, Norway.

Discontinued Operations and Reporting Segments

We historically operated in three segments, which were pressure control, distribution and products. However, in a series of transactions described below between the first quarter of 2004 and October 2005, we sold substantially all of the assets of our products and distribution businesses.

In 2004, we:

•	sold our non-core fastener businesses for approximately $7.4 million;

•

sold the remaining assets of our products segment, except for certain assets related to our custom coatings business, along with certain assets of our pressure control business, for approximately $2.5 million; and

•	sold certain assets of the spray weld division of O&M Equipment, L.P. for approximately $0.3 million.

In October 2005, we sold our distribution business for approximately $8.8 million, which purchase price was subsequently reduced by $0.4 million pursuant to a post-closing adjustment.

The sale of our products and distribution segments constituted sales of businesses. Our results of operations for our distribution and products segments have been reported as discontinued operations in the periods presented. As a result of these dispositions, our focus now is on our pressure control business, which is our only remaining reporting segment.

How We Generate Our Revenue

We design, manufacture, repair and service products used in the drilling and completion of new oil and gas wells, the workover of existing wells, and the production and transportation of oil and gas. Our products are used in both onshore and offshore applications. Our customer base, which operates in active oil and gas basins throughout the world, consists of leading drilling contractors, exploration and production companies and pipeline companies.

We have three product lines: pressure and flow control, wellhead and pipeline. Within each of those product lines, we sell original equipment products and also provide aftermarket parts and services. Original equipment products are those we manufacture or have manufactured for us by others who use our product designs. Aftermarket products and services include all remanufactured products and parts and repair and field services.

Demand for our pressure and flow control and wellhead products and services is driven by exploration and development activity levels, which in turn are directly related to current and anticipated oil and gas prices. Demand for our pipeline products and services is driven by maintenance, repair and construction activities for pipeline, gathering and transmission systems.

We typically bid for original equipment product sales and repair work. Field service work is offered at a fixed rate plus expenses.

How We Evaluate Our Operations

Our management uses the following financial and operational measurements to analyze the performance of our business:

•	revenue and facility output;

•	material and labor expenses as a percentage of revenue;

•	selling, general and administrative expenses as a percentage of revenue;

•	EBITDA; and

•	financial and operational models.

Revenue and Facility Output

We monitor our revenue and facility output and analyze trends to determine the relative performance of each of our facilities. Our analysis enables us to more efficiently operate our facilities and determine if we need to refine our processes and procedures at any one location to improve operational efficiency.

Material and Labor Expenses as a Percentage of Revenue

Material and labor expenses are composed primarily of cost of materials, labor costs and the indirect costs associated with our products and services. Our material costs primarily include the cost of inventory consumed in the manufacturing and remanufacturing of our products and in providing repair services. Increases in our material costs are frequently passed on to our customers. However, due to the timing of our marketing and bidding cycles, there generally is a delay of several weeks or months from the time that we incur an actual price increase until the time that we can pass on that increase to our customers.

Our labor costs consist primarily of wages at our facilities. As a result of increased activity in the oil and gas industry, there have been recent shortages of qualified personnel. We may have to raise wage rates to attract and train workers to expand our current work force.

Selling, General and Administrative Expenses as a Percentage of Revenue

Our selling, general and administrative (“SG&A”) expenses include administrative and marketing costs, the costs of employee compensation and related benefits, office and lease expenses, insurance costs and professional fees, as well as other costs and expenses not directly related to our operations. Our management continually evaluates the level of our SG&A expenses in relation to our revenue because these expenses have a direct impact on our profitability.

EBITDA

We define EBITDA as income (loss) from continuing operations before interest expense, net of interest income, provision for income taxes and depreciation and amortization expense. Our management uses EBITDA:

•

as a measure of operating performance that assists us in comparing our performance on a consistent basis because it removes the impact of our capital structure and asset base from our operating results;

•	as a measure for budgeting and for evaluating actual results against our budgets;

•	to assess compliance with financial ratios and covenants included in our senior credit facility;

•	in communications with lenders concerning our financial performance; and

•	to evaluate the viability of potential acquisitions and overall rates of return.

Financial and Operational Models

We couple our evaluation of financial data with performance data that tracks financial losses due to safety incidents, product warranty and quality control; customer satisfaction; employee productivity; and management system compliance. The information is collected in a proprietary statistical tracking program that automatically compiles and statistically analyzes real-time trends. This information helps us ensure that each of our facilities improves with respect to customer and market demands.

Loss Management

We incur operational losses from employee injuries, product warranty claims and quality control costs. We track both incident rates and costs. We also track quality control and warranty expenses through specialized software. All direct expenses incurred due to warranty, quality control and safety incidents are statistically analyzed as a percentage of sales.

Customer Satisfaction

We monitor our customers’ level of satisfaction regarding our delivery, product quality, and service through customer surveys and other data collection methods. All information collected from the customer satisfaction assessments is statistically compiled to track annual performance. All customer complaints are processed through a corrective action program.

Employee Productivity

We have increased employee training. Each of our facilities is provided a benchmark under which our employees are evaluated through a collection of practical examinations, written examinations, presentations and in-house training videos. As the collected information is evaluated, deficiencies are identified and corrective actions are taken.

Management System Compliance

We currently use four management programs designed to consistently manage all aspects of our operations at each facility, while providing useful tools to limit operational liabilities and improve profitability. These programs incorporate various performance standards that are useful in the evaluation of operational performance in the pursuit of continual improvement. Compliance with the standards set forth in those programs is evaluated several times a year through a combination of customer audits, third party audits and internal audits. Each facility’s compliance with the standards is then evaluated and all deficiencies identified are analyzed and corrective actions assessed. Corrective actions at each facility are used to implement preventative action at the remaining facilities.

How We Manage Our Operations

Our management team uses a variety of tools to monitor and manage our operations, including:

•	safety and environmental management systems;

•	quality management systems;

•	statistical tracking systems; and

•	inventory turnover rates.

Safety and Environmental Management Systems

Our Safety Management System (“SMS”) monitors our training program as it relates to OSHA compliance. Through a collection of regulatory audits and internal audits, we can evaluate each facility’s compliance with regulatory requirements and take corrective actions necessary to ensure compliance.

We also use our SMS to ensure that employee training is conducted on a regular basis. Several employee qualification programs are managed from our SMS to ensure that our employees perform their duties as safely as possible. All employees are individually evaluated with respect to their safety performance, and these evaluations are incorporated into all annual employee reviews.

Similar to the SMS, our Environmental Management System monitors compliance with environmental laws. Each of our facilities is continually evaluated against collected data to identify possible deficiencies.

Quality Management Systems

All processes, employee certification programs, and inspection activities are managed through our Quality Management Systems (“QMS”). Our QMS is based on several industrial standards and is coupled with performance models to ensure continual monitoring and improvement of the program. Each of our facilities has a quality management team that is charged with assuring that day-to-day operations are conducted consistently and within the protocols outlined in the QMS. Operational steps are continually monitored and evaluated against customer and industrial requirements. To ensure that all QMS elements are operating as designed and to provide an additional level of support at each facility, we have assigned a quality director at each facility who monitors individual facility performance and helps manage critical operations.

Statistical Tracking Systems

We have developed a statistical tracking program that assists in the real time compilation of data from each facility and then automatically assesses the data through various data analysis tools. Facility managers and operational executives are provided summary reports, providing information about their performance and how it compares to industrial and internal benchmarks.

Inventory Turnover Rates

The cost of our material inventory represents a significant portion of our cost of revenue from our product lines. As a result, maintaining an optimum level of inventory at each of our facilities is an important factor in managing our operations. We continually monitor the inventory turnover rates for each of our product lines and adjust the frequency of inventory orders as appropriate to maintain the optimum level of inventory based on activity level for each product line.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements. We prepare these financial statements in conformity with accounting principles generally accepted in the United States. As such, we are required to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. We base our estimates on historical experience, available information and various other assumptions we believe to be reasonable under the circumstances. We evaluate our estimates on an on-going basis; however, actual results may differ from these estimates under different assumptions or conditions. Our significant accounting policies are described beginning on page F-1 in our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference herein. The accounting policies we believe to be the most critical to our reporting of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments and estimates are described below.

Revenue Recognition.    Our products and services are sold based upon purchase orders or contracts with the customer that include fixed or determinable prices and that do not include right of return or other similar provisions or other significant post delivery obligations. We record revenue at the time the customer has been provided with all proper inspection and other required documentation, title and risk of loss has passed to the customer, collectibility is reasonably assured and the product has been delivered. Customer advances or deposits are deferred and recognized as revenue when we have completed all of our performance obligations related to the sale. We also recognize revenue as services are performed in accordance with the related contract provisions. The amounts billed for shipping and handling costs are included in revenue and the related costs are included in costs of sales.

Accounts Receivable.    Accounts receivable are stated at the historical carrying amount, net of write-offs and the allowance for doubtful accounts. Our receivables are exposed to concentrations of credit risk since substantially all of our business is conducted with companies in the oil and gas, petrochemical, chemical and petroleum refining industries. We continually monitor collections and evaluate the financial strength of our customers but do not require collateral to support our domestic customer receivables. We may require collateral to support our international customer receivables. We provide an allowance for doubtful accounts for potential collection issues in addition to reserves for specific accounts receivable where collection is no longer probable. We cannot assure you that we will continue to experience the same credit loss rates we have in the past or that our losses will not exceed the amount reserved.

Inventory.    We regularly review inventory quantities on hand and record a provision for excess and slow moving inventory to write down the recorded cost of inventory to its estimated fair market value. This analysis is based primarily on the length of time the item has remained in inventory and management’s consideration of current and expected market conditions.

Long-Lived Assets.    We review our long-lived assets to determine whether any events or changes in circumstances indicate the carrying amounts of the assets may not be recoverable. Long-lived assets include property, plant and equipment and definite-lived intangibles. We base our evaluation on impairment indicators such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements and other external market conditions or factors that may be present. If these impairment indicators are present or other factors exist that indicate the carrying amount of an asset may not be recoverable, we determine whether an impairment has occurred through the use of an undiscounted cash flows analysis of the asset at the lowest level for which identifiable cash flows exist. The undiscounted cash flow analysis consists of estimating the future cash flows that are directly associated with and expected to arise from the use and eventual disposition of the asset over its remaining useful life. These cash flows are inherently subjective and require significant estimates based upon historical experience and future expectations reflected in our budgets and internal projections. If the undiscounted cash flows do not exceed the carrying value of the long-lived asset, an impairment has occurred, and we recognize a loss for the difference between the carrying amount and the estimated fair value of the asset. The fair value of the asset is measured using quoted market prices or, in the absence of quoted market prices, is based on an estimate of discounted cash flows. Cash flows are generally discounted at an interest rate commensurate with our weighted average cost of capital for a similar asset. We wrote off $0.2 million of long-lived assets during 2006. No significant impairments occurred for assets of continuing operations for the years ended December 31, 2005 and 2004.

Goodwill and Other Intangible Assets.    In accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), we test for the impairment of goodwill and other intangible assets with indefinite lives on at least an annual basis. Our annual tests of impairment of goodwill and indefinite life intangibles are performed as of December 31. Our goodwill impairment test involves a comparison of the fair value of each of our reporting units, as defined under SFAS No. 142, with its carrying amount. The indefinite-lived asset impairment test involves a comparison of the fair value of the intangible asset and its carrying value. The fair value is determined using discounted cash flows and other market-related valuation models, including earnings multiples and comparable asset market values. If the fair value is less than the carrying value, the asset is considered impaired. The amount of the impairment, if any, is then determined based on an allocation of the reporting unit fair values. For the years ended December 31, 2006, 2005 and 2004, no impairment had occurred for goodwill and indefinite-lived intangibles of continuing operations.

Self Insurance.    We are self-insured up to certain levels for our group medical coverage. The amounts in excess of the self-insured levels are fully insured, up to a limit. Liabilities associated with these risks are estimated by considering historical claims experience. Although we believe adequate reserves have been provided for expected liabilities arising from our self-insured obligations, projections of future losses are inherently uncertain, and it is possible that our estimates of these liabilities may change over the near term as circumstances develop.

Income Taxes.    We provide for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” This standard takes into account the differences between financial statement treatment and tax treatment of certain transactions. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates is recognized as income or expense in the period that includes the enactment date. Our effective tax rates for 2006, 2005 and 2004 were 35.5%, 35.2% and 31.2%, respectively.

We operate in several domestic tax jurisdictions and certain foreign tax jurisdictions. As a result, we are subject to domestic and foreign tax jurisdictions and tax agreements and treaties among the various taxing authorities. Determination of taxable income in any jurisdiction requires the interpretation of the related tax laws and regulations and the use of estimates and assumptions regarding significant future events. Changes in tax laws, regulations, agreements and treaties, foreign currency exchange restrictions or our level of operations or profitability in each taxing jurisdiction could have an impact upon the amount of income taxes that we must pay during any given year.

We record a valuation allowance to reduce the carrying value of our deferred tax assets when it is more likely than not that some or all of the deferred tax assets will expire before realization of the benefit or that future deductibility is not probable. The ultimate realization of the deferred tax assets depends upon our ability to generate sufficient taxable income of the appropriate character in the future. This requires management to use estimates and make assumptions regarding significant future events such as the taxability of entities operating in the various taxing jurisdictions. In evaluating our ability to recover our deferred tax assets, we consider all reasonably available positive and negative evidence, including our past operating results, the existence of cumulative losses in the most recent years and our forecast of future taxable income. In estimating future taxable income, we develop assumptions, including the amount of future state, federal and international pretax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment. When the likelihood of the realization of existing deferred tax assets changes, adjustments to the valuation allowance are charged, in the period in which the determination is made, either to income or goodwill, depending upon when that portion of the valuation allowance was originally created.

As of December 31, 2006, we had gross deferred tax assets of $7.7 million offset by a valuation allowance of $4.0 million.

Stock-Based Compensation.    In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (Revised 2004) Share-Based Payment (“SFAS 123R”). SFAS 123R addresses the accounting for all share-based payment awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under the new standard, companies are no longer able to account for share-based compensation transactions using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees” and related interpretations. Under the intrinsic method, no stock-based employee compensation cost was recognized in the consolidated statement of operations for the years ended December 31, 2005 and 2004, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS 123R using the modified-prospective transition method. Under that transition method, compensation cost recognized in 2006 includes: (a) compensation cost for share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. We recognized $1.9 million of employee stock-based compensation expense related to stock options and restricted stock during the year ended December 31, 2006.

New Accounting Pronouncements

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in accordance with FASB Statement No. 109 (“SFAS 109”). FIN 48 clarifies the application of SFAS 109 by defining criteria that an individual tax position must meet for any part of the benefit of that position to be recognized in the financial statements. Additionally, FIN 48 provides guidance on the measurement, derecognition, classification and disclosure of tax positions, along with accounting for the related interest and penalties. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. We will adopt FIN 48 as of January 1, 2007, as required. The cumulative effect of adopting FIN 48 will be recorded in retained earnings and other accounts as applicable. Upon adoption, we estimate that a cumulative effect adjustment of between $0.8 and $1.5 million will be charged to retained earnings, which is subject to revision as we complete our analysis.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We do not believe the adoption of SFAS No. 157 will have any impact on our consolidated financial position, results of operations and cash flows.

Outlook

Changes in the current and expected future prices of oil and gas influence the level of energy industry spending. Changes in spending result in an increase or decrease in demand for our products and services. Therefore, our results are dependant on, among other things, the level of worldwide oil and gas drilling activity, capital spending by other oilfield service companies and drilling contractors and pipeline maintenance activity. Key industry indicators include the following:

Quarter Ended:	WTI Oil	Henry Hub Gas	United States Rig Count	Canada Rig Count	International Rig Count
March 31, 2005	$49.73	$6.47	1,279	521	876
June 30, 2005	$53.05	$6.95	1,336	241	916
September 30, 2005	$63.19	$9.64	1,428	497	911
December 31, 2005	$60.00	$12.80	1,478	572	929
March 31, 2006	$63.27	$7.91	1,519	665	896
June 30, 2006	$70.41	$6.65	1,632	282	913
September 30, 2006	$70.42	$6.17	1,719	494	941
December 31, 2006	$59.98	$7.24	1,719	440	952

Source:    West Texas Intermediate Crude Average Spot Price for the Quarter Indicated: Department of Energy, Energy Information Administration (www.eia.doe.gov); NYMEX Henry Hub Natural Gas Average Spot Price for the Quarter Indicated: (www.oilnergy.com); Average Rig Count for the Quarter Indicated: Baker Hughes, Inc. (www.bakerhughes.com).

We believe our outlook for 2007 is favorable, as overall activity in the markets in which we operate is expected to remain high and our backlog, especially for our pressure and flow control product line, continues to increase. Assuming commodity prices remain at current levels or increase, we expect that the continued high levels of drilling activity in North America and the increased demand for our products to be shipped internationally will continue to increase our backlog.

During 2007, we expect that our increased manufacturing capacity gained through our facility expansions will have a positive effect on our revenues. Additionally, we plan to continue to increase our manufacturing capacity through facility expansions and operational improvements, through selected geographical expansions and the continued introduction of new products being developed by our engineering group, which has more than doubled in size since mid 2005. We believe that our expansion efforts will allow us to continue and improve our already rapid response time to customer demands and enable us to continue to build market share.

Looking into 2007 and assuming commodity prices remain at current levels or increase, we expect average rig activity to remain at high levels, and we expect our original equipment products sales to be higher than our 2006 levels due to our product acceptance by the industry, new product introductions, significant capital and geographical expansions and continued rapid response time to customers. However, we cannot assure you that commodity prices will remain at high levels and our results will also be dependent on the pace and level of activities in the markets that we serve.

Results of Operations

Year Ended December 31, 2006 Compared with Year Ended December 31, 2005

Revenues.    Revenues increased $59.9 million, or 58.1%, in the year ended December 31, 2006 compared to the year ended December 31, 2005. This increase was primarily attributable to increased customer orders at higher prices attributable to improved demand for our products and services resulting from higher levels of construction of new drilling rigs and refurbishment of existing drilling rigs that require the type of equipment we manufacture. As a result, backlog for our pressure and flow control and pipeline product lines has increased approximately 110% from $30.1 million at December 31, 2005 to $63.3 million at December 31, 2006. We believe that our T-3 branded products have gained market acceptance, resulting in greater sales to customers that use our products in both their domestic and international operations. For example, T-3 original equipment product revenues increased approximately 78% in the year ended December 31, 2006 as compared to the year ended December 31, 2005. In addition, our original equipment product revenues accounted for approximately 65% of total revenues during the year ended December 31, 2006, as compared to 57% of total revenues during the same period in 2005. The increase in our manufacturing capacity through facility expansions and improvements has also contributed to the increased revenues. Our geographical expansions into East Texas, the Rocky Mountain and Midwest regions positively impacted our 2006 revenues. The KC Machine acquisition, which was completed in January 2006, accounted for $2.9 million, or 4.8%, of the total revenue increase.

Cost of Revenues.    Cost of revenues increased $36.7 million, or 55.4%, in the year ended December 31, 2006 compared to the year ended December 31, 2005, primarily as a result of the increase in revenues described above. Gross profit as a percentage of revenues was 36.9% in the year ended December 31, 2006 compared to 35.8% in the year ended December 31, 2005. Gross profit margin was slightly higher in 2006 primarily due to improved 2006 pricing, manufacturing process improvements and increased sales of higher margin products and services. The period-to-period increase is also a result of down time during the year ended December 31, 2005, due to Hurricanes Katrina and Rita, which resulted in approximately $0.6 million of costs related to lost absorption, downtime payroll and minor property damages. These increases in gross profit are partially offset by higher self-insured medical costs, costs associated with the increase in our manufacturing capacity for our new products, initial costs associated with our expansion into East Texas, Casper and Indianapolis during the year ended December 31, 2006, and increased research and development costs. Additionally, while our backlog continues to increase, our 2006 gross profit margins were still being affected by our pre-2006 pricing, which has now worked itself out of backlog.

Operating Expenses.    Operating expenses increased $8.3 million, or 35.7%, in the year ended December 31, 2006 compared to the year ended December 31, 2005. Operating expenses as a percentage of revenues were 19.2% in the year ended December 31, 2006 compared to 22.4% in the year ended December 31, 2005. This decrease in operating expenses as a percentage of revenues is due to operating expenses consisting primarily of fixed costs along with variable costs, such as payroll and benefits, not increasing proportionately with revenues. This is partially offset by employee stock-based compensation expense of $1.9 million during 2006, increased self-insured medical costs, general insurance costs and increased engineering costs.

Interest Expense.    Interest expense for the year ended December 31, 2006 was $0.9 million compared to $1.5 million in the year ended December 31, 2005. The decrease was primarily attributable to lower debt levels during 2006.

Other (Income) Expense, net.    Other (income) expense, net increased $0.6 million for the year ended December 31, 2006 primarily due to insurance proceeds received related to a casualty loss at one of our facilities in August 2003, along with proceeds from contingency settlements.

Income Taxes.    Income tax expense for the year ended December 31, 2006 was $10.2 million as compared to $4.4 million in the year ended December 31, 2005. The increase was primarily due to an increase in income before taxes. Our effective tax rate was 35.5% in the year ended December 31, 2006 compared to 35.2% in the year ended December 31, 2005. The higher rate in the 2006 period resulted primarily from the increase in our statutory tax rate from 34% to 35%, partially offset by the effect of non-deductible expenses such as the amortization of other intangible assets during 2005.

Income from Continuing Operations.    Income from continuing operations was $18.4 million in the year ended December 31, 2006 compared with $8.1 million in the year ended December 31, 2005 as a result of the foregoing factors.

Discontinued Operations.    During 2004 and October 2005, we sold substantially all of the assets of our products and distribution segments, respectively. These assets constituted businesses and thus their results of operations are reported as discontinued operations for all periods presented. Income (loss) from discontinued operations, net of tax for the year ended December 31, 2006 was ($0.3) million as compared to ($3.5) million in the year ended December 31, 2005. The losses in 2006 and 2005 are primarily attributable to the losses on the sale of the distribution segment.

Year Ended December 31, 2005 Compared with Year Ended December 31, 2004

Revenues.    Revenues increased $35.8 million, or 53.1%, in the year ended December 31, 2005 compared to the year ended December 31, 2004. The Oilco acquisition, which was completed during the fourth quarter of 2004, accounted for 30.6% of this increase. The remaining increase was attributable to improved demand for our other products and services resulting from higher price levels for oil and natural gas and correspondingly higher levels of construction of drilling rigs that require the type of equipment we manufacture. We also believe that our original equipment products, together with the T-3 brand, gained market acceptance during this period, resulting in greater sales to customers that use our products both domestically and in international operations. For example, BOP and BOP control systems shipments increased 500% and 180%, respectively, in 2005 as compared to 2004.

Cost of Revenues.    Cost of revenues increased $21.2 million, or 46.9%, in the year ended December 31, 2005 compared to the year ended December 31, 2004 primarily as a result of the increase in revenues described above. Gross profit as a percentage of revenues was 35.8% in the year ended December 31, 2005 compared to 33.1% in the year ended December 31, 2004. Gross profit margin was higher in 2005 primarily due to improved pricing, partially offset by down time caused by Hurricanes Katrina and Rita. Also, gross profit margins for 2004 were negatively impacted due to increased product modification and development expenses during 2004.

Operating Expenses.    Operating expenses increased $7.2 million, or 45.5%, in the year ended December 31, 2005 compared to the year ended December 31, 2004. Operating expenses as a percentage of revenues were 22.4% in the year ended December 31, 2005 compared to 23.6% in the year ended December 31, 2004. This decrease in operating expenses as a percentage of revenues was due to operating expenses consisting primarily of fixed costs with a higher sales volume, partially offset by increased regulatory requirements costs, consulting costs, professional fees of $0.6 million related to a terminated public offering and down time caused by Hurricanes Katrina and Rita.

Interest Expense.    Interest expense was $1.5 million in the year ended December 31, 2005 compared to $2.3 million in the year ended December 31, 2004. The decrease was primarily attributable to the repayment of our subordinated term loan during May 2005.

Income Taxes.    Income tax expense for the year ended December 31, 2005 was $4.4 million as compared to $1.3 million in the year ended December 31, 2004. The increase was primarily due to an increase in income before taxes. The effective tax rate was 35.2% in the year ended December 31, 2005 compared to 31.2% in the year ended December 31, 2004. The higher tax rate in the 2005 period resulted from increased state income taxes during 2005 as compared to 2004. Also, the 2004 period included a larger reduction of the valuation allowance which reduced income tax expense as compared to 2005.

Income from Continuing Operations.    Income from continuing operations was $8.1 million in the year ended December 31, 2005 compared with $2.9 million in the year ended December 31, 2004 as a result of the foregoing factors.

Discontinued Operations.    During 2004 and October 2005, we sold substantially all of the assets of our products and distribution segments, respectively. These assets constituted businesses and thus their results of operations are reported as discontinued operations for all periods presented. Income (loss) from discontinued operations, net of tax for the year ended December 31, 2005 was ($3.5) million as compared to ($1.4) million in the year ended December 31, 2004. The increase in loss is primarily attributable to the loss on the sale of the distribution segment during 2005.

Liquidity and Capital Resources

At December 31, 2006, we had working capital of $35.0 million, current maturities of long-term debt of $85,000, no long-term debt (net of current maturities) and stockholders’ equity of $130.2 million. Historically, our principal liquidity requirements and uses of cash have been for debt service, capital expenditures, working capital and acquisition financing, and our principal sources of liquidity and cash have been from cash flows from operations, borrowings under our senior credit facility and issuances of equity securities. We have historically financed acquisitions through bank borrowings, sales of equity (primarily to First Reserve Fund VIII, L.P.), debt from sellers and cash flows from operations.

Net Cash Provided by Operating Activities.    Net cash provided by operating activities was $19.0 million for the year ended December 31, 2006 compared to $4.0 million in 2005 and $5.6 million in 2004. The improved net cash provided by operating activities for 2006 as compared to 2005 was primarily due to profitable operations. The increase of $15.0 million for 2006 as compared to 2005 was also attributable to increased demand for our products, resulting in our customers showing a willingness to prepay for our products. The increases were partially offset by increases in our receivables and inventory due to increased sales and production activity in 2006. The decrease of $1.6 million for 2005 as compared to 2004 was primarily attributable to increases in our receivables and inventory due to increased sales and production activity in 2005. The increases were partially offset by our improved cash management system resulting in the deferral of payment of vendor invoices consistent with industry practice.

Net Cash Used in Investing Activities.    Principal uses of cash are for capital expenditures and acquisitions. For the years ended December 31, 2006, 2005 and 2004, we made capital expenditures of approximately $9.1 million, $2.5 million and $1.9 million, respectively. Cash consideration paid for business acquisitions was $2.2 million in 2006 and $10.4 million in 2004 (see Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference herein). There were no acquisitions in 2005.

Net Cash Used in Financing Activities.    Sources of cash from financing activities include borrowings under our credit facilities and sales of equity securities. Principal uses of cash include payments on the senior credit facility and long-term debt. Financing activities used $6.0 million, $11.8 million and $6.4 million of net cash in the years ended December 31, 2006, 2005 and 2004, respectively. We made net borrowings (repayments) on our senior credit facility of $(7.0) million, $3.3 million and $3.8 million in the years ended December 31, 2006, 2005 and 2004, respectively. We made principal payments on long-term debt of $15.0 million and $12.3 million in the years ended December 31, 2005 and 2004, respectively, with no such payments in 2006. We had proceeds from issuance of long-term debt of $3.0 million in 2004 and no such proceeds in 2006 or 2005. We had proceeds from the exercise of stock options of $0.7 million in the year ended December 31, 2006, with no such proceeds in 2005 and 2004.

Net Cash Provided by (Used In) Discontinued Operations.    For the years ended December 31, 2006, 2005, and 2004, net cash provided by (used in) discontinued operations was ($0.1) million, $10.6 million and $11.9 million, respectively. This consisted of operating cash flows of ($0.1) million, $1.8 million and $2.7 million and investing cash flows of $0, $8.8 million and $9.2 million for the years ended December 31, 2006, 2005 and 2004, respectively. There were no financing cash flows. Cash was provided by discontinued operations in 2005 primarily due to our receipt of $8.8 million for the sale of the distribution segment. The purchase price was subsequently reduced by $0.4 million pursuant to a post-closing adjustment. Cash was provided by discontinued operations in 2004 primarily due to our receipt of $9.2 million for the sale of the products segment.

Principal Debt Instruments.    As of December 31, 2006, we had an aggregate of $85,000 borrowed under our senior credit facility and debt instruments entered into or assumed in connection with acquisitions, as well as other bank financings. As of December 31, 2006, availability under our senior credit facility was $74.7 million.

During May 2005, we received consents from our senior lenders to repay our $15 million subordinated term loan using advances made from our senior credit facility. Our senior credit facility provides for a $50 million revolving line of credit, maturing September 30, 2007, that we can increase by up to $25 million (not to exceed a total commitment of $75 million) with the approval of the senior lenders. As of December 31, 2006, we had $85,000 borrowed under our senior credit facility. We intend to refinance our senior credit facility prior to its September 30, 2007 maturity date. The senior credit facility consists of a revolving credit facility that includes a swing line subfacility up to $5 million and a letter of credit subfacility up to $5 million. We expect to use the proceeds from any advances made pursuant to the senior credit facility for working capital purposes, for capital expenditures, to fund acquisitions and for general corporate purposes. The applicable interest rate of the senior credit facility is governed by our leverage ratio and ranges from prime plus 0.75% to 2.00% or LIBOR plus 1.75% to 3.00%. We have the option to choose between prime and LIBOR when borrowing under the revolver portion of our senior credit facility, whereas any borrowings under the swing line portion of our senior credit facility are made using prime. At December 31, 2006, the swing line portion of our senior credit facility bore interest at 9.00%, with interest payable quarterly. There were no outstanding borrowings under the revolver portion of our senior credit facility at December 31, 2006. The effective interest rate of our senior credit facility, including amortization of deferred loan costs, was 12.68% during 2006. The effective interest rate, excluding amortization of deferred loan costs, was 9.14% during 2006. We are required to prepay the senior credit facility under certain circumstances with the net cash proceeds of certain asset sales, insurance proceeds and equity issuances subject to certain conditions. The senior credit facility provides, among other covenants and restrictions, that we comply with the following financial covenants: a limitation on capital expenditures, a minimum fixed charge coverage ratio, a minimum consolidated net worth, and maximum leverage and senior leverage ratios. As of December 31, 2006, we were in compliance with the covenants under the senior credit facility. The senior credit facility is collateralized by substantially all of our assets.

On August 25, 2005, we amended our senior credit facility to provide for a separate Canadian revolving credit facility, which includes a revolving loan subfacility and a letter of credit subfacility of up to an aggregate of U.S. $4.0 million. The revolving credit facility matures on the same date as the senior credit facility, and is subject to the same covenants and restrictions. The applicable interest rate is governed by our leverage ratio and ranges from the Canadian prime rate plus 0.75% to 2.00%. T-3 Oilco Energy Services Partnership, our Canadian subsidiary, may use the proceeds from any advances made pursuant to the revolving credit facility for general corporate and working capital purposes in the ordinary course of business or to fund Canadian acquisitions. The revolving credit facility is guaranteed by us and all of our material subsidiaries, and is collateralized by a first lien on substantially all of the assets of T-3 Oilco Energy Services Partnership. As of December 31, 2006, the Canadian revolving credit facility did not have a balance.

On April 27, 2006, we entered into an amendment to our senior credit facility increasing the amount of capital expenditures that we may make in a fiscal year from 25% of EBITDA of the Company for the immediately preceding fiscal year to $15 million, and the minimum expiration date for letters of credit from two years after the date of issuance to three years after the date of issuance.

We believe that cash generated from operations and amounts available under our senior credit facility will be sufficient to fund existing operations, working capital needs, capital expenditure requirements, including the planned expansion of our manufacturing capacity, continued new product development and expansion of our geographic areas of operation, and financing obligations.

We intend to make strategic acquisitions but the timing, size or success of any strategic acquisition and the related potential capital commitments cannot be predicted. We expect to fund future acquisitions primarily with cash flow from operations and borrowings, including the unborrowed portion of our senior credit facility or new debt issuances, but we may also issue additional equity either directly or in connection with an acquisition. There can be no assurance that acquisition funds may be available at terms acceptable to us.

A summary of our outstanding contractual obligations and other commercial commitments at December 31, 2006 is as follows (in thousands):

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	2-3 Years	4-5 Years	After 5 Years
Long-term debt	$85	$85	$—	$—	$—
Letters of credit	179	55	124	—	—
Operating leases	5,690	1,865	2,763	945	117

Total Contractual Obligations	$5,954	$2,005	$2,887	$945	$117

Related Parties

We have transactions in the normal course of business with certain related parties. Management believes these transactions were made at the prevailing market rates or terms.

We lease certain buildings under noncancelable operating leases from employees of the Company. Lease commitments under these leases are approximately $0.2 million for 2007. Rent expense to related parties was $0.1 million, $0.3 million and $0.2 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Any future reportable transactions between related parties and us other than in the ordinary course of business will be reviewed and approved in advance by our Audit Committee.

Inflation

Although we believe that inflation has not had any material effect on operating results, our business may be affected by inflation in the future.

Seasonality

Severe weather and natural phenomena can temporarily affect the sale and performance of our products and services. We believe that our business is not subject to any significant seasonal factors, and we do not anticipate significant seasonality in the future.

BUSINESS

Overview

We design, manufacture, repair and service products used in the drilling and completion of new oil and gas wells, the workover of existing wells, and the production and transportation of oil and gas. Our products are used in both onshore and offshore applications throughout the world. Our customer base consists of leading drilling contractors, exploration and production companies and pipeline companies, including Nabors Drilling International, Grey Wolf Drilling, Trinidad Drilling, Ensign, Diamond Offshore Drilling, Pride International, Noble Drilling, GlobalSantaFe, Marathon Petroleum Company and Exxon Mobil Corporation, among others.

As of March 31, 2007, we had 18 manufacturing facilities strategically located throughout North America. We focus on providing our customers rapid response times for our products and services. In the last twelve to eighteen months, we have experienced increased demand and have begun to expand, and will continue to expand, our manufacturing and repair capacity to meet our customers’ needs.

From April 2003 through March 31, 2007, we have introduced 43 new products, and plan to continue to focus on new product development. We believe that the products we design or manufacture, which we call original equipment products, have gained market acceptance, resulting in greater sales to customers that use our products in both domestic and international operations.

The information below highlights our results of operations for the year ending December 31, 2006 as compared to the same period in 2005:

•	Our revenues increased approximately 58% to $163.1 million from $103.2 million;

•	Our percentage of revenues from original equipment products increased to 65% from 57%;

•	Our income from operations increased approximately 108% to $28.8 million from $13.8 million; and

•	Our backlog increased approximately 110% to $63.3 million from $30.1 million.

We have three product lines: pressure and flow control, wellhead and pipeline, which generated 73%, 18% and 9% of our total revenue, respectively, for the year ended December 31, 2006. We offer new products and aftermarket parts and services for each product line. Aftermarket parts and services include all remanufactured products and parts, repair and field services. Original equipment products generated 65% and aftermarket parts and services generated 35% of our total revenues, respectively, for the year ended December 31, 2006.

Pressure and Flow Control.    We design, manufacture and provide aftermarket parts and services for pressure and flow control products used in the drilling, completion, production and workover of onshore and offshore oil and gas wells. Our pressure and flow control products include:

•	blow-out preventers, or BOPs;

•	BOP control systems;

•	elastomer products;

•	production, drilling and well service chokes;

•	manifolds; and

•	control valves.

Wellhead.    We design, manufacture and provide aftermarket parts and services for wellhead equipment used for onshore oil and gas production. Our wellhead products include wellheads, production chokes and production valves. Wellhead products are sold to oil and gas producers and are used during both the drilling and completion phases of an oil or gas well as well as during the productive life of a well. Currently, our wellhead products and services are focused on product remanufacturing, installation and repair.

Pipeline.    We design, manufacture and provide aftermarket parts and services for a wide variety of valves primarily for onshore pipeline applications. Our pipeline products include a wide variety of valves for pipeline applications, including gate, ball, control and check valves. Our pipeline valves and related products are used in field or gathering systems and in interstate pipeline transmission systems. Currently, our pipeline products and services are focused on product remanufacturing, installation and repair.

Recent Developments

During the first quarter of 2007, we expanded into Arkansas by opening a facility in Conway, Arkansas to provide wellhead and pipeline products and repair and field services to oil and gas production and pipeline transmission companies whose operations are actively involved in the Fayetteville Shale in the Arkoma Basin. In addition, we entered into an agreement with Gefro Oilfield Services ASA to market our products and services and serve as an authorized repair center from its base in Stavanger, Norway.

Corporate History

We were formerly a Texas corporation named Industrial Holdings, Inc., or IHI, which was a public company with its common stock traded on The Nasdaq National Market. Our predecessor, T-3 Energy Services, Inc., or former T-3, was incorporated in Delaware in October 1999 and initially was capitalized by First Reserve Fund VIII, L.P., or First Reserve Fund VIII, in 2000.

In December 2001, former T-3 merged into IHI, with IHI as the surviving entity. Immediately after the merger, the combined company was reincorporated in Delaware under the name “T-3 Energy Services, Inc.” and completed a one for ten reverse split of its common stock, which began trading on The Nasdaq National Market under the symbol “TTES” on the day after the merger. As of March 31, 2007, First Reserve Fund VIII beneficially owned approximately 44% of our common stock.

We historically operated in three segments: pressure control, distribution and products. In mid-year 2003, we hired a new president and chief executive officer, Gus D. Halas, commenced an in-depth evaluation of our businesses and adopted a plan to position us for future growth. As part of the plan, we hired new senior operating management, and undertook an initiative to improve our manufacturing and engineering capabilities. In addition, we sold our products business in 2004 and our distribution business in 2005. We are now focused on our pressure control business, and in particular, upon our original equipment products.

Our Industry

Demand for our pressure and flow control and wellhead products and services is driven by exploration and development activity levels, which in turn are directly related to current and anticipated oil and gas prices. Demand for our pipeline products and services is driven by maintenance, repair and construction activities for pipeline, gathering and transmission systems. Market conditions have resulted in a significant increase in demand for drilling and production equipment and services.

We believe our business will benefit from the following:

•

Strong drilling rig activity.    Approximately 250 new drilling rigs entered the market during 2006. Spears & Associates, Inc. estimates that approximately the same number of drilling rigs will enter the U.S. market over the next year. According to Baker Hughes, the average U.S. drilling rig count is expected to increase by approximately 9% in 2007 while the number of wells drilled is expected to increase by approximately 12%. According to the Energy Information Administration, or EIA, the number of wells drilled during the year ended December 31, 2006 increased 21% over the number of wells drilled over the same period in 2005. We believe these additional drilling rigs and the expected increase in wells drilled will positively impact demand for our products and services.

•	U.S. hydrocarbon demand growth outpacing U.S. supply growth. According to the EIA, from 1990 to 2006, demand for natural gas in the U.S. grew at an annual rate of 0.7% while the U.S. domestic supply grew at an annual rate of 0.2%. The EIA recently estimated that U.S. domestic consumption of natural gas exceeded domestic production by 12% in 2006, a gap that the EIA forecasts will expand to 19% by 2010.

•

Increased decline rates in natural gas basins in the U.S.    As the chart below shows, even though the number of U.S. natural gas wells drilled per year has increased approximately 231% over the past decade from 9,539 to 31,587, a corresponding increase in production has not been realized. We believe that supply has not increased, in part, because of the accelerating decline rates of production from new wells drilled. A study published by the National Petroleum Council in September 2003 concluded that as a result of domestic natural gas decline rates of 25% to 30% per year, 80% of natural gas production in ten years will be from wells that had not yet been drilled. We believe this should create incentives to increase drilling activities in the U.S., which should increase the market for our products and services.

Source: Energy Information Administration

Our Strategy

Our strategy is to better position ourselves to capitalize on increased drilling activity in the oil and gas industry. We believe this increased activity will result in additional demand for our products and services. We intend to:

•

Expand our manufacturing capacity through facility expansions and improvements.    We have expanded our manufacturing capacity to increase the volume and number of products we manufacture, with an emphasis on our pressure and flow control product line. We invested approximately $5.4 million during 2006 on this expansion effort, which includes increasing our BOP manufacturing capacity from ten to 25 units per month by upgrading and expanding our machining capabilities at our existing facilities, along with our expansion into Buffalo and Tyler, Texas, Casper, Wyoming and Indianapolis, Indiana by opening four facilities during 2006. We expect to invest up to $9.7 million in 2007 to expand capacity by:

•	expanding our BOP repair capacity from 7 stacks per month to 11 stacks per month;

•	opening additional facilities for our wellhead product line;

•	opening additional facilities for our pipeline product line; and

•	expanding our elastomer producing capacity in North America.

•

Continue new product development.    Since April 2003, we have introduced 43 new products, and we will continue to focus on new product development across all of our product lines, with a continued focus on pressure and flow control products and more recently on wellhead products. To support our expansion, we have increased our engineering department staff to 21 employees and contract personnel as of December 31, 2006, compared to eight employees at December 31, 2005. A significant portion of this increase in engineering staff is related to our increased focus on our wellhead product line.

•

Expand our geographic areas of operation.    We intend to expand our geographic areas of operation, with particular focus on field services for our wellhead and pipeline product lines. We are expanding our wellhead and pipeline repair and remanufacturing services by establishing facilities in areas we believe will have high drilling activity, such as the Barnett Shale in North Texas, the Cotton Valley trend in the East Texas Basin, the Fayetteville Shale in the Arkoma Basin and the Rocky Mountain and Appalachian regions. For example, during 2006, we continued our expansion into the Rocky Mountain region by acquiring KC Machine LLC, located in Rock Springs, Wyoming, and opening a facility in Casper, Wyoming. In addition, we expanded into the East Texas Region by opening two facilities and the Midwest region by opening a facility in Indianapolis, Indiana. Also, during 2007 we established a presence in the Arkoma Basin by opening a facility in Conway, Arkansas.

•

Pursue strategic acquisitions and alliances.    Our acquisition strategy will focus on broadening our markets and existing product offerings. For example, in the first quarter of 2007 we entered into an agreement with Gefro Oilfield Services ASA to market our products and services and serve as an authorized repair center from their base in Stavanger, Norway. In 2006, we acquired KC Machine LLC, located in Rock Springs, Wyoming, to continue our expansion of our pressure and flow control, wellhead and pipeline products and services to customers located in the Rocky Mountain region. In addition, in July 2005, we entered into a joint participation agreement with SYMMSA, a subsidiary of GRUPO R, a conglomerate of companies that provides services to the energy and industrial sectors in Mexico. We will continue to seek similar strategic acquisition and alliance opportunities in the future.

Our Strengths

Our competitive strengths include:

•

Brand name acceptance.    We believe that our T-3 branded products have gained market acceptance with most of the leading drilling contractors, exploration and production companies, and pipeline companies. For example, original equipment product revenue increased approximately 78% from the year ending December 31, 2005 to the year ending December 31, 2006, and our revenues generated from original equipment products have increased from 57% of total revenue in the year ending December 31, 2005 to 65% in the year ending December 31, 2006.

•

Rapid response time.    Our 18 manufacturing facilities strategically located in Texas, Louisiana, Wyoming, Indiana, Arkansas and Alberta, Canada enable us to provide rapid response times to our customers’ original equipment product manufacturing and aftermarket demands. Our ability to manufacture and deliver our products from multiple facilities provides us with an advantage compared to many of our larger competitors with regard to production and delivery lead times. Our aftermarket parts and services business also enables us to provide critical services to our customers at the well site.

•

Customer-focused approach.    A number of our new original equipment products have been developed as a result of specific design requests from our customers. Our sales and engineering teams have worked with several leading drilling contractors and exploration and production companies to design and manufacture products that address certain of their concerns regarding operational efficiencies and safety.

•

Engineering and new product development capabilities.    We have significantly expanded our engineering and new product development capabilities. Our engineering staff has developed 43 new products since April 2003, including enhanced ram and annular BOPs, production and drilling chokes and API valves. For example, we have developed a proprietary BOP with an enclosed hydraulic system for extreme cold weather environments. We have also developed a large bore subsea BOP and shearing package for dynamically positioned rigs.

•

Leading aftermarket position in core geographic markets.    We believe we are a leading provider of aftermarket products and services for pressure control products in the Gulf Coast and Canada. We provide aftermarket services for our products as well as other brands, including BOPs sold by our major competitors. Our strong aftermarket business provides us consistent cash flows and generates marketing opportunities for our original equipment products business.

Our Products and Services

We manufacture, repair and service products used in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas. These products include the following:

•

BOPs.    A BOP is a large pressure valve located at the top of a well. During drilling operations, a series of BOPs is installed to provide pressure control. When activated, BOPs seal the well and prevent fluids and gases from escaping, protecting the safety of the crew and maintaining the integrity of the rig and wellbore.

•	BOP control systems. Our BOP control systems are actuators that are used to remotely open and close BOPs utilizing hydraulic pressure.

•

Elastomer products.    Elastomer products, which are constructed of molded rubber and metal, are the sealing elements in BOPs and wellhead equipment. Elastomer products require frequent replacement in order to ensure proper BOP functioning.

•

Chokes.    A choke is a valve used to control fluid flow rates or reduce system pressure. Chokes are used in oil and gas production, drilling and well servicing applications and are often susceptible to erosion from exposure to abrasive and corrosive fluids. Chokes are available for both fixed and adjustable modes of operation.

•

Manifolds and control valves.    Manifolds are arrangements of piping and valves used to control, distribute and monitor fluid flow. Control valves, which can be manually, hydraulically or electrically actuated, are valves used to control flow in a wide variety of oilfield and industrial applications. Our manifolds and control valves are used in oil and gas production, drilling and well servicing applications.

•

Custom coatings.    Our protective coatings consist of thin liquid or powder material that once applied over a structure prevents corrosion, wear and leakage problems. Our protective coatings are applied to a wide variety of oilfield and industrial products.

•

Wellhead products.    Our wellhead equipment includes wellheads, production chokes and production valves used for onshore oil and gas production. Wellhead equipment is installed directly on top of a completed well to ensure the safe and efficient flow of oil or gas from the wellbore to downstream separation and pipeline equipment. Wellhead equipment generally consists of a complex series of flanges, fittings and valves.

•

Pipeline products.    Our pipeline products include a wide variety of valves for pipeline applications, including gate, ball, control and check valves. Pipeline valves and related products are used in gathering systems (pipelines connecting individual wellheads to a larger pipeline system) and interstate pipelines (pipelines used to deliver oil, gas and refined products over long distances).

•

Aftermarket parts and services.    Equipment used in the oil and gas industry operates in harsh conditions and frequently requires new parts, ongoing refurbishment and repair services. Our aftermarket parts and services are focused on repair and remanufacture of BOPs, valves and other products and the installation and repair of wellhead and pipeline products. We provide aftermarket services for our products as well as other brands, including BOPs sold by our major competitors.

Customers and Markets

Our products are used in both onshore and offshore applications. Our customer base, which operates in active oil and gas basins throughout the world, consists of leading drilling contractors, exploration and production companies and pipeline companies. Demand for our pressure and flow control and wellhead products and services is driven by exploration and development activity levels, which in turn are directly related to current and anticipated oil and gas prices. Demand for our pipeline products and services is driven by maintenance, repair and construction activities for pipeline, gathering and transmission systems.

No single customer accounted for greater than 10% of our total revenues during 2006, 2005 or 2004. The following table lists our top ten customers for 2006:

Customers

Nabors Drilling International Ltd.	Pride International
Grey Wolf Drilling	Noble Corporation
Trinidad Drilling Ltd.	GlobalSantaFe Corporation
Ensign	Transocean Offshore
Diamond Offshore Drilling	Cactus Drilling

Marketing

We market our products through a direct sales force, which consisted of 40 persons at December 31, 2006. We believe that our proximity to customers is a key to maintaining and expanding our business. Almost all of our sales are on a purchase order basis at fixed prices on normal 30-day trade terms. Large orders may be filled on negotiated terms appropriate to the order. International sales typically are made with agent or representative arrangements, and significant sales are secured by letters of credit. Although we do not typically maintain supply or service contracts with our customers, a significant portion of our sales represents repeat business.

Suppliers and Raw Materials

In each of our product lines, new and used inventory and related equipment and parts are acquired from suppliers, including individual brokers, remanufacturing companies and original equipment manufacturers. The loss of any single supplier would not be significant to our business. We have not experienced and do not expect a shortage of products that we sell or incorporate into our manufactured products.

However, there is a strong demand for forgings, castings and outsourced coating services necessary for us to make our products. There can be no assurance that we will be able to continue to purchase these raw materials on a timely basis or at acceptable prices.

Insurance

We currently carry a variety of insurance for our operations. We are partially self-insured for certain claims in amounts we believe to be customary and reasonable. Although we believe we currently maintain insurance coverage adequate for the risks involved, there is a risk our insurance may not be sufficient to cover any particular loss or that our insurance may not cover all losses.

Competition

Our products are sold in highly competitive markets. We compete in all areas of our operations with a number of other companies, some of which have financial and other resources comparable to or greater than us. Our primary competitors, who are dominant in our business, are Cameron International Corporation, Hydril Company and National Oilwell Varco, Inc. We also have numerous smaller competitors. We believe the principal competitive factors are timely delivery of products and services, reputation, price, manufacturing capabilities, availability of plant capacity, performance and dependability. We believe several factors give us a strong competitive position relative to our competitors. Most significant are our rapid response times to our customers’ original equipment product manufacturing and aftermarket demands and the market acceptance of our original equipment products with most of the leading drilling contractors.

Backlog

As of December 31, 2006 and 2005, we had a backlog of $63.3 million and $30.1 million, respectively, consisting of written orders or commitments believed to be firm contracts for our pressure and flow control and pipeline products and services. These contracts are occasionally varied or modified by mutual consent and in some instances may be cancelable by the customer on short notice without substantial penalty. As a result, our backlog as of any particular date may not be indicative of our actual operating results for any future period. We believe that approximately 93% of the orders and commitments included in backlog at December 31, 2006 will be completed by December 31, 2007.

Patents and Trademarks

Our business has historically relied upon technical know-how and experience rather than patented technology. We own, or have a license to use, a number of patents covering a variety of products. Although these patents are important, no single patent is essential to our business.

We also rely on trade secret protection for our confidential and proprietary information. We routinely enter into confidentiality agreements with our employees, partners and suppliers. There can be no assurance, however, that others will not independently obtain similar information or otherwise gain access to our trade secrets.

Employees

As of December 31, 2006, we had 573 employees, 140 of whom were salaried and 433 of whom were paid on an hourly basis. The entire work force is employed within the United States and Canada. We consider our relations with our employees to be good. None of our employees are covered by a collective bargaining agreement.

Properties

We operate 18 manufacturing facilities as of March 31, 2007. Our facilities range in size from 3,000 square feet to approximately 189,000 square feet of manufacturing and related space, or an aggregate of approximately 502,000 square feet. Of this total, 378,000 square feet of manufacturing and related space is located in leased premises under leases expiring at various dates through 2016.

Manufacturing Facility	Size (Square Feet)	Leased/Owned
Buffalo, Texas	10,200	Leased
Casper, Wyoming	14,045	Leased
Conway, Arkansas	14,144	Leased
Houma, Louisiana—Main	39,200	Owned
Houma, Louisiana—Venture	61,000	Owned/Leased
Houston, Texas—Ardmore	189,000	Leased
Houston, Texas—Cypress	29,000	Owned
Indianapolis, Indiana	11,400	Leased
Jennings, Louisiana	25,000	Leased
Lafayette, Louisiana	9,250	Leased
Midland, Texas	4,800	Leased
Nisku, Alberta, Canada	33,000	Leased
Nisku, Alberta, Canada	13,000	Leased
Perryton, Texas	3,000	Leased
Robstown, Texas	10,000	Leased
Rock Springs, Wyoming	10,400	Leased
Shreveport, Louisiana	8,600	Leased
Tyler, Texas	16,900	Leased

We have expanded our manufacturing capacity to increase the volume and number of products we manufacture, with an emphasis on our pressure and flow control product line. We invested approximately $5.4 million during 2006 on this expansion effort, which includes increasing our BOP manufacturing capacity from ten to 25 units per month by upgrading and expanding our machining capabilities at our existing facilities, along with our expansion into Buffalo and Tyler, Texas, Casper, Wyoming and Indianapolis, Indiana by opening four facilities during 2006. We expect to invest up to $9.7 million in 2007 to expand capacity by:

•	expanding our BOP repair capacity from 7 stacks per month to 11 stacks per month;

•	opening additional facilities for our wellhead product line;

•	opening additional facilities for our pipeline product line; and

•	expanding our elastomer producing capacity in North America.

Environmental and Other Regulations

We operate facilities in the U.S. and abroad that are subject to stringent federal, state, provincial and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations can affect our operations in many ways, such as requiring the acquisition of permits to conduct regulated activities; restricting the manner in which we can release materials into the environment; requiring capital expenditures to maintain compliance with laws; and imposing substantial liabilities on us for pollution resulting from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, and the issuance of injunctions limiting or preventing our activities.

The trend in environmental regulation has been to place more restrictions and limitations on activities that may affect the environment, and thus, any changes in environmental laws and regulations that result in more stringent and costly waste handling, storage, transport, disposal or remediation requirements could have a material adverse effect on our business. In the event of future increases in costs, we may be unable to pass on those increases to our customers. While we believe that we are in substantial compliance with existing environmental laws and regulations and that continued compliance with current requirements would not have a material adverse effect on us, there is no assurance that this trend will continue in the future.

In the U.S., the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA or Superfund, and comparable state laws impose liability without regard to fault or the legality of the original conduct, on certain classes of persons considered to be responsible for the release of a hazardous substance into the environment. Under CERCLA, these “responsible persons” may be subject to joint and several, strict liability for the costs of cleaning up hazardous substances released into the environment, for damages to natural resources, and for the costs of certain health studies, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of the hazardous substances into the environment. We also may incur liability under the Resource Conservation and Recovery Act, as amended, or RCRA, which imposes requirements related to the handling and disposal of solid and hazardous wastes. We generate materials in the course of our operations that may be regulated as hazardous substances and/or solid or hazardous wastes.

We currently own or lease, and have in the past owned or leased, properties in the U.S. that for many years have been used as manufacturing facilities for industrial purposes. Although we used operating and disposal practices that were standard in the industry at the time, petroleum hydrocarbons or wastes may have been disposed of or released on or under such properties owned, leased or used by us or on or under other locations where such hydrocarbons or wastes have been taken for reclamation or disposal. In addition, some of these properties have been operated by third parties whose treatment and disposal or release of petroleum hydrocarbons and other wastes was not under our control. These properties and the materials disposed or released on them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, we could be required to remove or remediate previously disposed wastes or property contamination, or to perform remedial activities to prevent future contamination. While we have been identified as a potentially responsible party, or PRP, with respect to one site identified on the CERCLA National Priorities List designated for cleanup, we believe that our involvement at that site has been minimal, and that our liability for this matter will not have a material adverse effect on our business. Please see—Legal Proceedings” below.

The Federal Water Pollution Control Act, or the Clean Water Act, and analogous state laws impose restrictions and controls on the discharge of pollutants into waters of the U.S. or the states. Such discharges are prohibited, except in accord with the terms of a permit. Discharges in violation of the Clean Water Act could result in penalties, as well as significant remedial obligations. We believe that we hold all necessary permits for discharges for our U.S. facilities and that we are in material compliance with this act.

The Clean Air Act and comparable state laws restrict the emission of air pollutants from many sources in the U.S., including paint booths, and may require us to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce air emissions, impose stringent air permit requirements, or utilize specific equipment or technologies to control emissions. We believe that our U.S. operations are in material compliance with the Clean Air Act. In response to studies suggesting that emissions of certain gases may be contributing to warming of the Earth’s atmosphere, many foreign nations, including Canada, have agreed to limit emissions of these gases, generally referred to as “greenhouse gases,” pursuant to the United Nations Framework Convention on Climate Change, also known as the “Kyoto Protocol.” Methane, a primary component of natural gas, and carbon dioxide a byproduct of the burning of fossil fuels, are examples of greenhouse gases. Although the U.S. is not participating in the Kyoto Protocol, the current session of Congress is considering climate change legislation, with multiple bills having already been introduced in the Senate that propose to restrict greenhouse gas emissions. In addition, several states have already adopted legislation, regulations and/or regulatory initiatives to reduce emissions of greenhouse gases. Also, on April 2, 2007, the U.S. Supreme Court issued its decision in Massachusetts, et al. v. EPA, holding that the federal Clean Air Act provides EPA with the authority to regulate emissions of carbon dioxide and other greenhouse gases from mobile sources. The Supreme

Court also determined that EPA had failed to provide an adequate statutory basis for its refusal to regulate greenhouse gases from such sources. The Supreme Court reversed a decision rendered by the U.S. Circuit Court of Appeals for the District of Columbia and remanded the case to the Circuit Court for further proceedings consistent with its ruling, which will presumably require EPA to determine whether greenhouse gases from mobile sources present an endangerment to public health or welfare. Passage of climate control legislation by Congress or a determination by EPA that public health or welfare is endangered by emission of carbon dioxide from mobile sources may result in federal regulation of carbon dioxide emissions and other greenhouse gases. The oil and gas industry, which is to whom we supply our products, may be directly affected by such legislation. Consequently, any federal or state restrictions on emissions of greenhouse gases that may be imposed in areas of the United States in which we conduct business could adversely affect our operations and demand for our products.

Our U.S. operations are subject to the requirements of the federal Occupational Safety and Health Act, or OSHA, and comparable state laws that regulate the protection of the health and safety of employees. In addition, OSHA’s hazard communication standard requires that information be maintained about hazardous materials used or produced in our operations and that this information be provided to employees, state and local government authorities and citizens. We believe that our U.S. operations are in substantial compliance with these OSHA requirements.

Our operations outside of the U.S. are potentially subject to similar foreign governmental controls governing the discharge of material into the environment and environmental protection. We believe that our foreign operations are in substantial compliance with current requirements of those governmental entities, and that compliance with these existing requirements has not had a materially adverse effect on our results of operations or finances. However, there is no assurance that this trend of compliance will continue in the future or that such compliance will not be material. For instance, any future restrictions on emissions of greenhouse gases that are imposed in foreign countries in which we operate, such as in Canada, pursuant to the Kyoto Protocol or other locally enforceable requirements could adversely affect demand for our products.

Legal Proceedings

We are involved in various claims and litigation arising in the ordinary course of business. In June 2003, a lawsuit was filed against us in the 61st Judicial District of Harris County, Texas as Yuma Exploration and Production Company, Inc. v. United Wellhead Services, Inc. The lawsuit alleges that certain equipment purchased from and installed by our wholly owned subsidiary was defective. The plaintiffs initially alleged repair and replacement damages of $0.3 million. During the second quarter of 2005, the plaintiffs alleged production damages in the range of $3 to $5 million.

In addition, in December 2001, a lawsuit was filed against us in the 14th Judicial District Court of Calcasieu Parish, Louisiana as Aspect Energy LLC v. United Wellhead Services, Inc. The lawsuit alleges that certain equipment purchased from and installed by United Wellhead Services, Inc. was defective in assembly and installation. The plaintiffs have alleged certain damages in excess of $5 million related to repairs and activities associated with the product failure and have also claimed unspecified damages with respect to certain expenses, loss of production and damage to the reservoir.

We have tendered the defense of the above claims under our comprehensive general liability insurance policy and our umbrella policy. We do not believe that the outcome of these legal actions will have a material adverse effect on our business.

In July 2003, a lawsuit was filed against us in the U.S. District Court, Eastern District of Louisiana as Chevron U.S.A. Inc. v. Aker Maritime, Inc. The lawsuit alleges that one of our wholly owned subsidiaries failed to deliver the proper bolts and/or sold defective bolts to the plaintiff’s contractor to be used in connection with a drilling and production platform in the Gulf of Mexico. The plaintiffs claim that the bolts failed and they had to replace all bolts at a cost of approximately $4 million. The complaint names the plaintiff’s contractor and seven of its suppliers and subcontractors (including our subsidiary) as the defendants and alleges negligence on the part of all defendants. We have filed our motion to dismiss the lawsuit, denying responsibility for the claim. We have also filed a cross claim against our supplier. Discovery is ongoing in this lawsuit, which is scheduled to be tried in June 2007. We do not believe that the outcome of this legal action will have a material adverse effect on our business.

We have been identified as a potentially responsible party with respect to the Lake Calumet Cluster site near Chicago, Illinois, which has been designated for cleanup under CERCLA and similar state laws. Our involvement at this site is believed to have been minimal. Because it is early in the process, no determination of our actual liability can be made at this time. As such, we have not currently accrued for any future remediation costs related to this site. Based upon our involvement with this site, we do not expect that our share of remediation costs will have a material impact on our financial position, results of operations and cash flows.

MANAGEMENT

Executive Officers and Directors

The following table lists our executive officers and directors, their ages and their positions:

Name	Age	Position
Gus D. Halas	56	President, Chief Executive Officer, Chairman of the Board and Director
Michael T. Mino	52	Vice President, Chief Financial Officer and Secretary
Keith A. Klopfenstein	40	Vice President of Operations
Joseph R. Edwards (1)	34	Director
Michael W. Press	60	Director
Stephen A. Snider	59	Director
James M. Tidwell	60	Director

(1)	Upon completion of this offering, Mr. Edwards, a director of First Reserve, will resign as a member of our board of directors.

Gus D. Halas has served as our President and Chief Executive Officer and as a director since May 1, 2003. He was elected Chairman of the Board on March 8, 2004. From August 2001 to April 2003, Mr. Halas served as President and Chief Executive Officer of Clore Automotive, Inc., a Lenexa, Kansas-based manufacturer and distributor of after-market auto parts and supplies. From January 2001 to May 2001, Mr. Halas served as President and Chief Executive Officer of Marley Cooling Tower Company, a manufacturer of evaporative water-cooling towers for generation, industrial refrigeration and HVAC markets throughout the world. From January 1999 to August 2000, Mr. Halas served as President of Ingersoll-Dresser’s Pump Services Group, a remanufacturer and service provider of centrifugal pumps. From September 1986 to January 1999, Mr. Halas spent his career in various management roles, most recently as Senior Vice President, Customer Support Services of Sulzer Industries, Inc., a manufacturer, remanufacturer and service provider of centrifugal pumps.

Michael T. Mino has served as our Chief Financial Officer since April 19, 2005. Mr. Mino had served as Vice President, Corporate Controller and Secretary since August 2002 and as our Vice President, Chief Financial Officer, Secretary and Treasurer from the consummation of the merger with IHI on December 17, 2001 until August 2002. From March 2000 until the merger, Mr. Mino served as Vice President and Chief Financial Officer of former T-3, which was acquired in the merger. From July 1997 until March 2000, he served as Chief Financial Officer, Secretary and Treasurer of Tulsa Industries, Inc., a manufacturer of oilfield equipment headquartered in Tulsa, Oklahoma. From July 1995 until July 1997, he served as Chief Financial Officer of Intellicard Communications, Inc., a privately held reseller of long distance services. Before then, Mr. Mino was in public accounting for 18 years with PricewaterhouseCoopers L.L.P., the last six of which he served as a partner in the firm’s Business Assurance Division.

Keith A. Klopfenstein has served as our Vice President of Operations since September 23, 2003. Mr. Klopfenstein joined us in May 2003 as Manager of Operations. From December 2002 to April 2003, Mr. Klopfenstein served as Vice President of Strategic Operations for Flow Products Inc., a manufacturer of pumps for the municipal, petroleum, industrial and chemical industries. From May 2001 to November 2002, he served as Vice President of Operations for Flow Products Inc. From October 1997 to May 2001, Mr. Klopfenstein was Manufacturing Manager at Tyco Valves & Controls, a manufacturer of valves and actuators for the municipal, industrial, commercial building and chemical industries. Before then, Mr. Klopfenstein held a variety of engineering and management positions with two subsidiaries of Keystone International, Inc.

Joseph R. Edwards has served as a director since the consummation of our merger with IHI. Mr. Edwards is a Director of First Reserve Corporation, a private equity firm focusing on the energy industry, which he joined in 1998. Mr. Edwards is responsible for deal origination, due diligence, structuring, execution and monitoring of First Reserve’s investments, particularly in the oilfield services and infrastructure sectors. Prior to joining First Reserve, Mr. Edwards served as a member of the corporate finance team of Simmons & Company International, a Houston-based, energy-focused investment-banking firm. Mr. Edwards also serves as a director of Quintana Maritime Limited.

Michael W. Press has served as a director since July 2004. Mr. Press was Chief Executive Officer of KBC Advanced Technologies Plc, an international petroleum consulting firm, from 1997 to 2001, and since 2001 has been self-employed. Preceding that, he spent 27 years in the energy industry in senior management and executive positions. These positions included, but were not limited to, Executive Vice President of Refining and Marketing at Amerada Hess Corporation from 1994 to 1996, Senior Vice President of Manufacturing and Supply at British Petroleum Plc from 1990 to 1994, and Senior Vice President of Crude Trading and Transportation at The Standard Oil Company from 1986 to 1988. Mr. Press is currently a member of the Board of Directors of ABARTA, Inc., Petrofac Ltd. and Chart Industries. He is also a member of the Advisory Board of Pharmadule Emtunga.

Stephen A. Snider has served as a director since August 2003. Mr. Snider is Chairman, President and Chief Executive Officer of Universal Compression Holdings, Inc., a global natural gas compression services company, and also holds the same positions for the general partner of Universal Compression Partners, L.P., a domestic natural gas contract compression services business. Both companies are headquartered in Houston, Texas. Mr. Snider has over 30 years of experience in senior management of operating companies and also serves as a director of Energen Corporation, a publicly traded energy company.

James M. Tidwell has served as a director since the consummation of our merger with IHI. Mr. Tidwell is currently Executive Vice President and Chief Operating Officer of WEDGE Group Incorporated, a privately owned investment company with holdings in manufacturing, hotels, commercial real estate and oilfield services. He was Vice President and Chief Financial Officer of WEDGE from January 2000 through January 2007. From August 1996 through June 1999, Mr. Tidwell served as Executive Vice President and Chief Financial Officer of Daniel Industries, Inc., and he served as President of Daniel Measurement & Control from July 1999 until January 2000. Before then, Mr. Tidwell served as Vice President and Chief Financial Officer of Hydril Co. from August 1992 until July 1996. Mr. Tidwell is a director of Pioneer Drilling Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Executive Compensation Program

Compensation for our executive officers for 2006 was determined based on the contractual terms of the officers’ employment agreements and bonus plans approved by our Board of Directors as well as equity awards made pursuant to, and in accordance with, provisions of the 2002 Stock Incentive Plan. Bonus compensation is determined based upon achievement of certain specified company earnings targets.

The T-3 Energy Services 2002 Stock Incentive Plan is intended to provide our key employees (including executive officers) and those of our subsidiaries with a continuing proprietary interest in us, with a view to increasing the interest in our welfare of those personnel who share the primary responsibility for our management and growth. Moreover, the T-3 Energy Services 2002 Stock Incentive Plan provides a significant non-cash form of compensation that is intended to benefit us by enabling us to continue to attract and to retain qualified personnel.

Under the supervision of the Compensation Committee (for purposes of this analysis, the “Committee”), our goal is to develop and implement compensation policies, plans and programs designed to enhance our profitability, and therefore stockholder value, by aligning closely the financial interests of our senior executives with those of our stockholders. The Committee has adopted the following objectives as guidelines for making its compensation decisions:

•	Provide a competitive total compensation package that enables us to attract and retain key executives;

•	Integrate all compensation programs with our annual and long-term business objectives and strategy, and focus executive behavior on the fulfillment of those objectives; and

•	Provide variable compensation opportunities that are directly linked to our performance and that align executive remuneration with the interests of stockholders.

The roles of the Committee and management in the compensation-setting process are discussed in more detail below.

Throughout this prospectus supplement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during 2006 and the other individuals included in the Summary Compensation Table are referred to as “Named Executive Officers.”

Role of the Committee

The Committee sets the compensation for our executive personnel and administers our 2002 Stock Incentive Plan and other compensation plans.

The Committee is authorized to make incentive equity awards under the incentive plan to key employees, including our officers (whether or not they are also directors), and officers of our subsidiaries. Although the incentive awards are not based on any one criterion, the Committee will direct particular attention to management’s ability to implement our growth strategy. In making incentive awards, the Committee will also consider margin improvements achieved through management’s realization of operational efficiencies.

Role of Our Executive Officers

Members of our management team play an important role in the compensation-setting process. The most significant aspects of our management’s involvement in this process are:

•	preparing materials in advance of Committee meetings for review by the Committee members;

•	evaluating employee performance;

•	establishing our business goals; and

•	recommending the compensation arrangements and components for our employees, excluding our senior officers.

Our Chief Executive Officer is instrumental to this process. Specifically, the Chief Executive Officer assists the Committee in:

•	evaluating senior officer performance;

•	providing background information regarding our business goals; and

•	recommending the compensation arrangements and components for our senior officers.

Objectives of Our Compensation Program

Compensation Philosophy

As discussed above, our executive compensation program emphasizes a pay-for-performance philosophy. As part of this philosophy, the Committee carefully determines the percentage mix of compensation it thinks is appropriate for each of our corporate officers. This is not a mechanical process, and the Committee uses its judgment and experience, as well as input from our Chief Executive Officer, to determine the appropriate mix of compensation for each individual. To accomplish this goal, the Committee utilizes the tools described below to guide its compensation decisions.

The compensation of our corporate officers is reviewed annually and this review typically takes place in the early part of our first quarter. The corporate officers’ compensation, other than the Chief Executive Officer, is submitted to the Compensation Committee based upon our Chief Executive Officer’s recommendation. At that time, the Compensation Committee will meet in a private session to determine the amounts and mix of the Chief Executive Officer’s compensation as well as review the recommendations of our Chief Executive Officer with respect to the other corporate officers’ compensation. The last review was performed in January 2007. Any significant changes to the officers’ compensation have been filed with the SEC on Form 8-K.

Benchmarking

Salaries for senior executives are intended to be competitive with that paid in comparably situated industries and to provide a reasonable degree of financial security and flexibility to those individuals who the board of directors regards as adequately performing the duties associated with the various senior executive positions. In furtherance of this objective, the Committee periodically, at a minimum annually, reviews the salary levels of a sampling of companies that are regarded by the Committee as having sufficiently similar financial and operational characteristics to provide a reasonable basis for comparison. Although the Committee does not attempt to specifically tie executive salaries to those offered by any particular sampling of companies, the review provides a useful gauge in administering our salary policy. In general, however, the Committee considers the credentials, length of service, experience, and consistent performance of each individual senior executive when setting compensation levels.

Our group of Peer Companies includes:

•	Cameron International Corporation;

•	Hydril Company;

•	Weatherford;

•	National Oilwell Varco, Inc.;

•	Oil States Industries, Inc.; and

•	Other - Houston Area Manufacturer Survey participants, primarily oilfield service related.

Compensation Components

Our corporate officers are compensated through short-term compensation plans and long-term incentive compensation plans, which consist of cash and non-cash compensation. Our short-term compensation plans include an annual base salary and our annual bonus plan. Our long-term incentive compensation plans include our 2002 Stock Incentive Plan, which permits the granting of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units and other types of incentive awards, some of which may require the satisfaction of performance-based criteria in order to be payable to the grantees. In addition, our corporate officers receive health and welfare benefits, and certain of our officers receive a vehicle allowance and reimbursement of club dues.

We evaluate these components of compensation annually. Additionally, we believe that the mix of these compensation components provide effective incentives to the corporate officers for achieving our various goals to maximize shareholder value. There have not been any significant changes to the mix of these compensation components for the past several years.

Base Salary

We provide the Named Executive Officers and other employees with an annual base salary to compensate them for services rendered during the fiscal year. Our goal is to set base salaries for our corporate officers at levels that are competitive with comparable companies for the skills and requirements of similar positions. The Committee also considers individual performance and experience as well as our financial performance in setting the base salaries for our corporate officers to ensure that each officer is appropriately compensated.

The individual base salary levels are generally reviewed each January and are adjusted based on an analysis of current market salary levels at our Peer Companies, individual performance and experience, job responsibilities, cost of living considerations and our financial performance.

The base salaries paid to our Named Executive Officers are set forth below in the Summary Compensation Table. For the fiscal year ended December 31, 2006, approximately 21% to 55% of each Named Executive Officer’s total compensation was comprised of base salaries. No material changes to 2007 base salaries have been made for the Named Executive Officers.

Non-Equity Incentive Plan

Consistent with our pay-for-performance philosophy, we use an annual cash bonus plan to motivate and reward our corporate officers for achieving certain specified company earnings targets and financial and operational ratios. The bonus plan for the corporate officers, except for the Chief Executive Officer, is comprised of a defined bonus based on our specific earnings targets and ratios, along with a discretionary bonus based on the individual’s performance. The defined bonus plan is comprised of the following goals:

•	Earnings before interest and taxes (EBIT) target

•	Adjusted net working capital days target

•	Total recordable incident rate (TRIR) target

These targets were chosen because they are consistent with our annual and long-term business objectives and strategy. The potential for greater (or lesser) amounts of incentive compensation is intended to motivate participants to achieve these goals and to not reward participants if these goals are not achieved.

The amount of bonus compensation is based on a percentage of the officers’ salaries and is weighted between the above three goals with a majority of the allocation weighted to the EBIT target. Each of the above goals has a range with a low target level, a base target level, and a high target level. Thus, these percentages can vary and it is possible for an officer to obtain incentive compensation greater (or lesser) than the base targeted levels.

The 2006 defined bonus plan target amounts and weightings were determined by the Compensation Committee based on our annual objectives, along with input from our Chief Executive Officer. The base target levels were met for all three goals in 2006. In addition, discretionary bonus amounts were paid to the corporate officers related to their performance during 2006.

The 2007 bonus program is consistent with the 2006 bonus program.

Our Chief Executive Officer is eligible for an annual bonus to be awarded, if at all, based on achievement of performance goals established annually by the Board of Directors or a committee thereof. The performance goals of our Chief Executive Officer are consistent with the performance objectives of the other Named Executive Officers.

Long-Term Equity Incentive Compensation

To align the compensation of our corporate officers with the attainment of our business goals and an increase in stockholder value, we award long-term equity incentive grants to our corporate officers as part of our total compensation package. These awards are made pursuant to the 2002 Stock Incentive Plan.

In January 2006 and April 2006, the Committee approved the award of stock options to our corporate officers and shares of restricted stock to our Chief Executive Officer, respectively, for the fiscal year ended December 31, 2006. The amounts of the awards were determined by the Committee based on the specific design of our overall compensation plan with respect to the types of awards granted, as well as individual performance and our financial performance. When determining the appropriate combination of stock options and shares of restricted stock, the Committee’s goal is to weigh the cost of these grants with their potential benefits as a compensation tool. The Committee believes that providing grants of stock options or restricted stock effectively balances our objective of focusing the Named Executive Officers on delivering long-term value to our stockholders with our objective of providing value to the executives with the equity awards. Typically, the Committee grants stock options to our executive officers. In 2006, the Committee also granted shares of restricted stock to our Chief Executive Officer.

Vesting of these awards is intended to facilitate retention. Consequently, the stock options vest 33% per year over a three-year period. Half of the shares of restricted stock, or 50,000 shares, vest on January 11, 2008, if our Chief Executive Officer remains employed with us through this vesting date. Of the remaining 50,000 shares, 25,000 vested on January 12, 2007 as our common stock price had increased at least 25% from the closing price of the common stock on January 12, 2006, and 25,000 will vest on January 11, 2008 if our common stock price has increased at least 25% from the closing price of the common stock on January 12, 2007, provided in both cases that our Chief Executive Officer remains employed with us through the applicable vesting date. If on each of the vesting dates, our common stock price has not increased by at least 25%, then a pro rata portion of the shares shall be vested for any increase in the closing price of the common stock as determined on such vesting date.

The sale of our common stock by First Reserve Fund VIII in November 2006 coupled with its sale of our common stock in this offering will constitute a “change of control” pursuant to the terms of our employment agreement with Gus D. Halas, our Chairman, President and Chief Executive Officer. As a result, 66,667 unvested stock options with an exercise price of $12.31 and 75,000 unvested shares of restricted stock held by Mr. Halas will become fully vested upon completion of this offering. For a description of Mr. Halas’ employment agreement, please read “—Other Potential Post-Employment Payments.”

The Committee believes awards of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units and other types of incentive awards, some of which may require the satisfaction of performance-based criteria in order to be payable to the grantees, more completely align management’s interests with our interests and those of our stockholders, while increasing our ability to retain key members of our management team.

The long-term equity incentive grants awarded to our Named Executive Officers are set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table. For the fiscal year ended December 31, 2006, approximately 21% to 57% of each Named Executive Officer’s total compensation was comprised of long-term equity incentive grants.

401(k) Plan

We have a defined contribution profit sharing plan designed to assist our eligible officers and employees in providing for their retirement. We match the contributions of our employees to the plan, up to the greater of 3% of eligible compensation, or $6,600 for 2006 and 3% of eligible compensation, or $6,600 for 2007. Matching contributions may be in the form of cash or shares of our common stock or a combination of both, as determined by the Committee. To date, all of our matches have been in cash for all employees.

Other Benefits

Health and Welfare Benefits. We provide our corporate officers with medical, dental, disability insurance and life insurance to meet their health and welfare needs. This is a fixed component of compensation and the benefits provided are the same or comparable to all of our full-time employees.

Vehicle Allowance. Certain of our corporate officers are provided a vehicle, or the economic equivalent. For the year ended December 31, 2006, Mr. Halas and Mr. Mino received annual vehicle allowances of $12,000 and $11,465, respectively. These amounts have not changed since the effective dates of their employment agreements and were determined based upon market levels of our Peer Companies at that time. We provide this benefit in order to be competitive with our Peer Companies and for the long-term retention of these officers.

Club Dues. Certain of our corporate officers are reimbursed for club dues. For the year ended December 31, 2006, Mr. Halas and Mr. Mino were reimbursed $5,455 and $5,533, respectively. We provide this benefit in order to be competitive with our Peer Companies and for the long-term retention of these officers in order to achieve our goals.

Employment Agreements, Severance Benefits and Change in Control Provisions

The Named Executive Officers have employment agreements that contain provisions for severance benefits in connection with defined termination events, such as a change of control or for any reason other than due to death, disability or cause.

Stock Ownership/Retention Guidelines

Stock ownership guidelines have not been implemented by the Committee for our corporate officers. However, we encourage our corporate officers to participate in stock ownership. We will continue to periodically review best practices and re-evaluate our position with respect to stock ownership guidelines.

Tax Deductions for Compensation

In conducting the compensation programs applicable to our corporate officers, the Committee considers the effects of Section 162(m) of the Internal Revenue Code, which denies publicly held companies a tax deduction for annual compensation in excess of $1 million paid to their chief executive officer or any of their four other most highly compensated corporate officers who are employed on the last day of a given year, unless their compensation is based on performance criteria that are established by a committee of outside directors and approved, as to their material terms, by that company’s stockholders.

Based on current interpretive authority, our ability to deduct compensation expense generated in connection with the exercise of options granted under our stock incentive plan should not be limited by Section 162(m). Our stock incentive plan has been designed to provide flexibility with respect to whether restricted stock awards will qualify as performance-based compensation under Section 162(m) and, therefore, be exempt from the deduction limit. If the forfeiture restrictions relating to a restricted stock award are based solely upon the satisfaction of one of the performance criteria set forth in the stock incentive plan, then the compensation expense relating to the award should be deductible by us if the restricted stock award becomes vested. However, compensation expense deductions relating to a restricted stock award will be subject to the Section 162(m) deduction limitation if the award becomes vested based upon any other criteria set forth in the award (such as vesting based upon continued employment with us or upon a change of control). A portion of the restricted stock awards granted to our Chief Executive Officer in 2006, which are subject to vesting based on continued employment with us and which we become fully vested upon completion of this offering pursuant to a change of control provision in our Chief Executive Officer’s employment agreement, will be subject to the Section 162(m) deduction limitation. In addition, the portion of total salary and bonus compensation that exceeds one million dollars for each of our Chief Executive Officer and our other corporate officers does not so qualify and is subject to the limitation on deductibility under Section 162(m). As a result, we have in the past and may from time to time in the future, pay compensation to our corporate officers that is not deductible.

Conclusion

We believe that the amounts and mix of the Named Executive Officers’ compensation components are fair and appropriate based upon the current market conditions and the goals that were historically achieved by us. Additionally, we believe that the compensation package is consistent with our industry Peer Companies.

Summary Compensation Table

The following table provides certain summary information covering compensation paid or accrued during 2006 to our chief executive officer and certain other executive officers (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (3) ($)	Total ($)
Gus D. Halas,
President, Chief Executive
Officer, and Chairman	2006	450,000	—	941,408	252,149	450,000	—	17,455	2,111,012

Michael T. Mino,
Vice President and
Chief Financial Officer	2006	165,550	—	—	61,997	57,900	—	16,103	301,550

Keith A. Klopfenstein,
Vice President - Operations	2006	140,969	—	—	65,181	60,000	—	—	266,150

(1)	These columns represent the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of restricted stock and stock options granted to each of the named executives, in 2006 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures. For additional information on the valuation assumptions, refer to Note 14 of our financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 16, 2007.

(2)	This column represents the annual defined and discretionary bonuses paid for 2006.

(3)	Other Annual Compensation for 2006 for Mr. Halas consists of an automobile allowance of $12,000 and $5,455 in club dues. Other Annual Compensation for 2006 for Mr. Mino consists of an $11,465 automobile allowance and $4,638 in club dues.

Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards granted to the Named Executive Officers during 2006.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Options
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (2)(#)	Maximum (#)	Units (3)(#)	Options (4)(#)	Awards ($/ Sh)	Awards (5)($)
Gus D. Halas	01/12/06	—	—	—	—	—	—	—	100,000	12.31	561,000
	04/27/06	—	—	—	—	50,000	—	50,000	—	—	1,759,982
Michael T. Mino	01/12/06	—	43,000	64,500	—	—	—	—	25,000	12.31	140,250

Keith A. Klopfenstein	01/12/06	—	38,250	57,375	—	—	—	—	25,000	12.31	140,250

(1)	These columns show the 2006 potential range of bonuses under the defined bonus plan. Mr. Halas’s bonus is entirely at the discretion of the Compensation Committee.

(2)	This column shows the 50,000 shares of restricted stock granted to Mr. Halas during 2006 that vest on January 11, 2008, if Mr. Halas remains employed with us through this vesting date. Upon completion of this offering, these shares of restricted stock held by Mr. Halas will become fully vested pursuant to the terms of his employment agreement. For a description of Mr. Halas’ employment agreement, please read “—Other Potential Post-Employment Payments.”

(3)	This column shows the number of performance-based restricted stock awards granted to Mr. Halas during 2006. Of the 50,000 shares, 25,000 vested on January 12, 2007, since our common stock price has increased at least 25% from the closing price of the common stock on January 12, 2006, and 25,000 will vest on January 11, 2008 if our common stock price increases at least 25% from the closing price of the common stock on January 12, 2007, provided that Mr. Halas remains employed with us through the applicable vesting date. If on the vesting date, our common stock price has not increased at least 25%, then a pro rata portion of the shares shall be vested for any increase in the closing price of the common stock as determined on such vesting date. Upon completion of this offering, these shares of restricted stock held by Mr. Halas will become fully vested pursuant to the terms of his existing employment agreement. For a description of Mr. Halas’ existing employment agreement, please read “—Other Potential Post-Employment Payments.”

(4)	This column shows the number of stock options granted to the Named Executive Officers during 2006. The stock options vest and become exercisable ratably over three years. Of the amount shown for Mr. Halas, 33,333 are vested as of April 9, 2007. Upon completion of this offering, 66,667 of these options held by Mr. Halas will become fully vested pursuant to the terms of his employment agreement. For a description of Mr. Halas’ employment agreement, please read “—Other Potential Post-Employment Payments.”

(5)	This column shows the full grant date fair value of the stock options and restricted stock awards under SFAS 123R granted to the Named Executive Officers in 2006. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. For additional information on the valuation assumptions, refer to Note 14 of our financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the Commission on March 16, 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the current holdings of stock options and stock awards by the Named Executive Officers as of December 31, 2006. This table includes unexercised and unvested stock option awards and unvested restricted stock awards. The vesting schedule of the stock options and restricted stock awards and the market value of the restricted stock awards is discussed above in the footnotes to the Grants of Plan-Based Awards table.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Gus D. Halas	100,000	—	—	6.28	4/30/13	—	—	—	—
	33,333	16,667	—	6.98	2/19/14	—	—	—	—
	—	100,000	—	12.31	1/12/16	—	—	—	—
	—	—	—	—	—	100,000	1,759,982	—	—

Michael T. Mino	28,317	—	—	11.01	3/20/10	—	—	—	—
	11,083	—	—	14.41	3/20/10	—	—	—	—
	5,205	—	—	12.80	3/20/10	—	—	—	—
	5,000	—	—	6.85	2/27/13	—	—	—	—
	2,000	1,000	—	6.98	2/19/14	—	—	—	—
	5,000	10,000	—	7.41	1/21/15	—	—	—	—
	—	25,000	—	12.31	1/12/16	—	—	—	—

Keith A. Klopfenstein	5,000	—	—	6.85	6/26/13	—	—	—	—
	6,667	3,333	—	6.98	2/19/14	—	—	—	—
	3,333	6,667	—	7.41	1/21/15	—	—	—	—
	—	25,000	—	12.31	1/21/16	—	—	—	—

(1)	Stock options vest 33% per year over a three-year period.

(2)	50,000 shares of restricted stock vest on January 11, 2008, if Mr. Halas remains employed with the Company through this vesting date. Of the remaining 50,000 shares, 25,000 vested on January 12, 2007 as the Company’s common stock price has increased at least 25% from the closing price of the common stock on January 12, 2006, and 25,000 will vest on January 11, 2008 if the Company’s common stock price has increased at least 25% from the closing price of the common stock on January 12, 2007, provided that Mr. Halas remains employed with the Company through the vesting date. All 75,000 unvested shares of restricted stock held by Mr. Halas will vest pursuant to the terms of his existing employment agreement upon completion of this offering. Please read “—Other Potential Post-Employment Payments.”

Option Exercises and Stock Vested in Fiscal 2006

During 2006, there were no stock options exercised by or vesting of restricted stock awards for the Named Executive Officers.

Other Potential Post-Employment Payments

As described herein, the Named Executive Officers have employment agreements that contain provisions for severance benefits in connection with defined termination events, such as a change of control or for any reason other than due to death, disability or cause.

On April 27, 2006, we and Gus D. Halas, our President, Chief Executive Officer and Chairman, entered into an Amended and Restated Employment Agreement (the “Agreement”). The Agreement has an initial two year term commencing in April 2006; however, after the first year, the Agreement is automatically renewed at the end of each calendar month so that the remaining term of the Agreement is always one year. The Agreement provides for an annual base salary of $450,000, an annual bonus to be awarded in the discretion of our board of directors or a committee thereof, and the grant of 100,000 shares of restricted common stock effective January 12, 2006 pursuant to the Restricted Stock Award Agreements. The Agreement contains standard confidentiality covenants with respect to our trade secrets and non-competition and non-solicitation covenants until the later of the first anniversary of the date of termination or resignation or such time as Mr. Halas no longer receives any payments under the Agreement. If Mr. Halas is terminated for any reason other than due to death, disability or cause (as defined in the Agreement), we are required to pay Mr. Halas an amount equal to two times his average base salary and bonus for the prior two fiscal years of employment, and all stock options to purchase shares of our common stock and all restricted stock grants will be fully vested. In addition, if through our actions Mr. Halas ceases to hold the title of Chairman, President or Chief Executive Officer, ceases to report directly to the board of directors, has any of his primary business responsibilities shifted to another employee that does not report directly to him or is transferred outside of Houston, Texas, and he resigns within 60 days after such event, the resignation will be deemed a termination without cause for purposes of the severance payments described above. Upon the occurrence of a change of control, which is defined in the Agreement as a closing of a transaction or series of related transactions in which either (A) more than 70% of the voting power of us, or (B) substantially all of our assets, are transferred to parties that were not our stockholders or an affiliate of such stockholder prior to such transactions or series of transactions, we are required to promptly pay Mr. Halas an amount equal to two times his average base salary and bonus for the prior two fiscal years of employment, and all stock options to purchase shares of our common stock and all restricted stock grants will be fully vested; provided, that Mr. Halas will no longer be entitled to receive the severance payment described above in the event of his subsequent termination for any reason other than due to death, disability or cause. The sale of shares of our common stock by First Reserve in November 2006, coupled with the sale of shares of our common stock in this offering, will constitute a change of control under the Agreement resulting in a change of control payment to Mr. Halas of $1.6 million upon completion of this offering and the vesting of 66,667 unvested stock options as well as 75,000 unvested shares of restricted stock.

The employment agreement with Michael T. Mino, our Vice President and Chief Financial Officer is for a one-year term, commencing in March 2000, and is automatically renewed at the end of each calendar month so that the remaining term of the agreement is always one year. The employment agreement provides for an annual base salary of $172,000 for 2007. The agreement contains standard confidentiality covenants with respect to our trade secrets and non-competition covenants until the later of (i) the first anniversary of the date of termination or resignation or (ii) such time as Mr. Mino no longer receives any payments under the agreement. If Mr. Mino is terminated for any reason other than due to death, disability or cause (as defined in the agreement), we are required to make monthly severance payments for the remaining term of his employment equal to his monthly base salary on termination. If Mr. Mino is terminated, other than for cause, upon a change of control (as defined in the agreement), we are required to make monthly severance payments for two years from the date of his termination equal to his monthly base salary on termination. If within 18 months of a change of control transaction, Mr. Mino has a material demotion in his title or responsibilities or is transferred outside of Houston, Texas, and he resigns within 60 days after that demotion or transfer, the resignation will be deemed a termination without cause for purposes of the severance payments described above.

On June 1, 2006, T-3 Management Services, L.P. (“T-3 Management”), our subsidiary, entered into the Fourth Employment Agreement (the “Fourth Agreement”) with Keith A. Klopfenstein, Vice President of Operations, which has a two-year term ending on May 31, 2008. The Fourth Agreement provides for an annual base salary of $153,000 for 2007 and contains standard confidentiality covenants with respect to our trade secrets and non-competition and non-solicitation covenants until the later of the first anniversary of the date of termination or resignation or such time as Mr. Klopfenstein no longer receives any payments under the Fourth Agreement. If Mr. Klopfenstein is terminated for any reason other than due to death, disability or cause (as defined in the Fourth Agreement), T-3 Management is required to make monthly severance payments equal to his monthly base salary on termination for the lesser of one year or the remaining term of his employment. In addition, if within 18 months of a change of control (as defined in the Fourth Agreement) of us, Mr. Klopfenstein has a material demotion in his title or responsibilities or is transferred outside of Houston, Texas, and he resigns within 60 days after that demotion or transfer, T-3 Management is required to make monthly severance payments equal to his monthly base salary on termination for one year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We leased certain buildings under noncancelable operating leases from certain of our employees during 2006. Lease commitments under these leases are approximately $0.2 million for 2007. Rent expense to related parties was $0.1 million for the year ended December 31, 2006.

Any future reportable transactions between our related parties and us other than in the ordinary course of business will be reviewed and approved in advance by our Audit Committee.

PRINCIPAL STOCKHOLDERS

The table below sets forth certain information regarding the beneficial ownership of common stock at March 31, 2007, by (i) each person known to us to beneficially own more than 5% of our common stock, (ii) each director and nominee for director, (iii) each Named Executive Officer, and (iv) all directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Class
First Reserve Fund VIII, L.P. (2) One Lafayette Place Greenwich, CT 06830	4,917,650	44.2%

J. Carlo Cannell (3) 240 E. Deloney Ave. Jackson, WY 83001	1,000,000	9.3%

Directors and Executive Officers:
Gus D. Halas (4)	290,333	2.7%
Michael T. Mino (5)	74,727	*
Keith A. Klopfenstein (6)	30,000	*
Joseph R. Edwards (7)(8)	20,000	*
James M. Tidwell (7)	20,000	*
Stephen A. Snider (9)	11,000	*
Michael W. Press (10)	5,000	*
All directors and executive officers as a group (7 persons) (4) – (10)	431,060	3.9%

*	Less than 1%
(1)	Subject to community property laws where applicable, each person has sole voting and investment power with respect to the shares listed, except as otherwise specified. This table is based upon information supplied by officers, directors and stockholders beneficially owning more than 5% of our common stock and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission.
(2)	Consists of 4,565,373 shares of common stock held directly by First Reserve Fund VIII, an exercisable warrant to purchase 313,943 shares of common stock, and 38,334 shares of common stock underlying stock options issued to Ben A. Guill (18,334 shares) and Joseph R. Edwards (20,000 shares) that are exercisable within 60 days. First Reserve Corporation (“First Reserve”) is the general partner of First Reserve GP VIII, L.P., which in turn is the general partner of First Reserve Fund VIII. Jennifer C. Zarrilli, William E. Macaulay and John A. Hill are the members of the Board of Directors of First Reserve. The executive officers of First Reserve are Mr. Macaulay—chairman, chief executive officer and managing director; Mr. Hill—vice chairman and managing director; J. Will Honeybourne—managing director; Thomas J. Sikorski—managing director; Alex T. Krueger—managing director; Kenneth W. Moore—managing director; Cathleen M. Ellsworth—managing director; Mark A. McComiskey—managing director; Alan G. Schwartz—managing director; Jennifer C. Zarrilli—treasurer and chief financial officer; Anne E. Gold—chief administrative officer, general counsel and secretary. Each of Timothy H. Day, Joseph R. Edwards, Francesco Giuliani, Neil J. Hartley, Craig M. Jarchow, J. Hardy Murchison and Glenn J. Payne is a Director of First Reserve. Each of Rahman P. D’Argenio, Brian K. Lee, Timothy K. O’Keeffe, Jeffrey K. Quake and Joshua R. Weiner is a vice president of First Reserve. Each of Avik Dey, Bing Feng Leng, Daniel S. Rice and Dod E. Wales is an assistant vice president of First Reserve. Joel C. Lambert and Matthew S. Raben are associate general counsels of First Reserve. Kristin A. Custar is Director of Investor Relations of First Reserve. Gregg R. Westgate is Chief Technology Officer of First Reserve. In March 2007, Mr. Guill resigned as president and managing director of First Reserve, but will remain as an employee of First Reserve until April 30, 2007. Each of these individuals disclaims beneficial ownership of the shares held by First Reserve Fund VIII. First Reserve Fund VIII may be deemed to share dispositive and voting control over the options issued to Messrs. Guill and Edwards.
(3)	J. Carlo Cannell (“Cannell”) is the controlling member of Cannell Capital, LLC (“Adviser”). The Adviser acts as the investment sub adviser to The Cuttyhunk Fund Limited (“Cuttyhunk”), investment adviser to Anegada Master Fund Limited (“Anegada”), and TE Cannell Portfolio, Ltd. (“TEC”) and is the general partner of and investment adviser to Tonga Partners, L.P. (“Tonga”), Tristan Partners, L.P. (“Tristan”), and Kauai Partners, L.P. (“Kauai”). The number of shares directly held consists of the following: Anegada owns 280,300; TE Cannell owns 271,700; and Tonga owns 448,000.
(4)	Includes 100,000 shares of restricted stock and 183,333 shares that may be acquired upon the exercise of stock options that are exercisable within 60 days. Upon completion of this offering, an additional 66,667 currently unvested options held by Mr. Halas will become vested pursuant to the terms of his existing employment agreement and will be fully exerciseable. Please read “Executive Compensation—Other Potential Post-Employment Payments.”
(5)	Includes 70,938 shares that may be acquired upon the exercise of stock options that are exercisable within 60 days and 156 shares that may be acquired upon the exercise of warrants.
(6)	Includes 30,000 shares that may be acquired upon the exercise of stock options that are exercisable within 60 days.
(7)	Includes 20,000 shares that may be acquired upon the exercise of stock options that are exercisable within 60 days.
(8)	Although Mr. Edwards is an officer of First Reserve, the general partner of First Reserve GP VIII, L.P., which in turn is the general partner of Fund VIII, he disclaims beneficial ownership of the shares held by Fund VIII.
(9)	Includes 10,000 shares that may be acquired upon the exercise of stock options that are exercisable within 60 days.
(10)	Includes 5,000 shares that may be acquired upon the exercise of stock options that are exercisable within 60 days.

SELLING STOCKHOLDER

The table below sets forth certain information regarding the beneficial ownership of our common stock by the selling stockholder as of April 5, 2007. Beneficial ownership includes outstanding common stock and common stock that a person has the rights to acquire within 60 days of this prospectus supplement. The selling stockholder has the sole power to direct the voting and investment of the securities it owns.

	Shares Beneficially Owned Prior to the Offering		Shares Beneficially Owned After the Offering (No exercise of over- allotment option)		Shares Beneficially Owned After the Offering (Full exercise of over- allotment option)
Name of Beneficial Owner	Number (1)	Percentage	Number (1)	Percentage	Number (1)	Percentage
First Reserve Fund VIII, L.P. (1)	4,917,650	44.2%	674,767	5.6%	38,334	*
One Lafayette Place
Greenwich, CT 06830

*	Less than 1%
(1)	Consists of 4,565,373 shares of common stock held directly by First Reserve Fund VIII, an exercisable warrant to purchase 313,943 shares of common stock, and 38,334 shares of common stock underlying stock options issued to Ben A. Guill (18,334 shares) and Joseph R. Edwards (20,000 shares) that are exercisable within 60 days. First Reserve Corporation (“First Reserve”) is the general partner of First Reserve GP VIII, L.P., which in turn is the general partner of First Reserve Fund VIII. Jennifer C. Zarrilli, William E. Macaulay and John A. Hill are the members of the Board of Directors of First Reserve. The executive officers of First Reserve are Mr. Macaulay—chairman, chief executive officer and managing director; Mr. Hill—vice chairman and managing director; J. Will Honeybourne—managing director; Thomas J. Sikorski—managing director; Alex T. Krueger—managing director; Kenneth W. Moore—managing director; Cathleen M. Ellsworth—managing director; Mark A. McComiskey—managing director; Alan G. Schwartz—managing director; Jennifer C. Zarrilli—treasurer and chief financial officer; Anne E. Gold—chief administrative officer, general counsel and secretary. Each of Timothy H. Day, Joseph R. Edwards, Francesco Giuliani, Neil J. Hartley, Craig M. Jarchow, J. Hardy Murchison and Glenn J. Payne is a Director of First Reserve. Each of Rahman P. D’Argenio, Brian K. Lee, Timothy K. O’Keeffe, Jeffrey K. Quake and Joshua R. Weiner is a vice president of First Reserve. Each of Avik Dey, Bing Feng Leng, Daniel S. Rice and Dod E. Wales is an assistant vice president of First Reserve. Joel C. Lambert and Matthew S. Raben are associate general counsels of First Reserve. Kristin A. Custar is Director of Investor Relations of First Reserve. Gregg R. Westgate is Chief Technology Officer of First Reserve. In March 2007, Mr. Guill resigned as president and managing director of First Reserve, but will remain as an employee of First Reserve until April 30, 2007. Each of these individuals disclaims beneficial ownership of the shares held by First Reserve Fund VIII. First Reserve Fund VIII may be deemed to share dispositive and voting control over the options issued to Messrs. Guill and Edwards.

UNDERWRITING

We and the selling stockholder intend to offer the shares through the underwriters. Subject to the terms and conditions in an underwriting agreement among us, the selling stockholder and Bear, Stearns & Co. Inc., Simmons & Company International and Pritchard Capital Partners, LLC, we and the selling stockholder have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us and the selling stockholder, the number of shares of common stock listed opposite their names below.

Underwriter	Number of Shares
Bear, Stearns & Co. Inc.
Simmons & Company International
Pritchard Capital Partners, LLC
Total	5,112,500

The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased (other than shares of our common stock subject to the underwriters’ option to purchase additional shares as described below). If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the shares to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $ per share. After this offering, the offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling stockholder. The information assumes either no exercise or full exercise by the underwriters of their option to purchase up to 766,875 additional shares to cover over-allotments.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds to us	$	$	$
Proceeds to the selling stockholder	$	$	$

The expenses of this offering, excluding the underwriting discount and commissions and related fees, are estimated at approximately $400,000 and are payable by us.

Over-Allotment Option

The selling stockholder has granted the underwriters an option exercisable for 30 days from the date of this prospectus to purchase a total of up to 636,433 additional shares and we have granted the underwriters an option exerciseable for 30 days from the date of this prospectus to purchase a total of up to 130,442 additional shares, at the public offering price less the underwriting discount. If the underwriters exercise only a portion of their over- allotment option then the allocation of shares purchased from us on the one hand, and the selling stockholder on the other hand will be made on a pro rata basis. The underwriters may exercise this option solely to cover any over-allotments, if any, made in connection with this offering. To the extent the underwriters exercise this option in whole or in part, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares approximately proportionate to that underwriter’s initial commitment amount reflected in the above table.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”). The shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each of the underwriters has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 or FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us, and

(b) it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

To the extent that the offer of the common stock is made in any Member State of the European Economic Area that has implemented the Prospectus Directive before the date of publication of a prospectus in relation to the common stock which has been approved by the competent authority in the Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in the Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require us to publish a prospectus pursuant to the Prospectus Directive.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities,

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, or

(c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out below. In relation to each Relevant Member State, each purchaser of shares of common stock (other than the underwriters) will be deemed to have represented, acknowledged and agreed that it will not make an offer of shares of common stock to the public in any Relevant Member State, except that it may, with effect from and including the date on which the Prospectus Directive is implemented in the Relevant Member State, make an offer of shares of common stock to the public in that Relevant Member State at any time in any circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive, provided that such purchaser agrees that it has not and will not make an offer of any shares of common stock in reliance or purported reliance on Article 3(2)(b) of the Prospectus Directive. For the purposes of this provision, the expression an “offer of Shares to the public” in relation to any shares of common stock in any Relevant Member State has the same meaning as in the preceding paragraph.

No Sales of Similar Securities

We, each of our executive officers and directors and the selling stockholder, subject to certain exceptions, have agreed with the underwriters not to dispose of or hedge any of our shares of common stock for 90 days after the date of this prospectus without first obtaining the written consent of Bear, Stearns & Co. Inc. The 90-day “lock-up” period during which we and our executive officers and directors and the selling stockholder, are restricted from engaging in transactions in our common stock is subject to extension such that, in the event that either (i) during the last 17 days of the “lock-up” period, we issue an earnings or financial results release or material news or a material event relating to us occurs, or (ii) prior to the expiration of the “lock-up” period, we announce that we will release earnings or financial results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” period will be extended until the expiration of the 18-day period beginning on the issuance of the earnings or financial results release or the occurrence of the material news or material event, as applicable, unless Bear, Stearns & Co. Inc. waives, in writing, such an extension.

Quotation on The Nasdaq Global Market

Our common stock is quoted on The Nasdaq Global Market under the symbol “TTES.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit the underwriters from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after this offering.

If the underwriters over-allot or otherwise create a short position in our common stock in connection with this offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the underwriters may reduce that short position by purchasing shares in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the option to purchase up to 766,875 additional shares to cover over-allotments described above. The underwriters may also sell shares in excess of the option to purchase up to 766,875 additional shares to cover over-allotments, creating a naked short position. A naked short position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, the underwriters may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of our common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. These transactions to stabilize or maintain the market price may cause the price of our common stock to be higher than it might be in the absence of such transactions. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that we or they will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In addition, Pritchard Capital Partners, LLC, one of the underwriters, acted as sole broker in connection with the sale by First Reserve Fund VIII of 4.5 million shares of our common stock in a series of block trades on November 30, 2006.

Discretionary Shares

The underwriters will not allocate shares to discretionary accounts without the prior specific written approval of the customers. The underwriters will not allocate shares to discretionary accounts in excess of 5% of the total number of shares in this offering.

NASD Regulations

The maximum commission or discount to be received by any member of the National Association of Securities Dealers, Inc. or independent broker/dealer will not be greater than 8% for the sale of any shares of our common stock covered by this prospectus supplement.

LEGAL MATTERS

Various legal matters, including the validity of the issuance of the common stock offered by us will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas, our outside counsel. Various legal matters will be passed on for the selling stockholder by Jones Day, Houston, Texas. Various legal matters relating to the offering will be passed on for the underwriters by Andrews Kurth LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of T-3 Energy Services, Inc. appearing in T-3 Energy Services, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2006 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Prospectus

$500,000,000

T-3 Energy Services, Inc.

Common Stock

Debt Securities

Preferred Stock

Depositary Shares

Warrants

We may offer and sell the securities listed above from time to time in one or more offerings in one or more classes or series.

The aggregate initial offering price of the securities that we will offer will not exceed $500,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings. The securities may be offered separately or together in any combination or as a separate series.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered. The supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

We may sell these securities directly or through agents, underwriters or dealers, or through a combination of these methods. See “Plan of Distribution.” The prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. The prospectus supplement will also show you the total amount of money that we will receive from selling the securities being offered, after the expenses of the offering. You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

See “ Risk Factors” beginning on page 4 to read about factors you should consider before buying shares of the common stock.

Our common stock is traded on The Nasdaq Global Market under the symbol “TTES.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

The date of this prospectus is February 9, 2007.

i

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or Commission, using a “shelf registration” process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500 million. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should carefully read both this prospectus and any prospectus supplement, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference,” before buying securities in this offering.

You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell, nor is it a solicitation of an offer to buy, the common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

ii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by and should be read together with the more detailed information and financial statements included in or incorporated by reference into this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus before making an investment decision. When used in this prospectus, the terms “T-3 Energy Services,” “T-3,” “we,” “our” and “us” refer to T-3 Energy Services, Inc. and its consolidated subsidiaries, unless otherwise specified. Furthermore, you should carefully read “Risk Factors” for more information about important factors you should consider before making a decision to purchase our common stock in this offering.

T-3 ENERGY SERVICES

Overview

We design, manufacture, repair and service products used in the drilling and completion of new oil and gas wells, the workover of existing wells, and the production and transportation of oil and gas. Our products are used in both onshore and offshore applications throughout the world. Our customer base consists of leading drilling contractors, exploration and production companies and pipeline companies, including Nabors Drilling International, Grey Wolf Drilling, Diamond Offshore Drilling, Weatherford International, GlobalSantaFe, Marathon Petroleum Company and Exxon Mobil Corporation, among others.

We historically operated in three segments: pressure control, distribution and products. In mid-year 2003, we hired a new president and chief executive officer, Gus D. Halas, commenced an in-depth evaluation of our businesses and adopted a plan to position us for future growth. As part of the plan, we hired new senior operating management, and undertook an initiative to improve our manufacturing and engineering capabilities. In addition, we sold our products business in 2004 and our distribution business in 2005. We are now focused on our pressure control business, and in particular, upon products we design or manufacture, which we call “original equipment products.”

As of December 31, 2006, we had 17 manufacturing facilities strategically located throughout North America. We focus on providing our customers rapid response times for our products and services. In the last twelve months, we have experienced increased demand, and we intend to continue to expand our manufacturing capacity to meet our customers’ needs.

Since April 2003 through December 2006, we have introduced 42 new products, and plan to continue to focus on new product development. We believe that our original equipment products have gained market acceptance, resulting in greater sales to customers that use our products in both domestic and international operations.

Our pressure control business has three product lines: pressure and flow control, wellhead and pipeline. We offer original equipment products and aftermarket parts and services for each product line. Aftermarket parts and services include all remanufactured products and parts, and repair and field services.

Pressure and Flow Control. We design, manufacture and provide aftermarket parts and services for pressure and flow control products used in the drilling, completion, production and workover of onshore and offshore oil and gas wells. Our pressure and flow control products include blow-out preventers, or BOPs, BOP control systems, elastomer products, production, drilling and well service chokes, manifolds and control valves.

Wellhead. We design, manufacture and provide aftermarket parts and services for wellhead equipment used for onshore oil and gas production. Our wellhead products include wellheads, production chokes and production valves. Wellhead products are sold to oil and gas producers and are used during the drilling and completion phase of an oil or gas well and during the productive life of a well. Currently, our wellhead products and services are focused on product remanufacturing, installation and repair.

Pipeline. We design, manufacture and provide aftermarket parts and services for a wide variety of valves primarily for onshore pipeline applications. Our pipeline products include a wide variety of valves for pipeline applications, including gate, ball, control and check valves. Our pipeline valves and related products are used in field or gathering systems and in interstate pipeline transmission systems. Currently, our pipeline products and services are focused on product remanufacturing, installation and repair.

Our Offices

Our principal executive offices are located at 7135 Ardmore, Houston, Texas 77054, and our telephone number is (713) 996-4110. Our website is www.t3energyservices.com. Information contained in our website does not constitute a part of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference into this prospectus, our filings with the Commission and our public releases, including, but not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management, assumptions regarding our future performance and plans, and any financial guidance provided therein are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933, or the Securities Act, and Section 21E(i) of the Securities Exchange Act of 1934, or the Exchange Act. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “expect” and similar expressions identify these forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those discussed in the section entitled “Risk Factors” included in this prospectus and elsewhere in or incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and our subsequent Commission filings.

These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control.

Although we believe our estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. Our assumptions about future events may prove to be inaccurate. We caution you that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure you that those statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the section entitled “Risk Factors” included in this prospectus and elsewhere in or incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and our subsequent Commission filings. All forward-looking statements speak only as of the date of this prospectus. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors described below, together with the other information included in, or incorporated by reference into, this prospectus before you decide to invest in our securities. The risks described below are the material risks of which we are currently aware; however, they may not be the only risks that we may face. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also impair our business. If any of these risks develop into actual events, it could materially and adversely affect our business, financial condition, results of operations and cash flows, the trading price of your shares could decline and you may lose all or part of your investment.

Risks Related to Our Business

If we are unable to successfully manage our growth and implement our business plan, our results of operations will be adversely affected.

We experienced significant revenue growth in 2005 and 2006. To maintain our advantage of delivering original equipment products and providing aftermarket services more rapidly than our competitors, we plan to further expand our operations by adding new facilities, upgrading existing facilities and increasing manufacturing and repair capacity. We believe our future success depends in part on our ability to manage this expansion. The following factors could present difficulties for us:

•	inability to integrate operations between existing and new or expanded facilities;

•	lack of a sufficient number of qualified technical and operating personnel;

•	shortage of operating equipment and raw materials necessary to operate our expanded business; and

•	managing the increased costs associated with our expansion.

Our business depends on spending by the oil and gas industry, and this spending and our business may be adversely affected by industry conditions that are beyond our control.

We depend on our customers’ willingness to make operating and capital expenditures to explore for, develop and produce oil and gas. Industry conditions are influenced by numerous factors over which we have no control, such as:

•	the level of drilling activity;

•	the level of oil and gas production;

•	the demand for oil and gas related products;

•	domestic and worldwide economic conditions;

•	political instability in the Middle East and other oil producing regions;

•	the actions of the Organization of Petroleum Exporting Countries;

•	the price of foreign imports of oil and gas, including liquefied natural gas;

•	natural disasters or weather conditions, such as hurricanes;

•	technological advances affecting energy consumption;

•	the level of oil and gas inventories;

•	the cost of producing oil and gas;

•	the price and availability of alternative fuels;

•	merger and divestiture activity among oil and gas producers; and

•	governmental regulation.

The volatility of the oil and gas industry and the consequent impact on drilling activity could reduce the level of drilling and workover activity by some of our customers. Any such reduction could cause a decline in the demand for our products and services.

A decline in or substantial volatility of oil and gas prices could adversely affect the demand and prices for our products and services.

The demand for our products and services is substantially influenced by current and anticipated oil and gas prices and the related level of drilling activity and general production spending in the areas in which we have operations. Volatility or weakness in oil and gas prices (or the perception that oil and gas prices will decrease) affects the spending patterns of our customers and may result in the drilling of fewer new wells or lower production spending for existing wells. This, in turn, could result in lower demand and prices for our products and services.

Historical prices for oil and gas have been volatile and are expected to continue to be volatile. For example, since 1999, oil prices have ranged from as low as approximately $10 per barrel (“Bbl”) to over $75 per Bbl. This volatility has in the past and may in the future adversely affect our business. A prolonged low level of activity in the oil and gas industry will adversely affect the demand for our products and services.

We rely on a few key employees whose absence or loss could disrupt our operations or be adverse to our business.

Many key responsibilities within our business have been assigned to a small number of employees. The loss of their services, particularly the loss of our Chairman, President and Chief Executive Officer, Gus D. Halas, and the managers of our wellhead and pipeline product lines, Alvin Dueitt and Jimmy Ray, respectively, could be adverse to our business. Although we have employment and non-competition agreements with Mr. Halas and some of our other key employees, as a practical matter, those agreements will not assure the retention of our employees, and we may not be able to enforce all of the provisions in any employment or non-competition agreement. In addition, we do not maintain “key person” life insurance policies on any of our employees. As a result, we are not insured against any losses resulting from the death or disability of our key employees.

Our industry has recently experienced shortages in the availability of qualified personnel. Any difficulty we experience replacing or adding qualified personnel could adversely affect our business.

Our operations require the services of employees having technical training and experience in our business. As a result, our operations depend on the continuing availability of such personnel. Shortages of qualified personnel are occurring in our industry. If we should suffer any material loss of personnel to competitors, or be unable to employ additional or replacement personnel with the requisite level of training and experience, our operations could be adversely affected. A significant increase in the wages paid by other employers could result in a reduction in our workforce, increases in wage rates, or both.

Shortages of raw materials may restrict our operations.

The forgings, castings and outsourced coating services necessary for us to make our products are in high demand from our competitors and from participants in other industries. There can be no assurance that we will be able to continue to purchase these raw materials on a timely basis or at acceptable prices. Shortages could result in increased prices that we may be unable to pass on to customers. In addition, during periods of shortages, delivery times may be substantially longer. Any significant delay in our obtaining raw materials would have a corresponding delay in the manufacturing and delivery of our products. Any such delay might jeopardize our relationships with our customers and result in a loss of future business.

We intend to expand our business through strategic acquisitions. Our acquisition strategy exposes us to various risks, including those relating to difficulties in identifying suitable acquisition opportunities and integrating businesses and the potential for increased leverage or debt service requirements.

We have pursued and intend to continue to pursue strategic acquisitions of complementary assets and businesses. Acquisitions involve numerous risks, including:

•	unanticipated costs and exposure to unforeseen liabilities;

•	difficulty in integrating the operations and assets of the acquired businesses;

•	potential loss of key employees and customers of the acquired company;

•	our ability to properly establish and maintain effective internal controls over an acquired company; and

•	risk of entering markets in which we have limited prior experience.

Our failure to achieve consolidation savings, to incorporate the acquired businesses and assets into our existing operations successfully or to minimize any unforeseen operational difficulties could have an adverse effect on our business.

In addition, we may incur indebtedness to finance future acquisitions and also may issue equity securities in connection with such acquisitions. Debt service requirements could represent a burden on our results of operations and financial condition and the issuance of additional equity securities could be dilutive to our existing stockholders.

The oilfield service industry in which we operate is highly competitive, which may result in a loss of market share or a decrease in revenue or profit margins.

Our products and services are subject to competition from a number of similarly sized or larger businesses. Factors that affect competition include timely delivery of products and services, reputation, manufacturing capabilities, availability of plant capacity, price, performance and dependability. Any failure to adapt to a changing competitive environment may result in a loss of market share and a decrease in revenue and profit margins. In addition, many of our competitors have greater financial and other resources than we do, which may allow them to address these factors more effectively than we can.

If we do not develop and commercialize new competitive products, our revenue may decline.

To remain competitive in the market for pressure control products and services, we must continue to develop and commercialize new products. If we are not able to develop commercially competitive products in a timely manner in response to industry demands, our business and revenues will be adversely affected. Our future ability to develop new products depends on our ability to:

•	design and commercially produce products that meet the needs of our customers;

•	successfully market new products; and

•	protect our proprietary designs from our competitors.

We may encounter resource constraints or technical or other difficulties that could delay introduction of new products and services. Our competitors may introduce new products before we do and achieve a competitive advantage.

Additionally, the time and expense invested in product development may not result in commercial products or provide revenues. Moreover, we may experience operating losses after new products are introduced and commercialized because of high start-up costs, unexpected manufacturing costs or problems, or lack of demand.

The cyclical nature of or a prolonged downturn in our industry could affect the carrying value of our goodwill.

Since 2003, we have incurred goodwill impairments related to continuing and discontinued operations totaling $29.5 million. As of September 30, 2006, we had approximately $71.1 million of goodwill. Our estimates of the value of our goodwill could be reduced as a result of various factors, some of which are beyond our control.

We may be faced with product liability claims.

Most of our products are used in hazardous drilling and production applications where an accident or a failure of a product can cause personal injury, loss of life, damage to property, equipment or the environment, or suspension of operations. Despite our quality assurance measures, defects may occur in our products. Any defects could give rise to liability for damages, including consequential damages, and could impair the market’s acceptance of our products. To mitigate our risk of liability for damages, we attempt to disclaim responsibility for consequential damages, but our disclaimers may not be effective. We carry product liability insurance as a part of our commercial general liability coverage of $1 million per occurrence with a $2 million general aggregate annual limit. Additional coverage may also be available under our umbrella policy. Our insurance may not adequately cover our costs arising from defects in our products or otherwise.

Liability to customers under warranties may materially and adversely affect our earnings.

We provide warranties as to the proper operation and conformance to specifications of the products we manufacture. Failure of our products to operate properly or to meet specifications may increase our costs by requiring additional engineering resources and services, replacement of parts and equipment or monetary reimbursement to a customer. We have in the past received warranty claims, and we expect to continue to receive them in the future. To the extent that we incur substantial warranty claims in any period, our reputation, our ability to obtain future business and our earnings could be adversely affected.

Uninsured or underinsured claims or litigation or an increase in our insurance premiums could adversely impact our results.

We maintain insurance to cover potential claims and losses, including claims for personal injury or death resulting from the use of our products. We carry comprehensive insurance, including business interruption insurance, subject to deductibles, at levels we believe are sufficient to cover existing and future claims. It is possible an unexpected judgment could be rendered against us in cases in which we could be uninsured or underinsured and beyond the amounts we currently have reserved or anticipate incurring. Significant increases in the cost of insurance and more restrictive coverage may have an adverse impact on our results of operations. In addition, we may not be able to maintain adequate insurance coverage at rates we believe are reasonable.

Our operations are subject to stringent environmental laws and regulations that may expose us to significant costs and liabilities.

Our operations in the U.S. and abroad are subject to stringent federal, state, provincial and local environmental laws and regulations governing the discharge of materials into the environment and environmental protection. These laws and regulations require us to acquire permits to conduct regulated activities, and to incur capital expenditures to limit or prevent releases of materials from our facilities, and to respond to liabilities for pollution resulting from our operations. Governmental authorities enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly actions. Failure to comply with these laws, regulations and permits may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, and the issuance of injunctions limiting or preventing some or all of our operations.

There is inherent risk of incurring significant environmental costs and liabilities in our business. Joint and several, as well as strict, liability may be incurred in connection with discharges or releases of petroleum hydrocarbons and wastes on, under or from our properties and facilities, many of which have been used for industrial purposes for a number of years, oftentimes by third parties not under our control. Private parties who use our products and facilities where our petroleum hydrocarbons or wastes are taken for reclamation or disposal may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations and for personal injury or property damage. In addition, changes in environmental laws and regulations occur frequently, and any such changes that result in more stringent and costly requirements could have a material adverse effect on our business. We may not be able to recover some or any of these costs from insurance.

We will be subject to political, economic and other uncertainties as we expand our international operations.

We intend to continue our expansion into international oil and gas producing areas such as Mexico and Canada. Our international operations are subject to a number of risks inherent in any business operating in foreign countries including, but not limited to:

•	political, social and economic instability;

•	currency fluctuations; and

•	government regulation that is beyond our control.

Our operations have not yet been affected to any significant extent by such conditions or events, but as our international operations expand, the exposure to these risks will increase. To the extent we make investments in foreign facilities or receive revenues in currencies other than U.S. dollars, the value of our assets and our income could be adversely affected by fluctuations in the value of local currencies.

If we are unable to complete our assessment of the adequacy of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock.

Under Section 404 of the Sarbanes-Oxley Act of 2002, we will be required to include in each of our future annual reports on Form 10-K, beginning with our annual report for the fiscal year ended December 31, 2007, a report containing our management’s assessment of the effectiveness of our internal control over financial reporting and a related attestation of our independent auditors. We are currently undertaking a comprehensive effort in preparation for compliance with Section 404. This effort includes the documentation and evaluation of our internal controls under the direction of our management. We have been making various changes to our internal control over financial reporting as a result of our review efforts. To date, we have not identified any material weaknesses in our internal control over financial reporting, as defined by the Public Company Accounting Oversight Board. Due to the number of controls to be examined, the complexity of the project, as well as the subjectivity involved in determining effectiveness of controls, we cannot be certain that all our controls will be considered effective. Therefore, we can give no assurances that our internal control over financial reporting will satisfy the new regulatory requirements. If we are unable to successfully implement the requirements of Section 404, it will prevent our independent auditors from issuing an unqualified attestation report on a timely basis as required by Section 404. In that event, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock.

Risks Related to Our Common Stock

The limited liquidity for our common stock could affect your ability to sell your shares at a satisfactory price.

Our common stock is relatively illiquid. As of December 31, 2006, we had 10,762,016 shares of common stock outstanding. On November 30, 2006, First Reserve Fund VIII, L.P. sold 4,500,000 shares of our common stock. From November 30, 2006 through December 31, 2006, the average trading volume in our common stock was approximately 40,090 shares. A more active public market for our common stock, however, may not develop, which would continue to adversely affect the trading price and liquidity of our common stock. Moreover, a thin trading market for our stock causes the market price for our common stock to fluctuate significantly more than the stock market as a whole. Without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In addition, in the absence of an active public trading market, you may be unable to liquidate your investment in us at a satisfactory price.

The market price of our common stock may be volatile or may decline regardless of our operating performance.

The market price of our common stock has experienced, and may continue to experience, substantial volatility. During the twelve-month period ended December 31, 2006, the sale prices of our common stock on The Nasdaq Global Market has ranged from a low of $10.00 to a high of $28.10 per share. We expect our common stock to continue to be subject to fluctuations. Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Factors that could cause fluctuation in the stock price may include, among other things:

•	actual or anticipated variations in quarterly operating results;

•	announcements of technological advances by us or our competitors;

•	current events affecting the political and economic environment in the United States;

•	conditions or trends in our industry, including demand for our products and services, technological advances and governmental regulations;

•	litigation involving or affecting us;

•	changes in financial estimates by us or by any securities analysts who might cover our stock; and

•	additions or departures of our key personnel.

The realization of any of these risks and other factors beyond our control could cause the market price of our common stock to decline significantly. In particular, the market price of our common stock may be influenced by variations in oil and gas prices, because demand for our products and services is closely related to those prices.

Our largest stockholder is able to exercise significant influence over our company, and its interests may conflict with those of our other stockholders.

First Reserve Fund VIII, L.P., or First Reserve Fund VIII currently holds approximately 44.3% of our common stock. We have registered for resale all of the shares owned by First Reserve Fund VIII, including shares underlying warrants held by First Reserve Fund VIII. However, First Reserve Fund VIII may not choose to sell its shares and, if it does sell, may not be able to sell all of our common stock owned by it. Thus, First Reserve Fund VIII may, for at least some period, continue to own a substantial portion of our common stock. As a result, First Reserve Corporation, because it controls First Reserve Fund VIII, may continue to exercise significant influence over matters requiring stockholder approval, including the election of directors, changes to our charter documents and significant corporate transactions. This concentration of ownership makes it unlikely that any other holder or group of holders of our common stock will be able to affect the way we are managed or the direction of our business. The interests of First Reserve with respect to matters potentially or actually involving or affecting us, such as future acquisitions, financings and other corporate opportunities and attempts to acquire us, may conflict with the interests of our other stockholders. First Reserve Fund VIII’s continued

concentrated ownership may have the effect of delaying or preventing a change of control of us, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

We may incur increased costs as a result of no longer being a “controlled company.”

On November 30, 2006, First Reserve Fund VIII sold 4.5 million shares of our common stock. Prior to this sale, because First Reserve Fund VIII held in excess of 50% of our outstanding common stock, we were considered to be controlled by First Reserve Fund VIII under The Nasdaq Global Market rules and were, therefore, eligible for exemptions from provisions of those rules requiring that our board have a majority of independent directors, nominating and corporate governance and compensation committees composed entirely of independent directors and written charters addressing specified matters. As a result of First Reserve Fund VIII’s sale, which reduced First Reserve Fund VIII’s beneficial ownership of our common stock to under 50%, we ceased to be a controlled company within the meaning of The Nasdaq Global Market rules and we will be required to comply with these provisions after the specified transition periods. These rules and regulations may increase our legal and financial compliance costs and make activities more time consuming and costly. We are currently evaluating these new rules, and cannot predict or estimate the amount of additional costs, if any, we may incur or the timing of such costs.

One of our directors may have conflicts of interest because he is also an officer of First Reserve Corporation. The resolution of these conflicts of interest may not be in our or our stockholders’ best interests.

One of our directors, Joseph R. Edwards, is also an officer of First Reserve Corporation, which controls the general partner of First Reserve Fund VIII, our largest stockholder. Even though not constituting a majority of our board, this may create conflicts of interest because this director has responsibilities to First Reserve Fund VIII and its partners. His duties as an officer of First Reserve Corporation may conflict with his duties as our director regarding business dealings between First Reserve Corporation and us and other matters. The resolution of these conflicts may not always be in our or our stockholders’ best interests.

We renounced any interest in specified business opportunities, and First Reserve Fund VIII and its director designees on our board of directors generally will have no obligation to offer us those opportunities.

First Reserve Fund VIII has investments in other oilfield service companies that compete with us, and private equity funds managed by First Reserve Corporation and its affiliates, other than T-3, may invest in other such companies in the future. We refer to First Reserve Corporation, its other affiliates and its portfolio companies as the First Reserve group. Our certificate of incorporation provides that, so long as First Reserve Fund VIII, First Reserve Corporation and their respective affiliates continue to own at least an aggregate of 20% of our common stock, we renounce any interest in specified business opportunities. Our certificate of incorporation also provides that if an opportunity in the oilfield services industry is presented to a person who is a member of the First Reserve group, including any individual who also serves as First Reserve Fund VIII’s director designee of our company:

•	no member of the First Reserve group or any of those individuals will have any obligation to communicate or offer the opportunity to us; and

•	such entity or individual may pursue the opportunity as that entity or individual sees fit,

unless:

•	it was presented to a member of the First Reserve group in that person’s capacity as a director or officer of T-3; or

•	the opportunity was identified solely through the disclosure of information by or on behalf of T-3.

These provisions of our certificate of incorporation may be amended only by an affirmative vote of holders of at least 80% of our outstanding common stock. As a result of these charter provisions, our future competitive position and growth potential could be adversely affected.

Our ability to issue preferred stock could adversely affect the rights of holders of our common stock.

Our certificate of incorporation authorizes us to issue up to 5,000,000 shares of preferred stock in one or more series on terms that may be determined at the time of issuance by our board of directors. Accordingly, we may issue shares of any series of preferred stock that would rank senior to the common stock as to voting or dividend rights or rights upon our liquidation, dissolution or winding up.

Certain provisions in our charter documents have anti-takeover effects.

Certain provisions of our certificate of incorporation and bylaws may have the effect of delaying, deferring or preventing a change in control of us. Such provisions, including those regulating the nomination and election of directors and limiting who may call special stockholders’ meetings, together with the possible issuance of our preferred stock without stockholder approval, may make it more difficult for other persons, without the approval of our board of directors, to make a tender offer or otherwise acquire substantial amounts of our common stock or to launch other takeover attempts that a stockholder might consider to be in such stockholder’s best interest.

Because we have no plans to pay any dividends for the foreseeable future, investors must look solely to stock appreciation for a return on their investment in us.

We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings to support our operations and growth. Any payment of cash dividends in the future will be dependent on the amount of funds legally available, our earnings, financial condition, capital requirements and other factors that our board of directors may deem relevant. Additionally, our senior credit facility restricts the payment of dividends. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

Risks Related to Debt Securities

If an active trading market does not develop for a series of Debt Securities sold pursuant to this prospectus, you may be unable to sell any such Debt Securities or to sell any such Debt Securities at a price that you deem sufficient.

Unless otherwise specified in an accompanying prospectus supplement, any Debt Securities sold pursuant to this prospectus will be new securities for which there currently is no established trading market. We may elect not to list any Debt Securities sold pursuant to this prospectus on a national securities exchange. While the underwriters of a particular offering of Debt Securities may advise us that they intend to make a market in those Debt Securities, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

•	that a market for any series of Debt Securities will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any Debt Securities you may own or the price at which you may be able to sell your Debt Securities.

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

We are a holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than our ownership interests in our subsidiaries. As a result, our ability to make required payments on our debt securities depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, applicable state laws and regulations. If we are unable to obtain the funds necessary to pay the principal amount at the maturity of our debt securities, or to repurchase our debt securities upon an occurrence of a change in control, we may be required to adopt one or more alternatives, such as a refinancing of our debt securities. We cannot assure you that we would be able to refinance our debt securities.

Holders of Debt Securities sold pursuant to this prospectus will be effectively subordinated to all of our secured indebtedness and to all liabilities of any subsidiaries.

Holders of our secured indebtedness, including the indebtedness under our credit facility, have claims with respect to our assets constituting collateral for their indebtedness that are prior to the claims of any Debt Securities sold pursuant to this prospectus. In the event of a default on such Debt Securities or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on Debt Securities sold pursuant to this prospectus. Accordingly, the secured indebtedness would effectively be senior to such series of Debt Securities to the extent of the value of the collateral securing the indebtedness. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the Debt Securities issued pursuant to this prospectus and the holders of other claims against us with respect to our other assets.

In addition, our subsidiaries will be permitted to incur additional indebtedness under the indenture. As a result, holders of such Debt Securities may be effectively subordinated to claims of third party creditors, including holders of indebtedness, and preferred stockholders of our subsidiaries. Claims of those other creditors, including trade creditors, secured creditors, governmental taxing authorities, holders of indebtedness or guarantees issued by our subsidiaries and preferred stockholders of our subsidiaries, will generally have priority as to the assets of our subsidiaries over our claims and equity interests. As a result, holders of our indebtedness, including the holders of the Debt Securities sold pursuant to this prospectus, will be effectively subordinated to all those claims.

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds we receive from any sales of securities by us under this prospectus for general corporate purposes.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratios of earnings to fixed charges for the periods indicated.

	Year Ended December 31,					Nine Months Ended September 30,
	2001	2002	2003	2004	2005	2005	2006
Ratio of earnings to fixed charges	1.52	2.89	—	2.60	7.75	6.67	21.40

The ratios were computed by dividing earnings by fixed charges. For this purpose, “earnings” represent the aggregate of (i) income from continuing operations before income taxes and (ii) fixed charges. “Fixed charges” consists of interest expense, amortization of deferred financing costs and an estimate of the interest within rental expense. The deficiency of earnings necessary to cover fixed charges for the year ended December 31, 2003, was $1.5 million.

DESCRIPTION OF DEBT SECURITIES

The Debt Securities will be either our senior debt securities (“Senior Debt Securities”) or our subordinated debt securities (“Subordinated Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate Indentures between us and a trustee to be determined (the “Trustee”). Senior Debt Securities will be issued under a “Senior Indenture” and Subordinated Debt Securities will be issued under a “Subordinated Indenture.” Together, the Senior Indenture and the Subordinated Indenture are called “Indentures.”

The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in the prospectus supplement.

The rights of T-3 and our creditors, including holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter’s liquidation or reorganization, will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourself be a creditor with recognized claims against such subsidiary.

We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. In the summary below we have included references to article or section numbers of the applicable Indenture so that you can easily locate these provisions. Whenever we refer in this prospectus or in the prospectus supplement to particular article or sections or defined terms of the Indentures, those article or sections or defined terms are incorporated by reference herein or therein, as applicable. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series (Section 301). We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. The Debt Securities may be our secured or unsecured obligations.

The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined) as described under “—Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any Subordinated Debt Securities.

If the prospectus supplement so indicates, the Debt Securities will be convertible into our common stock (Section 301).

The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities:

(1) the title of the Debt Securities;

(2) whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

(3) any limit on the aggregate principal amount of the Debt Securities;

(4) the dates on which the principal of the Debt Securities will be payable;

(5) the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;

(6) the places where payments on the Debt Securities will be payable;

(7) any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

(8) any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

(9) the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

(10) whether the Debt Securities are defeasible;

(11) any addition to or change in the Events of Default;

(12) whether the Debt Securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

(13) any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

(14) any other terms of the Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

Debt Securities, including any Debt Securities which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof (“Original Issue Discount Securities”), may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinate in right of payment to the prior payment in full of all of our Senior Debt, including the Senior Debt Securities, and it may also be senior in right of payment to all of our Subordinated Debt (Article Twelve of the Subordinated Indenture). The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

•

the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshaling of assets or any bankruptcy, insolvency or similar proceedings;

•

the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the Subordinated Debt Securities; and

•

the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

The prospectus supplement will also describe as of a recent date the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.

The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the Subordinated Debt Securities as described under “—Legal Defeasance and Covenant Defeasance.”

Form, Exchange and Transfer

The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof (Section 302).

At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount (Section 305).

Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in that connection. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement (Section 305). We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series (Section 1002).

If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part (Section 305).

Global Securities

Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

Notwithstanding any provision of the Indentures or any Debt Security described in this prospectus, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depositary for such Global Security or any nominee of such Depositary unless:

(1) the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, and in either case we fail to appoint a successor Depositary within 90 days;

(2) an Event of Default with respect to the Debt Securities represented by such Global Security has occurred and is continuing and the Trustee has received a written request from the Depositary to issue certificated Debt Securities; or

(3) other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

All certificated Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct (Sections 205 and 305).

As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities that it represents for all purposes under the Debt Securities and the applicable Indenture (Section 308). Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for those interests and will not be considered to be the owners or Holders of such Global Security or any Debt Securities that is represents for any purpose under the Debt Securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions require that some purchasers of Debt Securities take physical delivery of such Debt Securities in certificated form. These laws may impair the ability to transfer beneficial interests in a Global Security.

Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Trustees or the agents of ourself or the Trustees will have any responsibility or liability for any aspect of the Depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest (Section 307).

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on Debt Securities in certificated form may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee under the Senior Indenture in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture in The City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series (Section 1002).

All money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment (Section 1003).

Consolidation, Merger and Sale of Assets

Unless otherwise specified in the prospectus supplement, we may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any Person (a “successor Person”), and may not permit any Person to consolidate with or merge into us, unless:

(1) the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

(2) immediately before and after giving pro forma effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

(3) several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement, are met (Section 801).

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

(1) failure to pay principal of or any premium on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(2) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(3) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

(4) failure to perform or comply with the provisions described under “—Consolidation, Merger and Sale of Assets”;

(5) failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in such Indenture;

(6) certain events of bankruptcy, insolvency or reorganization affecting us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor; and

(7) any other Event of Default provided under the terms of the Debt Securities of that series.

If an Event of Default (other than an Event of Default with respect to T-3 described in clause (6) above) with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Debt Security, such portion of the principal amount of such Debt Security as may be specified in the terms of such Debt Security) to be due and payable immediately, together with any accrued and unpaid interest thereon. If an Event of Default with respect to T-3 described in clause (6) above with respect to the Debt Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable, together with any accrued and unpaid interest thereon. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture (Section 502). For information as to waiver of defaults, see “—Modification and Waiver” below.

Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, each Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable security or indemnity (Section 603). Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series (Section 512).

No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

(1) such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series;

(2) the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

(3) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer (Section 507).

However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security or, if applicable, to convert such Debt Security (Section 508).

We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults (Section 1004).

Modification and Waiver

Modifications and amendments of an Indenture may be made by us, the Subsidiary Guarantors, if applicable, and the applicable Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

(2) reduce the principal amount of, or any premium or interest on, any Debt Security;

(3) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof;

(4) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security;

(5) impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any Debt Security;

(6) modify the subordination provisions in the case of Subordinated Debt Securities, or modify any conversion provisions, in either case in a manner adverse to the Holders of the Subordinated Debt Securities;

(7) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

(8) reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

(9) modify such provisions with respect to modification, amendment or waiver (Section 902); or

(10) following the making of an offer to purchase Debt Securities from any Holder that has been made pursuant to a covenant in such Indenture, modify such covenant in a manner adverse to such Holder.

The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture (Section 1009). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series (Section 513).

Each of the Indentures provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:

(1) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of maturity to such date;

(2) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security;

(3) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (1) or (2) above, of the amount described in such clause); and

(4) certain Debt Securities, including those owned by us or any of our other Affiliates, will not be deemed to be Outstanding (Section 101).

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, only persons who are Holders of Outstanding Debt Securities of that series on the record date may take such action. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time (Section 104).

Satisfaction and Discharge

Each Indenture will be discharged and will cease to be of further effect as to all outstanding Debt Securities of any series issued thereunder, when:

(1) either:

(a) all outstanding Debt Securities of that series that have been authenticated (except lost, stolen or destroyed Debt Securities that have been replaced or paid and Debt Securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b) all outstanding Debt Securities of that series that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited with the Trustee as trust funds money in an amount sufficient, without consideration of any reinvestment of interest, to pay the entire indebtedness of such Debt Securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date;

(2) we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Debt Securities of that series; and

(3) we have delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the Debt Securities of that series have been satisfied (Article Four).

Legal Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of Section 1502, relating to defeasance and discharge of indebtedness, which we call “legal defeasance” or Section 1503, relating to defeasance of certain restrictive covenants applied to the Debt Securities of any series, or to any specified part of a series, which we call “covenant defeasance” (Section 1501).

Legal Defeasance. The Indentures provide that, upon our exercise of our option (if any) to have Section 1502 applied to any Debt Securities, we will be discharged from all our obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to convert, exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things:

(1) we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

(2) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit or, with respect to any Event of Default described in clause (8) under “—Events of Default,” at any time until 121 days after such deposit;

(3) such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument (other than the applicable Indenture) to which we are a party or by which we are bound;

(4) in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any of our Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any of our Senior Debt and no other event of default with respect to any of our Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

(5) we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940 (Sections 1502 and 1504).

Covenant Defeasance. The Indentures provide that, upon our exercise of our option (if any) to have Section 1503 applied to any Debt Securities, we may omit to comply with certain restrictive covenants (but not to conversion, if applicable), including those that may be described in the applicable prospectus supplement, the occurrence of certain Events of Default, which are described above in clause (5) (with respect to such restrictive covenants) and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel that in effect says that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments (Sections 1503 and 1504).

Notices

Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register (Sections 101 and 106).

Title

We, the Trustees and any agent of us, or a Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes (Section 308).

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York (Section 112).

DESCRIPTION OF CAPITAL STOCK

Our certificate of incorporation authorizes us to issue (i) 25,000,000 shares of capital stock, consisting of 20,000,000 shares of common stock, par value $.001 per share of which 10,762,016 shares were outstanding as of December 31, 2006, and (ii) 5,000,000 shares of preferred stock, par value $.001 per share, of which none are outstanding. In addition, as of December 31, 2006, approximately 2,000,000 shares of common stock were reserved for issuance pursuant to our stock option plans, of which options to purchase 834,711 shares at a weighted average exercise price of $10.65 per share had been issued. The summary is also subject to applicable provisions of our certificate of incorporation.

Common Stock

Our common stockholders are entitled to one vote per share of common stock in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of our common stock do not have cumulative voting rights. Therefore, subject to any voting rights that may be later granted to holders of any preferred stock we may issue, under our bylaws, holders of a plurality of the common stock present in person or represented by proxy at the meeting and entitled to vote can elect all of our directors. Subject to the rights of any outstanding series of our preferred stock, our common stockholders are entitled to dividends when and if declared by our board of directors out of funds legally available for that purpose. Our common stock is not subject to any calls or assessments. Upon liquidation or dissolution, our common stockholders are entitled to share ratably in all net assets distributable to stockholders after payment of any liquidation preferences to holders of our preferred stock. Holders of our common stock have no redemption, conversion or preemptive rights.

Preferred Stock

We can issue up to 5,000,000 shares of our preferred stock in one or more series without stockholder approval, in one or more series, and can determine, for any series of preferred stock, the terms and rights of the series, including:

•	the number of shares, designation and stated value of the series;

•

the rate and times at which dividends will be payable on shares of the series, any preferences of such dividends over other shares of the series or shares of other series or classes of our capital stock, and the status of dividends as cumulative or non-cumulative;

•	any prices, times and terms at or on which shares of the series may be redeemed;

•	any obligation of ours to purchase or redeem shares of the series pursuant to a sinking or purchase fund for shares of the series, and the terms of any such obligation;

•	any rights to convert shares of the series into, or exchange shares of the series for, shares of any other class of our capital stock;

•	the voting rights, if any, for shares of the series;

•	any rights and preferences of shares of the series upon any liquidation, dissolution or winding up of our affairs or any distribution of our assets;

•

any conditions or restrictions upon the creation of indebtedness, issuances of any additional stock, or payment of dividends or the making of other distributions on the purchase, redemption or other acquisition of any of our outstanding capital stock; and

•	any other relative rights, powers, preferences, qualifications, limitations or restrictions of any series.

Any issuance of our preferred stock may adversely affect the voting powers or rights of the holders of our common stock. See “Risk Factors—Risks Related to Our Common Stock—Our ability to issue preferred stock could adversely affect the rights of holders of our common stock.”

Anti-Takeover Provisions of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain provisions that could delay or make more difficult our acquisition through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of our common stock. The following is a summary of these provisions.

Preferred Stock. Our board of directors may authorize the issuance of a series of preferred stock that could, depending on its terms, impede the completion of a merger, tender offer or other takeover attempt. Any decision to issue such stock will be based on the board’s judgment as to the best interests of us and our stockholders.

Special Meetings of Stockholders. Our certificate of incorporation provides that special meetings of our stockholders can only be called by the chairman of the board of directors, the vice-chairman of the board of directors, the chief executive officer, the president or by written order of a majority of the board of directors. Therefore our stockholders do not have the ability to call a special meeting to consider the approval of transactions they may believe to be in their best interest.

Advance Notice for Stockholder Proposals and Director Nominations. Our bylaws require advance notice to us of any business to be brought by a stockholder before an annual meeting of stockholders and establish procedures to be followed by stockholders in nominating persons for election to the board. Generally, these provisions require written notice to our secretary by a stockholder:

•	if the stockholder proposes to bring any business before an annual meeting; and

•	if the stockholder wants to nominate any person for election to our board of directors,

in each case not less than 60 or more than 120 days before the anniversary date of the immediately preceding annual meeting of stockholders (with certain exceptions if the date of the annual meeting is different by more than specified periods from the anniversary date). The stockholder’s notice must set forth specific information regarding (i) the stockholder and the business the stockholder has proposed for consideration at the meeting, and (ii) the director nominee, as described in our bylaws.

Classified Board of Directors. Our certificate of incorporation divides our board of directors into three classes serving staggered three-year terms. Therefore, stockholders will elect approximately one-third of the board of directors each year. Our certificate of incorporation authorizes only the directors to fill vacant or newly created directorships or increase the size of the board. Delaware law allows directors of a classified board to be removed only for cause. These provisions of our certificate of incorporation and Delaware law may impede a stockholder from gaining control of our board of directors by removing incumbent directors or increasing the number of directors and simultaneously filling the vacancies or newly created directorships with its own nominees.

Amendment of Bylaws

Our board of directors may amend or repeal the bylaws and adopt new bylaws. The holders of common stock may amend or repeal the bylaws and adopt new bylaws by a majority vote.

Limitation of Liability of Directors and Officers

Our board of directors will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by Delaware law, for liability for:

•	any breach of the duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•	unlawful payment of a dividend or unlawful stock purchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

Therefore, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Delaware Takeover Statute

Under the terms of our certificate of incorporation and as permitted under Delaware law, we have elected not to be subject to Delaware’s anti-takeover law in order to give our significant stockholders, including First Reserve Fund VIII, L.P. greater flexibility in transferring their shares of our common stock. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation could not engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. These prohibitions do not apply if the transaction in which the stockholder becomes interested is approved by the board of directors of the issuing corporation as constituted before that transaction. With the approval of our stockholders, we may amend our certificate of incorporation in the future to become governed by the anti-takeover law. However, such an amendment would discourage takeover attempts that might result in a premium over the market price for our common stock.

Transfer Agent And Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services, LLC, Dallas, Texas.

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized selected provisions of a depositary agreement and the related depositary receipts. The summary is not complete. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC via a Current Report on Form 8-K prior to our offering of the depositary shares, and you should read such documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action which the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Bank Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The Bank Depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the Bank Depositary and that we are required to furnish to the holders of the preferred stock.

Neither the Bank Depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the Bank Depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and neither of us will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Further, both of us may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The Bank Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and its acceptance of such appointment. Such successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our common stock. Warrants may be issued independently or together with Debt Securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

You should refer to the prospectus supplement relating to a particular issue of warrants for the terms of and information relating to the warrants, including, where applicable:

(1) the number of shares of common stock purchasable upon exercise of the warrants and the price at which such number of shares of common stock may be purchased upon exercise of the warrants;

(2) the date on which the right to exercise the warrants commences and the date on which such right expires (the “Expiration Date”);

(3) United States federal income tax consequences applicable to the warrants;

(4) the amount of the warrants outstanding as of the most recent practicable date; and

(5) any other terms of the warrants.

Warrants will be offered and exercisable for United States dollars only. Warrants will be issued in registered form only. Each warrant will entitle its holder to purchase such number of shares of common stock at such exercise price as is in each case set forth in, or calculable from, the prospectus supplement relating to the warrants. The exercise price may be subject to adjustment upon the occurrence of events described in such prospectus supplement. After the close of business on the Expiration Date (or such later date to which we may extend such Expiration Date), unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of common stock, including the right to receive payments of any dividends on the common stock purchasable upon exercise of the warrants, or to exercise any applicable right to vote.

PLAN OF DISTRIBUTION

We may sell securities pursuant to this prospectus in or outside the United States (a) through underwriters or dealers, (b) through agents or (c) in private sales directly to one or more purchasers, including our existing stockholders in a rights offering. The prospectus supplement relating to any offering of securities will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act of 1934 (the “Exchange Act”).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the offered securities or preventing or retarding a decline in the market price of the offered securities. As a result, the price of the offered securities may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.

If we use dealers in the sale of securities, the securities will be sold directly to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale.

Direct Sales and Sales Through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may sell securities upon the exercise of rights that we may issue to our securityholders. We may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities.

We may sell the securities through agents we designate from time to time. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their business.

NASD Regulations

The maximum commission or discount to be received by any member of the National Association of Securities Dealers, Inc. or independent broker/dealer will not be greater than 8% for the sale of any securities being registered pursuant to Commission Rule 415.

LEGAL MATTERS

Various legal matters, including the validity of the common stock offered pursuant to this prospectus, will be passed on for us by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of T-3 Energy Services, Inc. appearing in T-3 Energy Services, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information contained in the registration statement. For further information about us and the securities to be sold in this offering, you can read the registration statement and the exhibits and financial statements, notes and schedules filed with the registration statement. The statements contained in this prospectus about the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement or other document, each statement being qualified in all respects by that reference.

We are currently subject to the information reporting requirements of the Exchange Act and, in accordance with those requirements, we file periodic reports, proxy and information statements with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s website at www.sec.gov. Our Commission filings are also available at our website at www.t3energyservices.com. You may also read and copy any document we file at the Commission’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Information contained in our website or any other website is not incorporated by reference into this prospectus, and you should not consider information contained in our website or any other website as part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, which have previously been filed by us with the Commission under the Exchange Act (File No. 000-19580), are incorporated herein by reference:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2005;

•	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•

Our current reports on Form 8-K filed on January 17, 2006 (two reports filed on the same date), January 18, 2006, January 20, 2006, March 9, 2006, May 3, 2006, May 11, 2006, May 31, 2006, June 5, 2006, July 24, 2006, October 30, 2006, December 1, 2006 and January 5, 2007 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current report on Form 8-K); and

•	The description of our common stock contained in our current report on Form 8-K filed on November 12, 2002.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates documents by reference that are not delivered herewith. Copies of these documents, other than the exhibits thereto (unless such exhibits are specifically incorporated by reference in such documents), are available upon written or oral request, at no charge, from us. Requests for such copies should be directed to T-3 Energy Services, Inc., 7135 Ardmore, Houston, Texas 77054, Attention: Corporate Secretary, telephone number: (713) 996-4110.

Prospectus

4,879,316 shares

T-3 Energy Services, Inc.

Common Stock

The selling stockholder identified in this prospectus, First Reserve Fund VIII, L.P., is offering 4,879,316 shares of our issued and outstanding common stock. Of these shares, 313,943 are issuable upon exercise of outstanding warrants. The selling stockholder may offer and sell these securities to or through one or more underwriters, broker-dealers and agents, or directly to purchasers, on a continued or delayed basis, at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at prices negotiated with purchasers. We will not receive any of the proceeds from the sale of shares by the selling stockholder under this prospectus.

Our common stock is traded on The Nasdaq Global Market under the symbol “TTES.” The last reported sale price of the common stock on The Nasdaq Global Market on January 25, 2007 was $18.59 per share.

See “ Risk Factors” beginning on page 4 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 9, 2007.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or Commission, using a “shelf registration” process. Under this shelf registration process, the selling stockholder may, from time to time, offer and sell up to 4,879,316 shares of our common stock, as described in this prospectus, in one or more offerings. This prospectus provides you with a general description of the securities the selling stockholder may offer. You should carefully read both this prospectus, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference,” before buying securities in this offering.

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the selling stockholder has authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by and should be read together with the more detailed information and financial statements included in or incorporated by reference into this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus before making an investment decision. When used in this prospectus, the terms “T-3 Energy Services,” “T-3,” “we,” “our” and “us” refer to T-3 Energy Services, Inc. and its consolidated subsidiaries, unless otherwise specified. Furthermore, you should carefully read “Risk Factors” for more information about important factors you should consider before making a decision to purchase our common stock in this offering.

T-3 ENERGY SERVICES

Overview

We design, manufacture, repair and service products used in the drilling and completion of new oil and gas wells, the workover of existing wells, and the production and transportation of oil and gas. Our products are used in both onshore and offshore applications throughout the world. Our customer base consists of leading drilling contractors, exploration and production companies and pipeline companies, including Nabors Drilling International, Grey Wolf Drilling, Diamond Offshore Drilling, Weatherford International, GlobalSantaFe, Marathon Petroleum Company and Exxon Mobil Corporation, among others.

We historically operated in three segments: pressure control, distribution and products. In mid-year 2003, we hired a new president and chief executive officer, Gus D. Halas, commenced an in-depth evaluation of our businesses and adopted a plan to position us for future growth. As part of the plan, we hired new senior operating management, and undertook an initiative to improve our manufacturing and engineering capabilities. In addition, we sold our products business in 2004 and our distribution business in 2005. We are now focused on our pressure control business, and in particular, upon products we design or manufacture, which we call “original equipment products.”

As of December 31, 2006, we had 17 manufacturing facilities strategically located throughout North America. We focus on providing our customers rapid response times for our products and services. In the last twelve months, we have experienced increased demand, and we intend to continue to expand our manufacturing capacity to meet our customers’ needs.

Since April 2003 through December 2006, we have introduced 42 new products, and plan to continue to focus on new product development. We believe that our original equipment products have gained market acceptance, resulting in greater sales to customers that use our products in both domestic and international operations.

Our pressure control business has three product lines: pressure and flow control, wellhead and pipeline. We offer original equipment products and aftermarket parts and services for each product line. Aftermarket parts and services include all remanufactured products and parts, and repair and field services.

Pressure and Flow Control. We design, manufacture and provide aftermarket parts and services for pressure and flow control products used in the drilling, completion, production and workover of onshore and offshore oil and gas wells. Our pressure and flow control products include blow-out preventers, or BOPs, BOP control systems, elastomer products, production, drilling and well service chokes, manifolds and control valves.

Wellhead. We design, manufacture and provide aftermarket parts and services for wellhead equipment used for onshore oil and gas production. Our wellhead products include wellheads, production chokes and production valves. Wellhead products are sold to oil and gas producers and are used during the drilling and completion phase of an oil or gas well and during the productive life of a well. Currently, our wellhead products and services are focused on product remanufacturing, installation and repair.

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Pipeline. We design, manufacture and provide aftermarket parts and services for a wide variety of valves primarily for onshore pipeline applications. Our pipeline products include a wide variety of valves for pipeline applications, including gate, ball, control and check valves. Our pipeline valves and related products are used in field or gathering systems and in interstate pipeline transmission systems. Currently, our pipeline products and services are focused on product remanufacturing, installation and repair.

Sale by First Reserve Fund VIII

We were capitalized by First Reserve Fund VIII, L.P., or First Reserve Fund VIII, in 2000. First Reserve Fund VIII is managed by First Reserve Corporation, or First Reserve, which is a private equity firm specializing in the energy industry. Prior to this offering, First Reserve beneficially owned approximately 44.3% of our outstanding common stock through First Reserve Fund VIII, which is the selling stockholder identified in this prospectus. Assuming the sale of all of the shares of common stock that the selling stockholder may offer and sell from time to time under this prospectus, First Reserve would no longer beneficially own any shares of our common stock.

Our Offices

Our principal executive offices are located at 7135 Ardmore, Houston, Texas 77054, and our telephone number is (713) 996-4110. Our website is www.t3energyservices.com. Information contained in our website does not constitute a part of this prospectus.

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The Offering

Common stock offered:

By us	No shares

By the selling stockholder	4,879,316 shares (1)

Common stock outstanding before and after the offering	10,762,016 shares (2)

Nasdaq Global Market symbol	“TTES”

Use of proceeds	We will not receive any of the proceeds from the sale of shares by the selling stockholder. See “Use of Proceeds.”

Risk factors	See “Risk Factors” beginning on page 4 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)	This number includes 313,943 shares issuable upon the exercise of outstanding warrants held by the selling stockholder.
(2)	The number of shares shown to be outstanding is based on the number of shares of our common stock outstanding as of December 31, 2006, and does not include (i) shares reserved for issuance upon the exercise of options granted or available under our stock incentive plan and (ii) warrants to purchase 327,862 shares of our common stock at an exercise price of $12.80 per share. As of December 31, 2006, we had outstanding options to purchase 834,711 shares of our common stock with a weighted average exercise price of $10.65 per share.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors described below, together with the other information included in, or incorporated by reference into, this prospectus before you decide to invest in the common stock. The risks described below are the material risks of which we are currently aware; however, they may not be the only risks that we may face. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also impair our business. If any of these risks develop into actual events, it could materially and adversely affect our business, financial condition, results of operations and cash flows, the trading price of your shares could decline and you may lose all or part of your investment.

Risks Related to Our Business

If we are unable to successfully manage our growth and implement our business plan, our results of operations will be adversely affected.

We experienced significant revenue growth in 2005 and 2006. To maintain our advantage of delivering original equipment products and providing aftermarket services more rapidly than our competitors, we plan to further expand our operations by adding new facilities, upgrading existing facilities and increasing manufacturing and repair capacity. We believe our future success depends in part on our ability to manage this expansion. The following factors could present difficulties for us:

•	inability to integrate operations between existing and new or expanded facilities;

•	lack of a sufficient number of qualified technical and operating personnel;

•	shortage of operating equipment and raw materials necessary to operate our expanded business; and

•	managing the increased costs associated with our expansion.

Our business depends on spending by the oil and gas industry, and this spending and our business may be adversely affected by industry conditions that are beyond our control.

We depend on our customers’ willingness to make operating and capital expenditures to explore for, develop and produce oil and gas. Industry conditions are influenced by numerous factors over which we have no control, such as:

•	the level of drilling activity;

•	the level of oil and gas production;

•	the demand for oil and gas related products;

•	domestic and worldwide economic conditions;

•	political instability in the Middle East and other oil producing regions;

•	the actions of the Organization of Petroleum Exporting Countries;

•	the price of foreign imports of oil and gas, including liquefied natural gas;

•	natural disasters or weather conditions, such as hurricanes;

•	technological advances affecting energy consumption;

•	the level of oil and gas inventories;

•	the cost of producing oil and gas;

•	the price and availability of alternative fuels;

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•	merger and divestiture activity among oil and gas producers; and

•	governmental regulation.

The volatility of the oil and gas industry and the consequent impact on drilling activity could reduce the level of drilling and workover activity by some of our customers. Any such reduction could cause a decline in the demand for our products and services.

A decline in or substantial volatility of oil and gas prices could adversely affect the demand and prices for our products and services.

The demand for our products and services is substantially influenced by current and anticipated oil and gas prices and the related level of drilling activity and general production spending in the areas in which we have operations. Volatility or weakness in oil and gas prices (or the perception that oil and gas prices will decrease) affects the spending patterns of our customers and may result in the drilling of fewer new wells or lower production spending for existing wells. This, in turn, could result in lower demand and prices for our products and services.

Historical prices for oil and gas have been volatile and are expected to continue to be volatile. For example, since 1999, oil prices have ranged from as low as approximately $10 per barrel (“Bbl”) to over $75 per Bbl. This volatility has in the past and may in the future adversely affect our business. A prolonged low level of activity in the oil and gas industry will adversely affect the demand for our products and services.

We rely on a few key employees whose absence or loss could disrupt our operations or be adverse to our business.

Many key responsibilities within our business have been assigned to a small number of employees. The loss of their services, particularly the loss of our Chairman, President and Chief Executive Officer, Gus D. Halas, and the managers of our wellhead and pipeline product lines, Alvin Dueitt and Jimmy Ray, respectively, could be adverse to our business. Although we have employment and non-competition agreements with Mr. Halas and some of our other key employees, as a practical matter, those agreements will not assure the retention of our employees, and we may not be able to enforce all of the provisions in any employment or non-competition agreement. In addition, we do not maintain “key person” life insurance policies on any of our employees. As a result, we are not insured against any losses resulting from the death or disability of our key employees.

Our industry has recently experienced shortages in the availability of qualified personnel. Any difficulty we experience replacing or adding qualified personnel could adversely affect our business.

Our operations require the services of employees having technical training and experience in our business. As a result, our operations depend on the continuing availability of such personnel. Shortages of qualified personnel are occurring in our industry. If we should suffer any material loss of personnel to competitors, or be unable to employ additional or replacement personnel with the requisite level of training and experience, our operations could be adversely affected. A significant increase in the wages paid by other employers could result in a reduction in our workforce, increases in wage rates, or both.

Shortages of raw materials may restrict our operations.

The forgings, castings and outsourced coating services necessary for us to make our products are in high demand from our competitors and from participants in other industries. There can be no assurance that we will be able to continue to purchase these raw materials on a timely basis or at acceptable prices. Shortages could result in increased prices that we may be unable to pass on to customers. In addition, during periods of shortages, delivery times may be substantially longer. Any significant delay in our obtaining raw materials would have a corresponding delay in the manufacturing and delivery of our products. Any such delay might jeopardize our relationships with our customers and result in a loss of future business.

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We intend to expand our business through strategic acquisitions. Our acquisition strategy exposes us to various risks, including those relating to difficulties in identifying suitable acquisition opportunities and integrating businesses and the potential for increased leverage or debt service requirements.

We have pursued and intend to continue to pursue strategic acquisitions of complementary assets and businesses. Acquisitions involve numerous risks, including:

•	unanticipated costs and exposure to unforeseen liabilities;

•	difficulty in integrating the operations and assets of the acquired businesses;

•	potential loss of key employees and customers of the acquired company;

•	our ability to properly establish and maintain effective internal controls over an acquired company; and

•	risk of entering markets in which we have limited prior experience.

Our failure to achieve consolidation savings, to incorporate the acquired businesses and assets into our existing operations successfully or to minimize any unforeseen operational difficulties could have an adverse effect on our business.

In addition, we may incur indebtedness to finance future acquisitions and also may issue equity securities in connection with such acquisitions. Debt service requirements could represent a burden on our results of operations and financial condition and the issuance of additional equity securities could be dilutive to our existing stockholders.

The oilfield service industry in which we operate is highly competitive, which may result in a loss of market share or a decrease in revenue or profit margins.

Our products and services are subject to competition from a number of similarly sized or larger businesses. Factors that affect competition include timely delivery of products and services, reputation, manufacturing capabilities, availability of plant capacity, price, performance and dependability. Any failure to adapt to a changing competitive environment may result in a loss of market share and a decrease in revenue and profit margins. In addition, many of our competitors have greater financial and other resources than we do, which may allow them to address these factors more effectively than we can.

If we do not develop and commercialize new competitive products, our revenue may decline.

To remain competitive in the market for pressure control products and services, we must continue to develop and commercialize new products. If we are not able to develop commercially competitive products in a timely manner in response to industry demands, our business and revenues will be adversely affected. Our future ability to develop new products depends on our ability to:

•	design and commercially produce products that meet the needs of our customers;

•	successfully market new products; and

•	protect our proprietary designs from our competitors.

We may encounter resource constraints or technical or other difficulties that could delay introduction of new products and services. Our competitors may introduce new products before we do and achieve a competitive advantage.

Additionally, the time and expense invested in product development may not result in commercial products or provide revenues. Moreover, we may experience operating losses after new products are introduced and commercialized because of high start-up costs, unexpected manufacturing costs or problems, or lack of demand.

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The cyclical nature of or a prolonged downturn in our industry could affect the carrying value of our goodwill.

Since 2003, we have incurred goodwill impairments related to continuing and discontinued operations totaling $29.5 million. As of September 30, 2006, we had approximately $71.1 million of goodwill. Our estimates of the value of our goodwill could be reduced as a result of various factors, some of which are beyond our control.

We may be faced with product liability claims.

Most of our products are used in hazardous drilling and production applications where an accident or a failure of a product can cause personal injury, loss of life, damage to property, equipment or the environment, or suspension of operations. Despite our quality assurance measures, defects may occur in our products. Any defects could give rise to liability for damages, including consequential damages, and could impair the market’s acceptance of our products. To mitigate our risk of liability for damages, we attempt to disclaim responsibility for consequential damages, but our disclaimers may not be effective. We carry product liability insurance as a part of our commercial general liability coverage of $1 million per occurrence with a $2 million general aggregate annual limit. Additional coverage may also be available under our umbrella policy. Our insurance may not adequately cover our costs arising from defects in our products or otherwise.

Liability to customers under warranties may materially and adversely affect our earnings.

We provide warranties as to the proper operation and conformance to specifications of the products we manufacture. Failure of our products to operate properly or to meet specifications may increase our costs by requiring additional engineering resources and services, replacement of parts and equipment or monetary reimbursement to a customer. We have in the past received warranty claims, and we expect to continue to receive them in the future. To the extent that we incur substantial warranty claims in any period, our reputation, our ability to obtain future business and our earnings could be adversely affected.

Uninsured or underinsured claims or litigation or an increase in our insurance premiums could adversely impact our results.

We maintain insurance to cover potential claims and losses, including claims for personal injury or death resulting from the use of our products. We carry comprehensive insurance, including business interruption insurance, subject to deductibles, at levels we believe are sufficient to cover existing and future claims. It is possible an unexpected judgment could be rendered against us in cases in which we could be uninsured or underinsured and beyond the amounts we currently have reserved or anticipate incurring. Significant increases in the cost of insurance and more restrictive coverage may have an adverse impact on our results of operations. In addition, we may not be able to maintain adequate insurance coverage at rates we believe are reasonable.

Our operations are subject to stringent environmental laws and regulations that may expose us to significant costs and liabilities.

Our operations in the U.S. and abroad are subject to stringent federal, state, provincial and local environmental laws and regulations governing the discharge of materials into the environment and environmental protection. These laws and regulations require us to acquire permits to conduct regulated activities, and to incur capital expenditures to limit or prevent releases of materials from our facilities, and to respond to liabilities for pollution resulting from our operations. Governmental authorities enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly actions. Failure to comply with these laws, regulations and permits may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, and the issuance of injunctions limiting or preventing some or all of our operations.

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There is inherent risk of incurring significant environmental costs and liabilities in our business. Joint and several, as well as strict, liability may be incurred in connection with discharges or releases of petroleum hydrocarbons and wastes on, under or from our properties and facilities, many of which have been used for industrial purposes for a number of years, oftentimes by third parties not under our control. Private parties who use our products and facilities where our petroleum hydrocarbons or wastes are taken for reclamation or disposal may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations and for personal injury or property damage. In addition, changes in environmental laws and regulations occur frequently, and any such changes that result in more stringent and costly requirements could have a material adverse effect on our business. We may not be able to recover some or any of these costs from insurance.

We will be subject to political, economic and other uncertainties as we expand our international operations.

We intend to continue our expansion into international oil and gas producing areas such as Mexico and Canada. Our international operations are subject to a number of risks inherent in any business operating in foreign countries including, but not limited to:

•	political, social and economic instability;

•	currency fluctuations; and

•	government regulation that is beyond our control.

Our operations have not yet been affected to any significant extent by such conditions or events, but as our international operations expand, the exposure to these risks will increase. To the extent we make investments in foreign facilities or receive revenues in currencies other than U.S. dollars, the value of our assets and our income could be adversely affected by fluctuations in the value of local currencies.

If we are unable to complete our assessment of the adequacy of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock.

Under Section 404 of the Sarbanes-Oxley Act of 2002, we will be required to include in each of our future annual reports on Form 10-K, beginning with our annual report for the fiscal year ended December 31, 2007, a report containing our management’s assessment of the effectiveness of our internal control over financial reporting and a related attestation of our independent auditors. We are currently undertaking a comprehensive effort in preparation for compliance with Section 404. This effort includes the documentation and evaluation of our internal controls under the direction of our management. We have been making various changes to our internal control over financial reporting as a result of our review efforts. To date, we have not identified any material weaknesses in our internal control over financial reporting, as defined by the Public Company Accounting Oversight Board. Due to the number of controls to be examined, the complexity of the project, as well as the subjectivity involved in determining effectiveness of controls, we cannot be certain that all our controls will be considered effective. Therefore, we can give no assurances that our internal control over financial reporting will satisfy the new regulatory requirements. If we are unable to successfully implement the requirements of Section 404, it will prevent our independent auditors from issuing an unqualified attestation report on a timely basis as required by Section 404. In that event, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock.

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Risks Related to Our Common Stock

The limited liquidity for our common stock could affect your ability to sell your shares at a satisfactory price.

Our common stock is relatively illiquid. As of December 31, 2006, we had 10,762,016 shares of common stock outstanding. On November 30, 2006, the selling stockholder sold 4,500,000 shares of our common stock. From November 30, 2006 through December 31, 2006, the average daily trading volume in our common stock was approximately 40,090 shares. A more active public market for our common stock, however, may not develop, which would continue to adversely affect the trading price and liquidity of our common stock. Moreover, a thin trading market for our stock causes the market price for our common stock to fluctuate significantly more than the stock market as a whole. Without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In addition, in the absence of an active public trading market, you may be unable to liquidate your investment in us at a satisfactory price.

The market price of our common stock may be volatile or may decline regardless of our operating performance.

The market price of our common stock has experienced, and may continue to experience, substantial volatility. During the twelve-month period ended December 31, 2006, the sale prices of our common stock on The Nasdaq Global Market has ranged from a low of $10.00 to a high of $28.10 per share. We expect our common stock to continue to be subject to fluctuations. Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Factors that could cause fluctuation in the stock price may include, among other things:

•	actual or anticipated variations in quarterly operating results;

•	announcements of technological advances by us or our competitors;

•	current events affecting the political and economic environment in the United States;

•	conditions or trends in our industry, including demand for our products and services, technological advances and governmental regulations;

•	litigation involving or affecting us;

•	changes in financial estimates by us or by any securities analysts who might cover our stock; and

•	additions or departures of our key personnel.

The realization of any of these risks and other factors beyond our control could cause the market price of our common stock to decline significantly. In particular, the market price of our common stock may be influenced by variations in oil and gas prices, because demand for our products and services is closely related to those prices.

Our largest stockholder is able to exercise significant influence over our company, and its interests may conflict with those of our other stockholders.

First Reserve Fund VIII, L.P., or First Reserve Fund VIII currently holds approximately 44.3% of our common stock. Assuming the sale of all of the shares of common stock that the selling stockholder may offer and sell from time to time under this prospectus, including shares underlying warrants held by the selling stockholder, First Reserve Fund VIII will no longer beneficially own any shares of our common stock. The selling stockholder may not be able to sell all the common stock offered hereby and accordingly may, for at least some period, continue to own at least a substantial portion of our common stock. As a result, First Reserve Corporation, because it controls First Reserve Fund VIII, may continue to exercise significant influence over matters requiring stockholder approval, including the election of directors, changes to our charter documents and significant corporate transactions. This concentration of ownership makes it unlikely that any other holder or group of holders of our common stock will be able to affect the way we are managed or the direction of our business. The

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interests of First Reserve with respect to matters potentially or actually involving or affecting us, such as future acquisitions, financings and other corporate opportunities and attempts to acquire us, may conflict with the interests of our other stockholders. First Reserve Fund VIII’s continued concentrated ownership may have the effect of delaying or preventing a change of control of us, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

We may incur increased costs as a result of no longer being a “controlled company.”

On November 30, 2006, First Reserve Fund VIII sold 4.5 million shares of our common stock. Prior to this sale, because First Reserve Fund VIII held in excess of 50% of our outstanding common stock, we were considered to be controlled by First Reserve Fund VIII under The Nasdaq Global Market rules and were, therefore, eligible for exemptions from provisions of those rules requiring that our board have a majority of independent directors, nominating and corporate governance and compensation committees composed entirely of independent directors and written charters addressing specified matters. As a result of First Reserve Fund VIII’s sale, which reduced First Reserve Fund VIII’s beneficial ownership of our common stock to under 50%, we ceased to be a controlled company within the meaning of The Nasdaq Global Market rules and we will be required to comply with these provisions after the specified transition periods. These rules and regulations may increase our legal and financial compliance costs and make activities more time consuming and costly. We are currently evaluating these new rules, and cannot predict or estimate the amount of additional costs, if any, we may incur or the timing of such costs.

One of our directors may have conflicts of interest because he is also an officer of First Reserve Corporation. The resolution of these conflicts of interest may not be in our or our stockholders’ best interests.

One of our directors, Joseph R. Edwards, is also an officer of First Reserve Corporation, which controls the general partner of First Reserve Fund VIII, our largest stockholder. Even though not constituting a majority of our board, this may create conflicts of interest because this director has responsibilities to First Reserve Fund VIII and its partners. His duties as an officer of First Reserve Corporation may conflict with his duties as our director regarding business dealings between First Reserve Corporation and us and other matters. The resolution of these conflicts may not always be in our or our stockholders’ best interests.

We renounced any interest in specified business opportunities, and First Reserve Fund VIII and its director designees on our board of directors generally will have no obligation to offer us those opportunities.

First Reserve Fund VIII has investments in other oilfield service companies that compete with us, and private equity funds managed by First Reserve Corporation and its affiliates, other than T-3, may invest in other such companies in the future. We refer to First Reserve Corporation, its other affiliates and its portfolio companies as the First Reserve group. Our certificate of incorporation provides that, so long as First Reserve Fund VIII, First Reserve Corporation and their respective affiliates continue to own at least an aggregate of 20% of our common stock, we renounce any interest in specified business opportunities. Our certificate of incorporation also provides that if an opportunity in the oilfield services industry is presented to a person who is a member of the First Reserve group, including any individual who also serves as First Reserve Fund VIII’s director designee of our company:

•	no member of the First Reserve group or any of those individuals will have any obligation to communicate or offer the opportunity to us; and

•	such entity or individual may pursue the opportunity as that entity or individual sees fit,

unless:

•	it was presented to a member of the First Reserve group in that person’s capacity as a director or officer of T-3; or

•	the opportunity was identified solely through the disclosure of information by or on behalf of T-3.

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These provisions of our certificate of incorporation may be amended only by an affirmative vote of holders of at least 80% of our outstanding common stock. As a result of these charter provisions, our future competitive position and growth potential could be adversely affected.

Our ability to issue preferred stock could adversely affect the rights of holders of our common stock.

Our certificate of incorporation authorizes us to issue up to 5,000,000 shares of preferred stock in one or more series on terms that may be determined at the time of issuance by our board of directors. Accordingly, we may issue shares of any series of preferred stock that would rank senior to the common stock as to voting or dividend rights or rights upon our liquidation, dissolution or winding up.

Certain provisions in our charter documents have anti-takeover effects.

Certain provisions of our certificate of incorporation and bylaws may have the effect of delaying, deferring or preventing a change in control of us. Such provisions, including those regulating the nomination and election of directors and limiting who may call special stockholders’ meetings, together with the possible issuance of our preferred stock without stockholder approval, may make it more difficult for other persons, without the approval of our board of directors, to make a tender offer or otherwise acquire substantial amounts of our common stock or to launch other takeover attempts that a stockholder might consider to be in such stockholder’s best interest.

Because we have no plans to pay any dividends for the foreseeable future, investors must look solely to stock appreciation for a return on their investment in us.

We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings to support our operations and growth. Any payment of cash dividends in the future will be dependent on the amount of funds legally available, our earnings, financial condition, capital requirements and other factors that our board of directors may deem relevant. Additionally, our senior credit facility restricts the payment of dividends. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference into this prospectus, our filings with the Commission and our public releases, including, but not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management, assumptions regarding our future performance and plans, and any financial guidance provided therein are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933, or the Securities Act, and Section 21E(i) of the Securities Exchange Act of 1934, or the Exchange Act. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “expect” and similar expressions identify these forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those discussed in the section entitled “Risk Factors” included in this prospectus and elsewhere in or incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and our subsequent Commission filings.

These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control.

Although we believe our estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. Our assumptions about future events may prove to be inaccurate. We caution you that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure you that those statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the section entitled “Risk Factors” included in this prospectus and elsewhere in or incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and our subsequent Commission filings. All forward-looking statements speak only as of the date of this prospectus. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling stockholder pursuant to this prospectus.

SELLING STOCKHOLDER

The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. See “Plan of Distribution.” All of the information contained in the table below is based upon information provided to us by the selling stockholder as of December 31, 2006. We have not independently verified this information. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that the selling stockholder may offer and sell from time to time under this prospectus. The selling stockholder may sell some, all or none of its shares. Further, the selling stockholder may have sold, transferred or otherwise disposed of some or all of the common stock it owns since the date on which the information is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Accordingly, the specific ownership of the selling stockholder may vary at any given time.

Selling Stockholder	Number of Shares Owned and to be Owned Prior to Offering	Number of Shares Being Offered	Number of Shares Owned After Offering	Percentage of Shares Owned After Completion of Offering (1)
First Reserve Fund VIII, L.P. (2) One Lafayette Place Greenwich, CT 06830	4,919,316	4,879,316	40,000	*

*	Less than 1%.
(1)	The percentage of shares beneficially owned is based on 10,762,016 shares of common stock outstanding as of December 31, 2006.
(2)	Consists of 4,565,373 shares of common stock held directly by First Reserve Fund VIII, an exercisable warrant to purchase 313,943 shares of common stock, and 40,000 vested shares of common stock in underlying stock options issued to Ben A. Guill (20,000 shares) and Joseph R. Edwards (20,000 shares). First Reserve is the general partner of First Reserve GP VIII, L.P., which in turn is the general partner of First Reserve Fund VIII. Ben A. Guill, William E. Macaulay and John A. Hill, are the members of the Board of Directors of First Reserve. The executive officers of First Reserve are Mr. Macaulay—chairman, chief executive officer and managing director; Mr. Guill—president and managing director; Mr. Hill—vice chairman and managing director; J.W.G. Honeybourne—managing director; Thomas J. Sikorski—managing director; Alex T. Krueger—managing director; Kenneth W. Moore—managing director; Cathleen M. Ellsworth—managing director; Mark A. McComiskey—managing director; Alan G. Schwartz—Managing Director; Jennifer C. Zarrilli—treasurer and chief financial officer; Anne E. Gold—chief administrative officer, general counsel secretary and assistant treasurer; Craig M. Jarchow—director; J. Hardy Murchison—director; Timothy H. Day—director; Francesco Giuliani—director; Neil J. Hartley—director; Glenn J. Payne—director; and Joseph R. Edwards—director. Each of Rahman P. D’Argenio, Brian K. Lee, Timothy K. O’Keeffe, Jeffery K. Quake and Joshua R. Weiner is a vice president of First Reserve. Each of Bing Feng Leng, Avik Dey, Dod E. Wales and Daniel S. Rice is an assistant vice president of First Reserve. Each of Mathew S. Raben an Joel C. Lambert is an associate general counsel and assistant secretary of First Reserve. Kristin A. Custar a director of investor relations of First Reserve. Valerie A. Thomason is assistant treasurer and assistant secretary of First Reserve. Damien T.J. Harris is assistant controller of First Reserve. Each of these individuals disclaim beneficial ownership of the shares held by First Reserve Fund VIII. First Reserve Fund VIII may be deemed to share dispositive and voting control over the underlying options issued to Messrs. Guill and Edwards.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling stockholder and will not receive any of the proceeds from the sale of the common stock by the selling stockholder pursuant to this prospectus. The aggregate proceeds to the selling stockholder from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. The selling stockholder reserves the right to accept and, together with its agents, to reject, any proposed purchase of common stock to be made directly or through agents.

The common stock may be sold from time to time to purchasers:

•	directly by the selling stockholder and its successors, which includes its transferees, pledgees or donees or its successors; or

•

through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers of the common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling stockholder and any underwriters, broker-dealers or agents who participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the common stock by the selling stockholder and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts, and any “underwriters” within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If the selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities, including, without limitation, liabilities under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the common stock is sold through underwriters, broker-dealers or agents, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The selling stockholder may agree to indemnify any underwriter, agent or broker dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing and exercise of options, whether such options are listed on an options exchange or otherwise;

•	through the settlement of short sales;

•	any other methods permitted under applicable law; or

•	a combination of these methods of sale.

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These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of the common stock in the course of hedging their positions. The selling stockholder may also make short sales of the common stock and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell the common stock.

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the common stock.

At the time a particular offering is made, if required, a prospectus supplement will be distributed, which will set forth the name of the selling stockholder, the aggregate amount and type of securities being offered, the price at which the securities are being sold and other material terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed to paid broker-dealers.

We cannot be certain that the selling stockholder will sell any or all of the common stock pursuant to this prospectus. Further, we cannot assure you that the selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling stockholder and any other person participating in the sale of the common stock will be subject to the Exchange Act. Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of up to five business days prior to the commencement of the distribution. In addition, the Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholder and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

The maximum commission or discount to be received by any member of the National Association of Securities Dealers, Inc. or independent broker/dealer will not be greater than 8% for the sale of any securities being registered pursuant to Commission Rule 415.

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LEGAL MATTERS

Various legal matters, including the validity of the common stock offered pursuant to this prospectus, will be passed on for us by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of T-3 Energy Services, Inc. appearing in T-3 Energy Services, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the shares offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information contained in the registration statement. For further information about us and the common stock to be sold in this offering, you can read the registration statement and the exhibits and financial statements, notes and schedules filed with the registration statement. The statements contained in this prospectus about the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement or other document, each statement being qualified in all respects by that reference.

We are currently subject to the information reporting requirements of the Exchange Act and, in accordance with those requirements, we file periodic reports, proxy and information statements with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s website at www.sec.gov. Our Commission filings are also available at our website at www.t3energyservices.com. You may also read and copy any document we file at the Commission’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Information contained in our website or any other website is not incorporated by reference into this prospectus, and you should not consider information contained in our website or any other website as part of this prospectus.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, which have previously been filed by us with the Commission under the Exchange Act (File No. 000-19580), are incorporated herein by reference:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2005;

•	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•

Our current reports on Form 8-K filed on January 17, 2006 (two reports filed on the same date), January 18, 2006, January 20, 2006, March 9, 2006, May 3, 2006, May 11, 2006, May 31, 2006, June 5, 2006, July 24, 2006, October 30, 2006, December 1, 2006 and January 5, 2007 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current report on Form 8-K); and

•	The description of our common stock contained in our current report on Form 8-K filed on November 12, 2002.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates documents by reference that are not delivered herewith. Copies of these documents, other than the exhibits thereto (unless such exhibits are specifically incorporated by reference in such documents), are available upon written or oral request, at no charge, from us. Requests for such copies should be directed to T-3 Energy Services, Inc., 7135 Ardmore, Houston, Texas 77054, Attention: Corporate Secretary, telephone number: (713) 996-4110.

17

5,112,500 shares

Common Stock

PROSPECTUS SUPPLEMENT

                    , 2007

Bear, Stearns & Co. Inc.

Simmons & Company

International

Pritchard Capital Partners, LLC